     As filed with the Securities and Exchange Commission on March 2, 1998
                                                     Registration No. 333-44479

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ---------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ---------------------

                         THE MULTICARE COMPANIES, INC.
            (Exact name of registrant as specified in its charter)




             Delaware                            8051                     22-3152527
---------------------------------   ------------------------------   --------------------
 (State or other jurisdiction of     (Primary standard industrial      (I.R.S. employer
  incorporation or organization)      classification code number)     identification no.)

                             433 HACKENSACK AVENUE
                             HACKENSACK, NJ 07601
                                (201) 488-8818
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

                               Michael R. Walker
                            Chief Executive Officer
                         THE MULTICARE COMPANIES, INC.
                             148 West State Street
                           Kennett Square, PA 19348
                                 (610) 444-6350
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   Copy to:

                          Richard J. McMahon, Esquire
                       Blank Rome Comisky & McCauley LLP
                               One Logan Square
                       Philadelphia, Pennsylvania 19103
                                 (215) 569-5500
                             ---------------------

===============================================================================

PROSPECTUS

                         THE MULTICARE COMPANIES, INC.
         Offer to Exchange its 9% Senior Subordinated Notes due 2007,
              which have been registered under the Securities Act
            of 1933, as amended, for any and all of its outstanding
                    9% Senior Subordinated Notes due 2007.

            The Exchange Offer will expire at 5:00 p.m., New York
                City time, on March 30, 1998, unless extended.

     The Multicare Companies, Inc. a Delaware corporation ("Multicare" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9% Senior Subordinated Notes due 2007 (the "Existing Notes"), of which $250,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Existing Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Existing Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated as of August 11, 1997 (the "Indenture"), between the Company and PNC Bank, National Association, as trustee (the "Trustee"), which also governs the Existing Notes. The Exchange Notes and the Existing Notes are sometimes referred to herein collectively as the "Notes." See "Exchange Offer" and "Description of Exchange Notes."

     Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") with Genesis ElderCare Corp. and Genesis ElderCare Acquisition Corp. ("Acquisition Corp."), on October 10, 1997 (the "Merger Closing Date"), Acquisition Corp. was merged with and into the Company (the "Merger") and the Company continued as the surviving corporation and became a subsidiary of Genesis ElderCare Corp. The Existing Notes were issued by Acquisition Corp. as part of the financings to consummate the Merger and, thereupon, became obligations of the Company.

     The Company will accept for exchange any and all Existing Notes duly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on March 30, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Existing Notes were sold by the Company's predecessor on August 11, 1997 to the Placement Agents (as defined herein) in transactions not registered under the Securities Act in reliance upon an exemption from registration under the Securities Act (the "Offering"). The Placement Agents subsequently resold the Existing Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined herein) entered into by the Company in connection with the Offering. See "Exchange Offer."

     Under existing interpretations of the staff of the Securities and Exchange Commission (the "Commission") contained in several no-action letters to third parties, the Exchange Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on such interpretations of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Exchange Offer" and "--Resale of the Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

     Holders of Existing Notes not tendered and accepted in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Holders of Existing Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "Exchange Offer."

     The Existing Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. There has not previously been any public market for the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system other than the Luxembourg Stock Exchange. There can be no assurance that an active market for the Exchange Notes will develop. Morgan Stanley Dean Witter, Montgomery Securities and First Union Capital Markets Corp. (the "Placement Agents") have informed the Company that they currently intend to make a market in the Exchange Notes, but are not obligated to do so and any such market making may be discontinued at any time without notice. The Placement Agents may act as principal or as agent in such transactions. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. See "Risk Factors -- Absence of Public Market." Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.

                                --------------

 See "Risk Factors" on page 14 herein for a description of certain risks to be considered by holders who tender their Existing Notes in the Exchange Offer.

                                --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSIONER OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 2, 1998.

                        CAUTIONARY STATEMENT REGARDING
                           FORWARD LOOKING STATEMENTS

     Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" such as statements concerning Medicare and Medicaid programs and the Company's ability to meet its liquidity needs and control costs and expected future capital expenditure requirements; expected effects of the Transactions; certain statements contained in "Business" such as statements concerning strategy, government regulation and Medicare and Medicaid programs; certain statements in the Pro Forma Condensed Consolidated Financial Information, such as certain of the pro forma adjustments; and other statements contained herein regarding matters that are not historical facts are forward looking statements within the meaning of the Securities Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors", including the following: the occurrence of changes in the mix of payment sources utilized by the Company's patients to pay for the Company's services; the adoption of cost containment measures by private pay sources and efforts by governmental reimbursement sources to impose cost containment measures; changes in the United States healthcare system and other changes in applicable government regulations that might affect the Company's profitability; the Company's continued ability to operate in a heavily regulated environment and to satisfy regulatory authorities; the Company's ability to staff its facilities appropriately with qualified healthcare personnel and to maintain a satisfactory relationship with labor unions; the level of competition in the Company's industry; the continued availability of insurance for the inherent risks of liability in the healthcare industry; price increases in pharmaceuticals, durable medical equipment and other items; the Company's reputation for delivering high-quality care and its ability to attract and retain patients; the ability of Genesis Health Ventures, Inc. ("Genesis") to develop the clinical and healthcare management information system to be used by the Company; and changes in general economic conditions.

                                    SUMMARY

     The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, unless the context otherwise requires, "Multicare" or the "Company" refers to The Multicare Companies, Inc. and its subsidiaries.


                                  THE COMPANY

     Multicare is a leading provider of high quality eldercare and specialty medical services in selected geographic regions. Multicare's eldercare services include skilled nursing care, assisted living, Alzheimer's care and related support activities traditionally provided in eldercare facilities. The Company's specialty medical services consist of (i) sub-acute care such as ventilator care, intravenous therapy and various forms of coma, pain and wound management and (ii) rehabilitation therapies such as occupational, physical and speech therapy and stroke and orthopedic rehabilitation. The Company also provides management services to 51 facilities and consulting services to 14 facilities.

     As of September 30, 1997, Multicare operated 155 eldercare facilities, 11 assisted living facilities and two outpatient rehabilitation centers (90 owned, 27 leased and 51 managed) in Connecticut, Illinois, Massachusetts, New Jersey, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia and Wisconsin with 17,615 beds.


                               THE TRANSACTIONS


The Tender Offer and Merger

     On June 16, 1997, Genesis ElderCare Corp., Acquisition Corp. and Multicare entered into the Merger Agreement whereby Acquisition Corp. agreed to make a tender offer (the "Tender Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Multicare at a purchase price of $28.00 per Share. The Tender Offer was consummated on October 9, 1997. Acquisition Corp. was merged with and into the Company on the Merger Closing Date. Following the Merger, the Company continued as the surviving corporation and became a subsidiary of Genesis ElderCare Corp. Genesis ElderCare Corp. is owned by Genesis, The Cypress Group L.L.C. (together with its affiliates, "Cypress"), TPG Partners II, L.P. (together with its affiliates, "TPG") and Nazem, Inc. (together with its affiliates "Nazem"). The Company and Genesis also entered into a management agreement (the "Management Agreement") pursuant to which Genesis manages the Company's operations.


Therapy and Pharmacy Sale

     Concurrently with the consummation of the Merger, the Company sold its contract therapy business (the "Therapy Sale") to Genesis for approximately $20.0 million in after-tax proceeds. Concurrently with the consummation of the Merger, the Company entered into a contract to sell its pharmacy business to Genesis for approximately $50.0 million in after-tax proceeds (the "Pharmacy Sale"). The Company expects the Pharmacy Sale to close in the first calendar quarter of 1998.


The Financings

     The Notes were issued by Acquisition Corp. as part of the financings to consummate the Tender Offer and the Merger and, upon consummation of the Merger, became direct obligations of the Company. The balance of the proceeds necessary to consummate the Tender Offer and the Merger were obtained from (i) borrowings under certain credit facilities (collectively, the "Credit Facility") provided by a group of banks simultaneously with the consummation of the Tender Offer, (ii) equity contributions by Genesis ElderCare Corp. from the sale by Genesis ElderCare Corp. of its common stock to each of Genesis, Cypress, TPG and Nazem (the "Equity Contributions") and (iii) proceeds from the Therapy Sale and Pharmacy Sale.

     The Tender Offer, the Merger (including the Debt Conversion (as defined)), the Offering and the use of proceeds therefrom, the borrowings under the Credit Facility and the use of proceeds therefrom, the Equity Contributions and the use of proceeds therefrom, the Management Agreement, the Therapy Sale and the Pharmacy Sale and the use of proceeds therefrom are hereinafter collectively referred to as the "Transactions."

     The following table sets forth the estimated sources and uses of funds in connection with the Transactions:

                                                Amount                                                 Amount
            Sources of Funds                (in millions)               Uses of Funds               (in millions)
----------------------------------------   ---------------   -----------------------------------   --------------
Credit Facility (1)(2)(3) ..............   $  424.4          Tender Offer and Merger
Notes (4) ..............................      248.6           Consideration ....................   $1,037.0
Equity Contributions ...................      745.0          Refinance Debt (3)(5) .............      381.0
Therapy Sale Proceeds ..................       24.0          Severance/Other Payments ..........       19.0
Pharmacy Sale Proceeds (2) .............       50.0          Transaction Fees and Expenses (6)..       55.0
                                           ---------                                               ---------
  Total ................................   $1,492.0            Total ...........................   $1,492.0
                                           =========                                               =========

-------------
(1) Excludes approximately $106.0 million that will be available to the Company under a revolving credit facility upon the consummation of the Transactions.

(2) Because the Pharmacy Sale was not consummated concurrently with the Merger, the Company borrowed an additional $50.0 million under the Credit Facility until the consummation of the Pharmacy Sale. The Company expects the Pharmacy Sale to close in the first calendar quarter of 1998.

(3) As of October 9, 1997, the Company had $309.3 million outstanding under its bank credit facility.

(4) Notes are net of original debt discount of $1.4 million.

(5) Includes repayment of a $54.0 million lease financing facility.


(6) Includes underwriting discounts and commissions in connection with the Offering and fees and expenses of approximately $12 million payable equally to Genesis, Cypress and TPG in connection with the Transactions.



Put/Call Agreement

     Pursuant to an agreement (the "Put/Call Agreement") entered into by Genesis, Cypress, TPG and Nazem in connection with the Tender Offer and Merger, among other things, (i) Genesis has an option (the "Call"), exercisable from and after the fourth anniversary of the Merger Closing Date for a period of 270 days, to purchase the shares of common stock of Genesis ElderCare Corp. held by Cypress, TPG and Nazem and (ii) Cypress, TPG and Nazem have an option (the "Put"), exercisable from and after the fifth anniversary of the Merger Closing Date until the sixth anniversary of the Merger Closing Date, to sell their shares of common stock of Genesis ElderCare Corp. to Genesis. The option price in either case will be derived from a formula that calculates the equity value attributable to Cypress' and TPG's Genesis ElderCare Corp. common stock based upon a multiple of Genesis ElderCare Corp.'s EBITDAR. The multiple to be applied to EBITDAR will depend on whether the Call or the Put is being exercised. See "Management -- Certain Agreements."


Put/Call Agreement

     Pursuant to an agreement (the "Put/Call Agreement") entered into by Genesis, Cypress, TPG and Nazem in connection with the Tender Offer and Merger, among other things, (i) Genesis has an option (the "Call"), exercisable from and after the fourth anniversary of the Merger Closing Date for a period of 270 days, to purchase the shares of common stock of Genesis ElderCare Corp. held by Cypress, TPG and Nazem and (ii) Cypress, TPG and Nazem have an option (the "Put"), exercisable from and after the fifth anniversary of the Merger Closing Date until the sixth anniversary of the Merger Closing Date, to sell their shares of common stock of Genesis ElderCare Corp. to Genesis. The option price in either case will be derived from a formula that calculates the equity value attributable to Cypress' and TPG's Genesis ElderCare Corp. common stock based upon a multiple of Genesis ElderCare Corp.'s EBITDAR. The multiple to be applied to EBITDAR will depend on whether the Call or the Put is being exercised. See "Management -- Certain Agreements."

                                 THE OFFERING

Notes....................   The Existing Notes were sold by Acquisition Corp.
                            on August 11, 1997 to the Placement Agents pursuant to a Placement Agreement, dated as of August 4, 1997
                            (the "Placement Agreement"). The Placement Agents subsequently resold the Existing Notes in the United
                            States to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights
 Agreement................  Pursuant to the Placement Agreement, the Company and
                            the Placement Agents entered into a Registration Rights Agreement, dated August 11, 1997 (the "Registration Rights Agreement"), which grants the holders of the Existing Notes certain exchange and registration rights. The Exchange Offer is being made pursuant to the Registration Rights Agreement and such exchange rights terminate upon the consummation of the Exchange Offer.

                              The Exchange Offer

Securities Offered.......   $250,000,000 aggregate principal amount of 9%
                            Senior Notes due 2007 (the "Exchange Notes").

The Exchange Offer.......   $1,000 principal amount of the Exchange Notes in
                            exchange for each $1,000 principal amount of Existing Notes. As of the date hereof, $250,000,000 aggregate principal amount of Existing Notes are outstanding. The Company will issue the Exchange
                            Notes on or promptly after the Expiration Date.

                            Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on such interpretations of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

                            Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

                            Any holder who tenders in the Exchange Offer with the intention to participate or for the purpose of participating in a distribution of the Exchange Notes cannot rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date..........   5:00 p.m., New York City time, on March 30, 1998,
                            unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term
                            "Expiration Date" means that latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
 Exchange Notes and
 Existing Notes..........   Interest on each Exchange Note will accrue from
                            the latest date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing
                            Notes, from the date of original issuance of such Note. No interest will be paid on the Existing
                            Notes accepted for exchange, and holders of Existing Notes whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Existing Notes accrued up to the date of the issuance of the Exchange Notes. See
                            "Exchange Offer -- Interest on the Exchange
                            Notes."

Conditions to the Exchange
 Offer...................   The Exchange Offer is subject to certain customary
                            conditions, which may be waived by the Company. See
                            "Exchange Offer -- Conditions."

Procedures for Tendering
 Existing Notes..........   Each holder of Existing Notes wishing to accept
                            the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile thereof, together with the Existing Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of such Existing Notes pursuant to the procedures for book-entry transfer as provided herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange
                            Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "Exchange Offer
                            -- Purpose and Effect of the Exchange Offer" and "--
                            Procedures for Tending." Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing
                            Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Untendered Notes.........   Following the consummation of the Exchange Offer,
                            holders of Existing Notes eligible to participate but who do not tender their Existing Notes will not have any further registration rights and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected.

Consequences of Failure to
 Exchange................   The Existing Notes that are not exchanged pursuant
                            to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Existing
                            Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption from registration under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Regulation S under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See
                            "Exchange Offer -- Consequences of Failure to
                            Exchange."

Shelf Registration
 Statement................  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated by March 31, 1998, or if any holder of the Existing Notes (other than the Placement Agents) is not eligible to participate in the Exchange Offer, the Company will, at its cost, use its best efforts to (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Existing Notes, (b) cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep continuously effective the Shelf Registration Statement until the second anniversary of the Closing Date (as defined in the Placement Agreement) or until such shorter period when all the Existing Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for resale pursuant to Rule 144 under the Securities Act without volume

Special Procedures for
 Beneficial Owners........  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures...............  Holders of Existing Notes who wish to tender their
                            Existing Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Existing Notes according to the guaranteed delivered procedures set forth in "Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights........   Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date.
                            See "Exchange Offer -- Withdrawal of Tenders"

Acceptance of Notes and
 Delivery of
  Exchange Notes..........  The Company will accept for exchange any and all
                            Existing Notes which are duly tendered in the Exchange Offer and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "Exchange Offer -- Terms of the Exchange Offer.

Certain Tax
 Consequences.............  The exchange pursuant to the Exchange Offer should not be a taxable event for Federal income tax purposes. See "Tax Considerations."

Use of Proceeds..........   There will be no cash proceeds to the Company from
                            the exchange pursuant to the Exchange Offer. See
                            "Use of Proceeds."

Exchange Agent...........   PNC Bank, National Association.


                              The Exchange Notes

General..................   The form and terms of the Exchange Notes are the
                            same as the form and terms of the Existing Notes
                            (which they replace) except that (i) the Exchange
                            Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) the Exchange Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights
                            Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

Issuer...................   The Multicare Companies, Inc.

Maturity.................   August 1, 2007.

Interest.................   Payable semi-annually in cash, on February 1 and
                            August 1, commencing on August 1, 1998.

Optional Redemption......   The Notes are redeemable at the option of the
                            Company, in whole or in part, at any time on or after August 1, 2002, initially at 104.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after August 1, 2004. See
                            "Description of the Notes -- Optional Redemption."

Change in Control........   Upon a Change in Control (as defined herein), the
                            Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. Consummation of a transaction pursuant to the Put/Call Agreement will not constitute a Change in Control. See "Description of the Notes --
                            Repurchase of Notes upon a Change in Control."


Ranking..................   The Notes are unsecured, general obligations of
                            the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the Credit
                            Facility. The Notes rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. In addition, the Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At December 31, 1997, on a pro forma basis after giving effect to the Pharmacy Sale, the Company (excluding its subsidiaries) would have had approximately $721.4 million of indebtedness outstanding, of which $472.8 million would have been Senior Indebtedness, and the Company's subsidiaries, on the same pro forma basis, would have had approximately $111.7 million of liabilities
                            (excluding guarantees of the Company's
                            indebtedness). See "Risk Factors -- Substantial
                            Leverage" and "--Subordination of the Notes" and "Description of the Notes -- Subordination."

Certain Covenants........   The Indenture contains certain covenants,
                            including, among others, covenants limiting the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of dividend and other restrictions affecting subsidiaries, transactions with affiliates, asset sales and certain mergers and consolidations.
                            However, these limitations will be subject to a number of important qualifications and exceptions.
                            See "Description of the Notes -- Certain Covenants."

Use of Proceeds..........   The net proceeds of the Offering, together with
                            the Equity Contributions, borrowings under the Credit Facility and the proceeds of the Therapy Sale and Pharmacy Sale, were used to purchase the Shares pursuant to the Tender Offer and the Merger; to refinance certain indebtedness of the Company; to make certain cash payments to employees of the Company in accordance with the Merger Agreement and certain noncompetition and consulting agreements;
                            and to pay fees and expenses related to the Transactions.

Book-Entry; Delivery
 and Form................   Notes will be represented by one or more permanent
                            global Notes in definitive, fully registered form, deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

Listings and Trading.....   Application has been made to list the Notes on the
                            Luxembourg Stock Exchange. The Notes have been designated eligible for trading in the PORTAL market. The Notes are a new issue of securities for which there is no existing trading market. There can be no assurance regarding the future development of a market for the Notes or the liquidity of any such market. See "Risk Factors -- Absence of a Public
                            Market for the Notes; Volatility" and "Transfer
                            Restrictions."

Governing Law............   The Indenture and the Notes are governed by, and
                            construed in accordance with, the laws of the State of New York.

Trustee, Paying Agent and
 Registrar...............   PNC Bank, National Association.

Paying Agent, Transfer
 Agent and Listing Agent
 in Luxembourg...........   Banque Internationale a Luxembourg S.A.


                           Exchange Offer Procedures

     Issuance of Exchange Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Existing Notes desiring to tender such Existing Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "-- Consequences of the Exchange Offer on Non-Tendering Holders of the Existing Notes."


Consequences of the Exchange Offer on Non-Tendering Holders of the
                                Existing Notes

     The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Existing Notes. Consequently, following completion of the Exchange Offer, holders of Existing Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Existing Notes.


                                 RISK FACTORS

     Prospective investors should consider carefully certain matters relating to the Company, its business and an investment in the Notes. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary of historical operations and balance sheet data presented below for, and as of, each of the calendar years in the four-year period ended December 31, 1996 and the fiscal year ended September 30, 1997 have been derived from the Consolidated Financial Statements of Multicare, including the notes thereto. The summary of historical operations and balance sheet data for, and as of, the nine month period ended September 30, 1996 and the three month period ended December 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of Multicare which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of such data. The results for the three month period ended December 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Multicare, including the notes thereto, appearing elsewhere in this Prospectus.

                                                              Years Ended December 31,
                                             ----------------------------------------------------------
                                                  1993           1994           1995           1996
                                             -------------  -------------  -------------  -------------
                                                                 Predecessor Company
                                             ----------------------------------------------------------
Summary of Operations Data:
Net revenues ..............................    $ 162,384      $ 262,416      $ 353,048      $ 532,230
Management fee expense ....................           --             --             --             --
Income from operations before
 depreciation, amortization, lease
 expense, interest, taxes and
 extraordinary items ("EBITDAR")
 (1) ......................................       32,227         52,543         70,220        105,925
Depreciation and amortization .............        6,292          9,358         13,171         22,344
Lease expense .............................          862          2,823          5,039         12,110
Interest expense, net .....................       13,229         12,866         16,065         25,164
Income before extraordinary item (2).......        7,117         17,042         22,147         28,737
Net income ................................    $   3,254      $  15,422      $  18,425      $  25,910
                                               =========      =========      =========      =========
Other Financial Data
EBITDA (3) ................................    $  31,365      $  49,720      $  65,181      $  93,815
Ratio of EBITDA to interest expense,
 net ......................................          2.4x           3.9x           4.1x           3.7x
Ratio of EBITDAR to interest
 expense, net, plus lease expense .........          2.3x           3.3x           3.3x           2.8x
Ratio of earnings to fixed charges (4).....          1.9x           2.9x           2.9x           2.5x
Capital expenditures ......................    $  18,730      $  31,785      $  39,917      $  64,215
Operating Data:
Average number of licensed beds ...........        4,241          6,006          6,861         11,620
Occupancy .................................         90.4%          92.2%          91.7%          91.3%
Payor mix:
 Quality mix (5) ..........................         56.0%          62.5%          66.3%          64.5%
 Medicaid .................................         44.0%          37.5%          33.7%          35.5%
Balance Sheet Data (at period end):
Working capital ...........................    $  15,158      $  34,005      $  55,542      $  39,327
Total assets ..............................      162,255        308,755        470,958        761,667
Long-term debt, including current por-
 tion .....................................      106,137        156,878        283,082        429,168
Stockholders' equity ......................    $  32,591      $ 100,105      $ 113,895      $ 207,935

                                                  Nine Months Ended            Three Months Ended
                                                    September 30,                 December 31,
                                             ----------------------------  ---------------------------
                                                  1996           1997          1996           1997
                                             -------------  -------------  ------------  -------------
                                                         Predecessor Company
                                             ------------------------------------------
Summary of Operations Data:
Net revenues ..............................    $ 386,890      $ 533,952     $ 145,340     $   185,778
Management fee expense ....................           --             --            --          11,645
Income from operations before
 depreciation, amortization, lease
 expense, interest, taxes and
 extraordinary items ("EBITDAR")
 (1) ......................................       76,769        102,576        29,156          32,790
Depreciation and amortization .............       16,048         21,620         6,296          11,784
Lease expense .............................        8,874         12,693         3,236           3,443
Interest expense, net .....................       18,947         21,640         6,217          14,718
Income before extraordinary item (2).......       20,395         28,751         8,342           1,358
Net income ................................    $  18,914      $  27,878     $   6,996     $     1,358
                                               =========      =========     =========     ===========
Other Financial Data
EBITDA (3) ................................    $  67,895      $  89,883     $  25,920     $    29,347
Ratio of EBITDA to interest expense,
 net ......................................          3.6x           4.1x          4.2x            2.0x
Ratio of EBITDAR to interest
 expense, net, plus lease expense .........          2.8x           3.0x          3.1x            1.8x
Ratio of earnings to fixed charges (4).....          2.8x           2.8x          2.8x            1.2x
Capital expenditures ......................    $  49,510      $  39,301     $  14,925     $    11,391
Operating Data:
Average number of licensed beds ...........       11,168         16,224        12,961          17,621
Occupancy .................................         91.7%          90.4%         90.3%           92.1%
Payor mix:
 Quality mix (5) ..........................         64.3%          67.3%         65.3%           66.7%
 Medicaid .................................         35.7%          32.7%         34.7%           33.3%
Balance Sheet Data (at period end):
Working capital ...........................    $  69,135      $  51,822     $  39,327     $    38,724
Total assets ..............................      659,096        823,133       761,667       1,721,848
Long-term debt, including current por-
 tion .....................................      427,983        424,046       429,168         771,407
Stockholders' equity ......................    $ 138,632      $ 263,174     $ 207,935     $   746,358

-------------
(1) EBITDAR represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items (net of tax benefit), debenture conversion expense and lease expense. EBITDAR should not be considered an alternative measure of Multicare's net income, operating performance, cash flow or liquidity. It is included herein to provide additional information related to Multicare's ability to service debt.
(2) Multicare incurred extraordinary charges relating to early extinguishment of debt.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items (net of tax benefit) and debenture conversion expense. EBITDA should not be considered an alternative measure of Multicare's net income, operating performance, cash flow or liquidity. It is included herein to provide additional information related to Multicare's ability to service debt. The Indenture governing the Notes contains certain covenants that utilize a Consolidated Fixed Charge Coverage Ratio calculation that is the ratio of the sum of EBITDA plus one-third of rental payments to the sum of interest expense and one-third of rental payments. See "Description of the Notes" for a description of such covenants.


(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items (net of tax benefit) plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and one-third of rental expense, which Multicare believes to be representative of the interest factor. The definition of fixed charges used in this calculation differs from that used in the Consolidated Fixed Charge Coverage Ratio contained in the Indenture.

(5) Quality mix is defined as non-Medicaid patient revenues.

                          SUMMARY PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION
                                  (Unaudited)

     The Summary Pro Forma Condensed Consolidated Financial Information presented below gives effect to the Transactions (as defined). See "Pro Forma Condensed Consolidated Financial Information."

                                                                            Nine Months Ended            Three Months Ended
                                                                           September 30, 1997             December 31, 1997
                                                                      -----------------------------  ---------------------------
                                                                        Historical      Pro Forma     Historical     Pro Forma
                                                                      --------------  -------------  ------------  -------------
                                                                        Predecessor
                                                                          Company
                                                                                (in thousands, except for ratio data)
Statement of Operations Data:
Net revenues .......................................................    $  533,952     $  479,885     $ 185,778      $ 168,734
Expenses:
 Operating expenses ................................................       406,173        362,058       141,343        127,066
 Corporate, general and administrative .............................        25,203             --            --             --
 Management fee expense ............................................            --         33,451        11,645         10,124
 Depreciation and amortization .....................................        21,620         37,165        11,784         11,404
 Lease expense .....................................................        12,693          9,110         3,443          3,264
 Interest expense, net .............................................        21,640         45,476        14,718         15,781
 Debenture conversion expense ......................................           785             --            --             --
                                                                        ----------     ----------     ---------      ---------
  Total expense ....................................................       488,114        487,260       182,933        167,639
  Income (loss) before income taxes and extraordinary item .........        45,838         (7,375)        2,845          1,095
Income tax expense .................................................        17,087          2,657         1,487            572
                                                                        ----------     ----------     ---------      ---------
 Income (loss) before extraordinary item ...........................    $   28,751     $  (10,032)        1,358            523
                                                                        ==========     ==========     =========      =========
 Other Data:
 Adjusted EBITDA ...................................................    $   89,883     $   84,864     $  29,347      $  31,655
 Adjusted EBITDAR ..................................................    $  102,576     $   93,974     $  32,790      $  34,914
 Ratio of Adjusted EBITDA to interest expense, net (1) .............           4.1x           1.9x          2.0x           2.0x
 Ratio of Adjusted EBITDAR to interest expense, net, plus rent
  expense (2) ......................................................           3.0x           1.7x          1.8x           1.8x
 Ratio of earnings to fixed charges (3) ............................           2.8x            --           1.2x           1.1x

-------------
(1) See Note 6 to Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(2) See Note 7 to Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(3) See Note 8 to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

                                                                  Three Months Ended
                                                                  December 31, 1997
                                                             ----------------------------
                                                              Historical      Pro Forma
                                                             ------------   -------------
                                                                  (in thousands)
Assets:
Cash and equivalents ......................................   $    1,564     $    1,460
Accounts receivable, net...................................      129,472        110,097
Prepaid expenses and other current assets .................       42,000         33,562
                                                              ----------     ----------
 Current assets ...........................................      173,036        145,119
Property and equipment ....................................      717,685        712,609
Goodwill, net .............................................      768,026        757,596
Other assets ..............................................       63,101         62,751
                                                              ----------     ----------
 Total assets .............................................   $1,721,848     $1,678,075
                                                              ==========     ==========
Liabilities and Stockholders' Equity
Accounts payable ..........................................   $   31,202     $   28,222
Accrued liabilities and other current liabilities .........       82,890         92,097
Current portion of long-term debt .........................       20,220            637
                                                              ----------     ----------
 Current liabilities ......................................      134,312        120,596
Long-term debt, excluding current maturities ..............      751,187        720,770
Deferred taxes ............................................       85,756         85,756
Other .....................................................        4,235          4,235
Stockholders' equity ......................................      746,358        746,358
                                                              ----------     ----------
 Total liabilities and stockholders' equity ...............   $1,721,848     $1,678,075
                                                              ==========     ==========

                                 RISK FACTORS


     An investment in the Notes involves a significant degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Notes offered hereby.

Substantial Leverage


     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of December 31, 1997, after giving pro forma effect to the Pharmacy Sale, the Company would have had approximately $721.4 million of indebtedness outstanding which would have represented 49% of its total capitalization. See "Capitalization." In addition, as of December 31, 1997, after giving pro forma effect to the Pharmacy Sale, the Company would have approximately $77.6 million of availability under its Credit Facility. The Company also has significant long-term operating lease obligations with respect to certain of its eldercare centers. On a pro forma basis after giving effect to the Pharmacy Sale, the Company's earnings would have been insufficient to cover its fixed charges for the nine-month period ended September 30, 1997 by $7.0 million. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) all of the indebtedness incurred under the Credit Facility is scheduled to become due, prior to the time any principal payments are required on the Notes;
(iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; and (v) certain of the Company's indebtedness contains financial and other restrictive covenants which, if breached, could result in an event of default under such indebtedness.


     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that the Company's operating results will be sufficient for payment of the Company's indebtedness.

Restrictive Debt Covenants

     The terms of the Credit Facility and the Indenture contain certain restrictive covenants, including, among others, covenants significantly limiting or prohibiting the ability of the Company and certain of its subsidiaries to incur indebtedness, make investments, engage in transactions with shareholders and affiliates, incur liens, create restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Company will be required under the Credit Facility to maintain certain specified financial ratios. See "Description of the Credit Facility." There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Credit Facility or the Indenture. In the event of any such default, depending on the actions taken by the lenders under the Credit Facility, the Company could be prohibited from making any payments of principal or interest on the Notes. In addition, such lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be due and payable. If the Company were unable to repay such borrowings, the lenders under the Credit Facility could proceed against their collateral. If the indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the Notes in full. See " -- Subordination of the Notes," "Description of the Credit Facility" and "Description of the Notes -- Subordination."

Subordination of the Notes


     The Notes will be subordinated to all existing and future Senior Indebtedness of the Company and will rank pari passu in right of payment with all of the Company's existing and future senior subordinated indebtedness. The Notes will also be effectively subordinated to the indebtedness and other liabilities of the Company's subsidiaries. As of December 31, 1997, on a pro forma basis after giving effect to the Pharmacy Sale, the Company (excluding its subsidiaries) would have had approximately $721.4 million of indebtedness outstanding, of which $472.8 million would have been Senior Indebtedness, $13.1 million of indebtedness of other persons which are guaranteed by the Company, and approximately $1.7 million of letters of credit issued under the Credit Facility and, as of such date, the aggregate amount of liabilities of the subsidiaries of the Company, which consist primarily of trade payables and accrued compensation, that will effectively rank senior to the Notes, would have been approximately $111.7 million. Upon any payment or distribution of assets of the Company in a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. In addition, under certain circumstances, no payment may be made with respect to the principal of or interest on the Notes if a payment default or certain other defaults exist with respect to certain Senior Indebtedness. See "Description of the Notes -- Subordination."


Risk of Adverse Effect of Healthcare Reform

     In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted, or what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by the Health Care Financing Administration ("HCFA"), enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs or regulations will not have a material adverse effect on the Company. See "Business -- Government Regulation."

Regulation

     The federal government and all states in which the Company operates regulate various aspects of the Company's business. In particular, the provision of eldercare and specialty medical services are subject to federal, state and local laws relating to the delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building and safety codes and environmental laws. Eldercare centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program and the ability to participate in other third party programs. The Company is also subject to inspection regarding record keeping and inventory control. The failure to obtain or maintain any required regulatory approvals or licenses could prevent the Company from offering services or adversely affect its ability to receive reimbursement of expenses and could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicaid or Medicare program, restrictions on the ability to acquire new facilities or expand existing facilities and, in extreme cases, revocation of the facility's license or closure of a facility. There can be no assurance that the facilities owned, leased or managed by the Company, or the provision of services and supplies by the Company, will meet or continue to meet the requirements for participation in the Medicaid or Medicare programs or state licensing authorities or that regulatory authorities will not adopt changes or new interpretations of existing regulations that would adversely affect the Company.

     Many states have adopted Certificate of Need or similar laws which generally require that the appropriate state agency approve certain acquisitions and determine that a need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditures being undertaken. To the extent that Certificates of Need or other similar approvals are required for expansion of Company operations, either through center acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals. In addition, in most states the reduction of beds or the closure of a facility requires the approval of the appropriate state regulatory agency and, if the Company were to determine to reduce beds or close a facility, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval.

     The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark legislation" which prohibits, with limited exceptions, the referral of patients for certain services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has an ownership interest and the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare and Medicaid. A violation of the federal anti-kickback law could result in the loss of eligibility to participate in Medicare or Medicaid, or in civil or criminal penalties. The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the federal government has issued fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. See "Business --Government Regulation." Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

     In the ordinary course of business, the Company's facilities receive notices of deficiencies following surveys for failure to comply with various regulatory requirements. From time to time, survey deficiencies have resulted in various penalties against certain facilities and the Company. These penalties have included monetary fines, temporary bans on the admission of new patients and the placement of restrictions on the Company's ability to obtain or transfer certificates of need in certain states. There can be no assurance that future surveys will not result in penalties or sanctions which could have a material adverse effect on the Company.

     In its role as owner and/or operator of properties, the Company may be subject to liability for investigating and remedying any hazardous substances that have come to be located on the property, including such substances that may have migrated off, or emitted, discharged, leaked, escaped or been transported from, the property. Ancillary to the Company's operations are, in various combinations, the handling, use, storage, transportation, disposal and/or discharge of hazardous, infectious, toxic, radioactive, flammable and other hazardous materials, wastes, pollutants or contaminants. Such activities may result in damage to individuals, property or the environment; may interrupt operations and/or increase their costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance. There can be no assurance that the Company will not encounter such risks in the future, and such risks may have a material adverse effect on the operations or financial condition of the Company.

Payment by Third Party Payors

     The Company derives a substantial percentage of its total revenues from private pay sources, state Medicaid programs for indigent patients and the federal Medicare program for certain elderly and disabled patients. The Company's financial condition and results of operations may be affected by the revenue reimbursement process, which in the Company's industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled. The majority of third-party payor balances are settled within two to three years following the provision of services. The Company's financial condition and results of operations may also be affected by the timing of reimbursement payments and rate adjustments from third-party payors. The Company has from time to time experienced delays in receiving reimbursement from third-party payors.

     For the years ended December 31, 1995 and 1996, the nine months ended September 30, 1997, and the three months ended December 31, 1997, respectively, the Company derived approximately 41%, 40%, 43% and 43% of its patient service revenue from private pay sources, 25%, 25%, 24% and 24% from Medicare and 34%, 35%, 33% and 33% from various state Medicaid agencies. The Company typically receives a higher rate for services to private pay and Medicare patients than for services to patients eligible for assistance under Medicaid programs. Changes in the number of private pay patients and changes among different pay sources could significantly affect the profitability and cash flows of the Company. Both governmental and private third party payors (such as commercial insurers, managed care organizations, health maintenance organizations ("HMOs") and preferred providers organizations ("PPOs")) have employed cost containment measures designed to limit payments made to eldercare providers such as the Company. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which may limit the services which will be reimbursed and the establishment of payment ceilings which may set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. There can be no assurance that payments under governmental and private third party payor programs will remain at levels comparable to present levels or, in the future, will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that centers owned, leased or managed by the Company, or the provision of services and supplies by the Company, now or in the future will continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to reduce or limit the amount of reimbursement for healthcare services. In an attempt to reduce the federal budget deficit, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. In certain states there have been proposals to eliminate the distinction in Medicaid payment for skilled versus intermediate care services and to establish a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. The Company cannot at this time predict whether any of these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on the Company. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. See "Business -- Sources of Revenue."

     Managed care organizations and other third party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate the Company as a preferred provider and/or engage the Company's competitors as a preferred or exclusive provider, the Company's business could be materially adversely affected.

     For those specialty medical services covered by the Medicare program, the Company is reimbursed for its direct costs plus an allocation of indirect costs up to a regional limit. As the Company expands its specialty medical services, the costs of care for these patients are expected to exceed the regional reimbursement limits. As a result, the Company has submitted and will be required to submit further exception requests to recover the excess costs from Medicare. There is no assurance the Company will be able to recover such excess costs under pending or any future requests. The failure to recover these excess costs in the future would adversely affect the Company's financial position and results of operations. The Company is subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against the Company if they assert that the Company has overcharged the programs or failed to comply with program requirements. Such payment agencies could seek to require the Company to repay any overcharges or amounts billed in violation of program requirements, or could make deductions from future amounts due to the Company. Such agencies could also impose fines, criminal penalties or program exclusions.


Geographic Payor Concentration

     The Company's operations are located in Connecticut, Illinois, Massachusetts, New Jersey, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia and Wisconsin. Any adverse change in the regulatory environment, the reimbursement rates paid under the Medicaid program or in the supply and demand for services in the states in which the Company operates, and particularly in New Jersey, Pennsylvania, West Virginia and Massachusetts (in each of which the Company derived more than 10% of its total net revenues in the nine months ended September 30, 1997 and the three months ended December 31, 1997), could have a material adverse effect on the Company.


Competition

     The healthcare industry is highly competitive. The Company competes with a variety of other companies in providing eldercare and specialty medical services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's customers who are either presently residents of its eldercare centers or are otherwise receiving its healthcare services. See "Business -- Competition.


Risks Associated with the Multicare Acquisition

     As a result of the Merger, Genesis owns approximately 44% of Genesis ElderCare Corp., which owns 100% of the outstanding capital stock of the Company. The Company and Genesis have entered into a Management Agreement pursuant to which Genesis manages the Company's operations. The Company also uses Genesis' clinical administration and healthcare management information system to monitor and measure clinical and patient outcome data. Certain problems may arise in implementing the Management Agreement; for example, difficulties may be encountered by Genesis as a result of the loss of key personnel of the Company, the integration of the Company's corporate, accounting, financial reporting and management information systems with Genesis' systems and strain on existing levels of its personnel managing both businesses. There can be no assurance that Genesis will be able to successfully implement the Management Agreement or manage the Company's operations; failure to do so effectively and on a timely basis could have a material adverse effect on the Company's financial condition and results of operations.

     The Company may in the future engage in transactions with Genesis and its affiliates. Mr. Michael R. Walker, the Chairman of the Board and Chief Executive Officer of Genesis, has become the Chairman and Chief Executive Officer of the Company and Mr. George V. Hager, Jr., the Chief Financial Officer of Genesis, has become the Chief Financial Officer of the Company. In addition, Mr. Walker, Mr. Hager and Mr. Richard R. Howard, President and a member of the board of directors of Genesis, have become members of the board of directors of the Company. Based on the foregoing, Genesis and Messrs. Walker, Hager and Howard have substantial influence on the Company and the outcome of any matters submitted to the Company's stockholders for approval and are in positions that may result in conflicts of interest with respect to transactions involving the Company and Genesis. Genesis and its affiliates will provide healthcare and related services to the Company's customers and facilities either directly or through contracts with the Company. Conflicts of interest may arise in connection with the negotiation of the terms of such arrangements. Under the Stockholders' Agreement, certain transactions with Genesis will require the approval of the non-affiliated members of the Board of Directors. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between Genesis and the other indirect owners of the Company's equity and the holders of the Notes. Genesis may have an interest in pursuing acquisitions, divestitures, financings or other transactions which, in its judgment, could enhance the value of its equity, even though such transactions might involve risk to the holders of the Notes. See "Management -- Certain Agreements -- Put/Call Agreement."

     Genesis is in the business of providing healthcare and support services to the elderly, and substantially all of its markets are contiguous to or overlap with the Company's existing markets. Genesis may compete with the Company in certain of these markets or in the provision of certain healthcare services. Although directors of the Company who are also directors or officers of Genesis have certain fiduciary obligations to the Company under Delaware law, such directors and Genesis are in positions that may create potential conflicts of interest with respect to certain business opportunities available to and certain transactions involving the Company. Neither Genesis nor Messrs. Walker, Hager and Howard are obligated to present to the Company any particular investment opportunity which comes to their attention, even if such opportunity is of a character which might be suitable for investment by the Company.



Limitations on Change in Control

     The Indenture requires the Company, in the event of a Change in Control, to make an offer to purchase the Notes at 101% of the principal amount thereof, plus accrued interest to the purchase date. Certain events involving a Change in Control may be an event of default under the Credit Facility or indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Company to purchase the Notes may cause a default under the Credit Facility or such other indebtedness, even if the Change in Control does not. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change in Control. See "Description of the Notes -- Certain Covenants -- Repurchase of Notes upon a Change in Control."


Risk of Fraudulent Transfer Liability

     If a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that either the Company did not receive fair consideration or reasonably equivalent value for issuing the Notes at the time of the incurrence of indebtedness represented by the Notes, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness or subordinate such indebtedness to other existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.


Adequacy of Certain Insurance

     The provision of healthcare services entails an inherent risk of liability. The Company maintains liability insurance providing coverage which it believes to be adequate. In addition, the Company maintains property, business interruption, and workers' compensation insurance covering all facilities in amounts deemed adequate by the Company. There can be no assurance that any future claims will not exceed applicable insurance coverage or that the Company will be able to continue its present insurance coverage on satisfactory terms, if at all.

Absence of a Public Market for the Notes; Volatility

     The Notes are new securities for which there currently is no trading market, and there can be no assurance as to the liquidity of any market for the Notes that may develop, the ability of holders of the Notes to sell their Notes, or the prices at which holders of the Notes would be able to sell their Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results, the market for similar securities and other factors beyond the control of the Company, including general economic conditions. Although the Placement Agents have informed the Company that they currently intend to make a market in the Notes, the Placement Agents are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes, even following the consummation of the exchange offer or registration of the Notes. In addition, the market prices of the Notes may be volatile. Factors such as concern about the potential effect of proposed healthcare reform measures, the Company's earnings and cash flow and the differences between the Company's actual results and results expected by investors and analysts could cause the market prices of the Notes to fluctuate substantially.

                                USE OF PROCEEDS

     The net proceeds of the Offering, together with borrowings under the Credit Facility, the proceeds from the Therapy Sale, the Pharmacy Sale and the Equity Contributions were used to purchase the Shares pursuant to the Tender Offer and the Merger; to refinance certain indebtedness of the Company; to make certain cash payments to employees of the Company in accordance with the Merger Agreement and certain noncompetition and consulting agreements; and to pay fees and expenses related to the Transactions. The indebtedness to be refinanced was due from 2000 to 2002 and had an average interest rate of 7.1% per annum. See "The Tender Offer and Merger," "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Credit Facility."

     The following table sets forth the estimated sources and uses of funds in connection with the Transactions:

                                             Amount                                                         Amount
Sources of Funds                         (in millions)       Uses of Funds                               (in millions)
----------------                         -------------       -------------                               -------------
Credit Facility (1)(2)(3) ..............   $  424.4          Tender Offer and Merger
Notes (4) ..............................      248.6          Consideration ..............................   $1,037.0
Equity Contributions ...................      745.0          Refinance Debt (3)(5) ......................      381.0
Therapy Sale Proceeds ..................       24.0          Severance/Other Payments ...................       19.0
Pharmacy Sale Proceeds (2) .............       50.0          Transaction Fees and Expenses (6) ..........       55.0
                                           ---------                                                        ---------
 Total .................................   $1,492.0          Total ......................................   $1,492.0
                                           =========                                                        =========

------------
(1) Excludes approximately $106.0 million that will be available to the Company under a revolving credit facility upon the consummation of the Transactions.
(2) Because the Pharmacy Sale was not consummated concurrently with the Merger, the Company borrowed an additional $50.0 million under the Credit Facility until the consummation of the Pharmacy Sale. The Company expects the Pharmacy Sale to close in the first calendar quarter of 1998.
(3) As of October 9, 1997, the Company had $309.3 million outstanding under its bank credit facility.
(4) Notes are net of original debt discount of $1.4 million.

(5) Includes repayment of a $54.0 million lease financing facility.

(6) Includes underwriting discounts and commissions in connection with the Offering and fees and expenses of approximately $12 million payable equally to Genesis, Cypress and TPG in connection with the Transactions.

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual historical basis and (ii) on a pro forma basis after giving effect to the Pharmacy Sale as if the Pharmacy Sale had occurred on December 31, 1997. The following table should be read in conjunction with "Use of Proceeds," "Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Data" and the Consolidated Financial Statements of Multicare, and the notes thereto, appearing elsewhere in this Prospectus.

                                                                  As of December 31, 1997
                                                               -----------------------------
                                                                                 Pro Forma
                                                                                  Pharmacy
                                                                   Actual           Sale
                                                               -------------   -------------
                                                                      (in thousands)
Cash and cash equivalents ..................................    $    1,564      $    1,460
                                                                ==========      ==========
Current portion of long-term debt ..........................    $   20,220      $      637
Long-term debt, excluding current portion:
 Bank Debt .................................................    $  462,935      $  432,518
 7% Convertible Debentures .................................         4,290           4,290
 Other long term debt ......................................        35,308          35,308
 9% Senior Subordinated Notes (1) ..........................       248,654         248,654
                                                                ----------      ----------
   Total long-term debt, excluding current portion .........       751,187         720,770
   Total stockholders' equity ..............................       746,358         746,358
                                                                ----------      ----------
      Total capitalization .................................    $1,497,545      $1,467,128
                                                                ==========      ==========

---------------------
(1) Notes are net of debt discount of $1.3 million.

                                EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     The Existing Notes were originally sold by Acquisition Corp. on August 11, 1997 to the Placement Agents pursuant to the Placement Agreement. The Placement Agents subsequently resold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the closing under the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Placement Agents pursuant to which the Company agreed, for the benefit of the holders of the Existing Notes, at the Company's cost, among other things, to cause the Exchange Offer to be consummated by the earlier of (i) March 31, 1998 and (ii) six months after the Merger Closing Date. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for the Existing Notes.

     The Company will keep the Exchange Offer open until the Expiration Date. For each Existing Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the tendered Existing Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Existing Note in exchange therefor or, if no interest has been paid on such Existing Note, from the date of the original issuance of the Existing Note.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties and subject to the immediately following sentence, the Company believes that the Exchange Notes would in general be freely tradeable after the Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Existing Notes (other than certain specified holders) who wishes to exchange Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) it is not a broker-dealer tendering Existing Notes acquired directly from the Company or if it is such a broker-dealer, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iv) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Existing Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes), with the prospectus contained in the Exchange Offer Registration Statement so long as the prospectus otherwise meets the requirements of the Securities Act. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons subject to similar prospectus delivery requirements, if any, to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes; provided however that the Company is not required to amend or supplement the prospectus contained in the Exchange Offer Registration Statement for a period exceeding 180 days after the last Exchange Date (as such period may be extended pursuant to the Registration Rights Agreement) and Participating Broker-Dealers are not authorized to deliver and will not deliver such prospectuses after such period in connection with the resale of such Exchange Notes.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated by March 31, 1998, or if any holder of the Existing Notes (other than the Placement Agents) is not eligible to participate in the Exchange Offer, the Company will, at its cost, use its best efforts to (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Existing Notes, (b) cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep continuously effective the Shelf Registration Statement until the second anniversary of the Closing Date (as defined in the Placement Agreement) or until such shorter period when all the Existing Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for resale pursuant to Rule 144 under the Securities Act without volume limitations. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Existing Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A holder of Existing Notes that sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Existing Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Existing Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Existing Notes is not declared effective on or prior to March 31, 1998, the interest rate borne by the Existing Notes shall be increased by one-half of one percent per annum. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, the interest rate borne by the Existing Notes from the date of such effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate.


Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Existing Notes accepted in the Exchange Offer. Holders may tender some or all of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in integral multiples of $1,000. The Company has fixed the close of business on February 26, 1998 record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Existing Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits to the Indenture.

     Holders of the Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Existing Notes will be returned to the tendering holder thereof, at the Company's expense, as promptly as practicable after the Expiration Date.

     Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."


Expiration Date; Extension; Amendments

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on March 30, 1998, unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders.


Interest on the Exchange Notes

     Interest on each Exchange Note will accrue from the last date on which interest was paid on the Existing Note surrendered in exchange therefor or, if no interest has been paid on the Existing Note, from the date of original issuance of such Existing Note. No interest will be paid on the Existing Notes accepted for exchange, and holders of Existing Notes whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Existing Notes accrued up to the date of the issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each February 1 and August 1, commencing on August 1, 1998.



Procedures for Tendering

     Only a holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile thereof, together with the Existing Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Existing Notes, the Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Existing Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the fourth paragraph under "Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on the Letter of Transmittal or the notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and (except when Exchange Notes are being issued to replace Existing Notes registered in the same name) evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing such Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are compiled with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


Guaranteed Delivery Procedures

     Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available, (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

       (a) the tender is made through an Eligible Institution;

       (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

       (c) such properly completed and executed Letter of Transmittal or facsimile thereof, as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.


Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Existing Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number(s) and principal amount of such delivered Existing Notes, or, in the case of Existing Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited and the transaction code number), (iii) state that such Depositor is withdrawing its election to have the Existing Notes exchanged and specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor and (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Existing Notes register the transfer of such Existing Notes into the name of the person withdrawing the tender. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.


Conditions

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Existing Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Notes, if:

       (a) the Exchange Offer or the making of any exchange by a holder of Existing Notes violates applicable law or any applicable interpretation by the staff of the Commission; or

       (b) the tendering of the Existing Notes is not in accordance with the Exchange Offer;

       (c) each holder of Existing Notes to be exchanged in the Exchange Offer shall not have represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of business and that at the time of the consummation of the Exchange Offer it shall have no arrangement of understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and shall have made such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to render the use of the Exchange Offer Registration Statement or other appropriate form under the Securities Act available; or

       (d) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Existing Notes theretofore tendered in the Exchange Offer, subject, however, to the rights of holders to withdraw such Existing Notes (see "Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn.


Exchange Agent

     PNC Bank, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              By Registered, Certified or Overnight Mail or Hand:

                            PNC Bank, National Association
                            1600 Market Street
                            30th Floor
                            Philadelphia, Pennsylvania 19103
                            Attention: Sheila Wallbridge

                            By Facsimile: 215-585-8872
                            Confirm: 215-585-6938

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.


Fees and Expenses

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.


Accounting Treatment

     The Exchange Notes will be recorded at the same carrying value as the Existing Notes, which is face value less original discount of 1.4 million, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.


Consequences of Failure to Exchange

     The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) for so long as the Existing Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offer and sale to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (v) to an institutional "accredited investor" within the meaning of subparagraphs
(a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act that is acquiring the Existing Notes for its own account or for the account of such an institutional "accredited investor" for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and in accordance with the Indenture. Holders of Existing Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances.


Resale of the Exchange Notes

     With respect to resales of Exchange Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who receives Exchange Notes in exchange for Existing Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with a person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Consolidated Financial Information is based on the historical financial statements appearing elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three month period ended December 31, 1997 gives effect to the Pharmacy Sale as though the transaction had occurred as of October 1, 1997. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine month period ended September 30, 1997 gives effect to the following transactions (i) the Tender Offer, (ii) the Merger (including the Debt Conversion), (iii) the Offering and the application of proceeds therefrom, (iv) the Equity Contributions and the application of proceeds therefrom, (v) the closing of the Credit Facility and the application of the proceeds therefrom, and (vi) the Pharmacy Sale and Therapy Sale, as though each transaction had occurred as of January 1, 1997. In connection with the Merger, the Company and Genesis entered into the Management Agreement pursuant to which Genesis manages the Company's operations. The Unaudited Pro Forma Condensed Consolidated Statements of Operations include the management fees payable to Genesis under the Management Agreement and the elimination of corporate, general and administrative expenses at the Company pursuant to the Management Agreement.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the Unaudited Pro Forma Condensed Consolidated Statements of Operations and the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The Unaudited Pro Forma Condensed Consolidated Financial Information is provided for informational purposes only and does not purport to represent what the Company's results of operations or financial position would actually have been had the transactions in fact occurred at such dates or to project the Company's results of operations or financial position at or for any future date or period. The Unaudited Pro Forma Condensed Consolidated Financial Information has been prepared using the purchase method of accounting, whereby the total cost of the Tender Offer and Merger are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Merger. The allocations and estimated lives reflected in the Unaudited Pro Forma Condensed Consolidated Financial Information are preliminary and subject to revision. However, the Company does not expect material changes to the allocation of the purchase price.

     The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Multicare, and notes thereto, appearing elsewhere in this Prospectus.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)





                                                                       Nine Month Period Ended September 30, 1997
                                                                --------------------------------------------------------
                                                                                                             Multicare
                                                                                                            Adjusted for
                                                                   Multicare           Transactions         Transactions
                                                                  Historical           Adjustments           Pro Forma
                                                                --------------   -----------------------   -------------
                                                                  Predecessor
                                                                    Company
Statement of Operations
Net Revenues ................................................     $  533,952         $   (54,067)(1)        $  479,885
Expenses:
 Operating expenses .........................................        406,173             (44,115)(1)           362,058
 Corporate, general and administrative ......................         25,203             (25,203)(2)                --
 Management fee expense .....................................             --              33,451 (2)            33,451
 Depreciation and amortization ..............................         21,620              15,545 (1)(3)         37,165
 Lease expense ..............................................         12,693              (3,583)(1)(4)          9,110
 Interest expense, net ......................................         21,640              23,836 (4)            45,476
 Debenture conversion expense ...............................            785                (785)(9)                --
                                                                  ----------         -------------          ----------
  Total expenses ............................................        488,114                (854)              487,260
Income (loss) before income taxes and extraordinary item.....         45,838             (53,213)               (7,375)
 Income tax expense (benefit) ...............................         17,087             (19,744)(5)             2,657
                                                                  ----------         -------------          ----------
Income (loss) before extraordinary item .....................     $   28,751         $   (33,469)           $  (10,032)
                                                                  ==========         =============          ==========
Other Data:
Adjusted EBITDA(6) ..........................................     $   89,883                                $   84,864
Adjusted EBITDAR(7) .........................................     $  102,576                                $   93,974
Ratio of Adjusted EBITDA to interest expense, net(6) ........            4.1x                                      1.9x
Ratio of Adjusted EBITDAR to interest expense, net, plus
 rent expense(7) ............................................            3.0x                                      1.7x
Ratio of earnings to fixed charges(8) .......................            2.8x                                       --




                                                                     Three Month Period Ended December 31, 1997
                                                                 ---------------------------------------------------
                                                                                                         Multicare
                                                                                                       Adjusted for
                                                                   Multicare          Pharmacy         Pharmacy Sale
                                                                  Historical        Adjustments          Pro Forma
                                                                 ------------   -------------------   --------------

Statement of Operations
Net Revenues .................................................    $ 185,778         $  (17,044)(1)      $ 168,734
Expenses:
 Operating expenses ..........................................      141,343            (14,277)(1)        127,066
 Management fee expense ......................................       11,645             (1,521)(2)         10,124
 Depreciation and amortization ...............................       11,784               (380)(1)         11,404
 Lease expense ...............................................        3,443               (179)(1)          3,264
 Interest expense, net .......................................       14,718              1,063(4)          15,781
                                                                  ---------         ------------        ---------
  Total expenses .............................................      182,933            (15,294)           167,639
Income (loss) before income taxes ............................        2,845             (1,750)             1,095
 Income tax expense (benefit) ................................        1,487               (915)(5)            572
                                                                  ---------         ------------        ---------
Income (loss) ................................................    $   1,358         $     (835)         $     523
                                                                  =========         ============        =========
Other Data:
Adjusted EBITDA(6) ...........................................       29,347                                31,655
Adjusted EBITDAR(7) ..........................................       32,790                                34,914
Ratio of Adjusted EBITDA to interest expense, net(6) .........          2.0x                                  2.0x
Ratio of Adjusted EBITDAR to interest expense, net, plus
 rent expense(7) .............................................          1.8x                                  1.8x
Ratio of earnings to fixed charges(8) ........................          1.2x                                  1.1x


See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

                         NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)


(1) Represents the elimination of the operating results relating to the Company's pharmacy business pursuant to the Pharmacy Sale as follows:




                                             Nine Month Period Ended     Three Month Period Ended
                                                September 30, 1997          December 31, 1997
                                            -------------------------   -------------------------
  Revenues, net .........................          $  (43,419)                  $ (17,044)
  Operating expenses ....................             (34,884)                    (14,277)
  Depreciation and amortization .........                (400)                       (380)
  Lease expense .........................                (777)                       (179)



  Represents the elimination of the operating results of the Company's therapy business pursuant to the Therapy Sale. The therapy business was primarily acquired by the Company in April 1997.





                                             Nine Month Period Ended
                                               September 30, 1997
                                            ------------------------
  Revenues, net .........................          $  (10,648)
  Operating expenses ....................              (9,231)
  Depreciation and amortization .........                (226)
  Lease expense .........................                 (58)



(2) Represents net changes in corporate, general and administrative expense due to the elimination of Multicare corporate, general and administrative expense and the incurrence of management fees in connection with the Management Agreement.




                                                     Nine Month Period Ended     Three Month Period Ended
                                                        September 30, 1997          December 31, 1997
                                                    -------------------------   -------------------------
  Corporate, general and administrative .........          $  (25,203)                  $     --
  Management fee ................................              33,451                     (1,521)
                                                           ----------                   --------
    Total .......................................          $    8,248                   $ (1,521)
                                                           ==========                   ========



(3) Depreciation and amortization have been increased by the amortization of goodwill and depreciation resulting from the allocation of the purchase price for the acquisition to property and equipment. The allocation of the purchase price has resulted in an increase to property and equipment ($253,077) and goodwill ($785,053) which are amortized over 30 years and 35 years, respectively, as follows:





                                             Nine Month Period Ended
                                                September 30, 1997
                                            -------------------------
  Depreciation and amortization .........            $16,171




(4) Interest and lease expense has been adjusted to reflect the indebtedness incurred in connection with the Tender Offer and Merger and the repayment of indebtedness (including the repayment of $54,000 under the lease financing facility) from the proceeds of the Credit Facility, Notes and Pharmacy Sale. The average interest rate for the Credit Facility and for the Notes is 8.5% and 9.0%, respectively.





                              Nine Month Period Ended     Three Month Period Ended
                                 September 30, 1997          December 31, 1997
                             -------------------------   -------------------------
Credit Facility ..........           $  26,250                     $1,063
Notes ....................              16,875                         --
Other debt ...............               2,351                         --
Interest expense .........             (21,640)                        --
                                     ---------                     ------
  Total ..................           $  23,836                     $1,063
                                     =========                     ======
Lease expense ............           $  (2,748)                        --

  Each .25% change in the interest rate on the Credit Facility would change the Company's pro forma interest expense as follows:





                               Nine Month Period Ended     Three Month Period Ended
                                  September 30, 1997          December 31, 1997
                              -------------------------   -------------------------
                                                   (in thousands)
  Credit Facility .........             $1,310                       $31




(5) Represents income tax expense at an effective rate of 37% excluding the amortization of any non-deductible goodwill. The primary difference between the expense calculated at statutory rates and the amount reflected in the pro forma statements is attributable to non-deductible goodwill and the provision for state income taxes.

(6) Adjusted EBITDA represents EBITDA plus the portion of the management fee that is accrued but not paid under the Management Agreement. Under the Management Agreement, for the nine month period ended September 30, 1997 and for the three month period ended December 31, 1997, the Company would have been prohibited from paying management fees of $9,598 and $3,375, respectively. EBITDA or Adjusted EBITDA should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Each is included herein to provide additional information related to the Company's ability to service debt. The Indenture governing the Notes contains certain covenants that utilize a Consolidated Fixed Charge Coverage Ratio calculation that is based upon Adjusted EBITDA. See "Description of the Notes" for a description of such covenants. On a pro forma basis, for the nine month period ended September 30, 1997 and for the three month period ended December 31, 1997, EBITDA would have been $75,266 and $28,280, respectively, and the ratio of EBITDA to interest expense would have been 1.7x and 1.8x, respectively.

(7) Adjusted EBITDAR represents EBITDAR plus the portion of the management fee that is accrued but not paid under the Management Agreement. Under the Management Agreement, for the nine month period ended September 30, 1997 and for the three month period ended December 31, 1997, the Company would have been prohibited from paying management fees of $9,598 and $3,375, respectively. EBITDAR or Adjusted EBITDAR should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Each is included herein to provide additional information related to the Company's ability to service debt. On a pro forma basis, for the nine month period ended September 30, 1997 and for the three month period ended December 31, 1997, EBITDAR would have been $84,376 and $31,544, respectively, and the ratio of EBITDAR to interest expense plus rent expense would have been 1.5x and 1.7x, respectively.

(8) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items (net of tax benefit) plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt discount and one-third of rental expense which the Company believes to be representative of the interest factor. For the nine month period ended September 30, 1997, on a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges by $7,375. The definition of fixed charges used in this calculation differs from that used in the Consolidated Fixed Charge Coverage Ratio contained in the Indenture.

(9) Represents the elimination of the debenture conversion expense resulting from the premium paid by the Company to convert $11,000 of the Company's Convertible Debentures into common stock.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                 (in thousands)






                                                                             December 31, 1997
                                                              ------------------------------------------------
                                                                                                   Pro Forma
                                                                                 Pharmacy          Multicare
                                                                Multicare          Sale          Adjusted for
                                                               Historical     Adjustments(1)     Pharmacy Sale
                                                              ------------   ----------------   --------------
Assets
Cash and equivalents ......................................    $    1,564       $    (104)        $    1,460
Accounts receivable, net ..................................       129,472         (19,375)           111,097
Prepaid expenses and other current assets .................        42,000          (8,438)            33,562
                                                               ----------       ---------         ----------
 Current assets ...........................................       173,036         (27,917)           145,119
Property and equipment ....................................       717,685          (5,076)           712,609
Goodwill, net .............................................       768,026         (10,430)           757,596
Other assets ..............................................        63,101            (350)            62,751
                                                               ----------       ---------         ----------
 Total assets .............................................    $1,721,848         (43,773)        $1,678,075
                                                               ==========       =========         ==========
Liabilities and Stockholders' Equity
Accounts payable ..........................................    $   31,202       $  (2,980)        $   28,222
Accrued liabilities and other current liabilities .........        82,890           9,207             92,097
Current portion of long-term debt .........................        20,220         (19,583)               637
                                                               ----------       ---------         ----------
 Current liabilities ......................................       134,312         (13,356)           120,596
Long-term debt, excluding current maturities ..............       751,187         (30,417)           720,770
Deferred taxes ............................................        85,756              --             85,756
Other .....................................................         4,235                              4,235
Stockholders' equity ......................................       746,358              --            746,358
                                                               ----------       ---------         ----------
 Total liabilities and stockholders' equity ...............    $1,721,848       $ (43,773)        $1,678,075
                                                               ==========       =========         ==========



------------
(1) Reflects the balance sheet of the Pharmacy Sale as of December 31, 1997.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The selected statement of operations and balance sheet data presented below for, and as of, each of the calendar years in the four-year period ended December 31, 1996 and the fiscal year ended September 30, 1997 have been derived from the Consolidated Financial Statements of Multicare, including the notes thereto. The selected statement of operations and balance sheet data for, and as of the nine month period ended September 30, 1996 and the three month period ended December 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of Multicare which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of such data. The results of the three months ended December 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of Multicare including the notes thereto, appearing elsewhere in this Prospectus.





                                                        Years Ended December 31,
                                       -----------------------------------------------------------
                                            1993           1994            1995           1996
                                       -------------  --------------  -------------  -------------
                                                           Predecessor Company
                                       -----------------------------------------------------------
Statement of Operations Data:
Net revenues ........................    $ 162,384      $  262,416      $ 353,048      $ 532,230
Expenses:
 Operating expenses .................      123,819         198,427        265,185        400,897
 Corporate, general and
  administrative ....................        6,338          11,446         17,643         25,408
 Management fee expense .............           --              --             --             --
 Depreciation and amortization ......        6,292           9,358         13,171         22,344
 Lease expense ......................          862           2,823          5,039         12,110
 Interest expense, net ..............       13,229          12,866         16,065         25,164
 Debenture conversion expense .......           --              --             --             --
                                         ---------      ----------      ---------      ---------
Total expenses ......................      150,540         234,920        317,103        485,923
Income before income taxes and
 extraordinary item .................       11,844          27,496         35,945         46,307
Income tax expense ..................        4,727          10,454         13,798         17,570
Income before extraordinary item.....        7,117          17,042         22,147         28,737
Extraordinary item, net of tax
 benefit (2) ........................        3,863           1,620          3,722          2,827
                                         ---------      ----------      ---------      ---------
Net income ..........................    $   3,254      $   15,422      $  18,425      $  25,910
                                         =========      ==========      =========      =========
Other Financial Data:
 EBITDA(3) ..........................    $  31,365      $   49,720      $  65,181      $  93,815
 EBITDAR(4) .........................       32,227          52,543         70,220        105,925
 Ratio of EBITDA to interest
  expense, net ......................          2.4x            3.9x           4.1x           3.7x
 Ratio of EBITDAR to interest
  expense, net, plus lease
  expense ...........................          2.3x            3.3x           3.3x           2.8x
 Ratio of earnings to fixed
  charges(5) ........................          1.9x            2.9x           2.9x           2.5x
 Capital expenditures ...............    $  18,730      $   31,785      $  39,917      $  64,215
Operating Data:
 Average number of licensed
  beds ..............................        4,241           6,006          6,861         11,620
 Occupancy ..........................         90.4%           92.2%          91.7%          91.3%
 Payor mix:
  Quality mix(6) ....................         56.0%           62.5%          66.3%          64.5%
  Medicaid ..........................         44.0%           37.5%          33.7%          35.5%
Balance Sheet Data (at period
 end):
 Working capital ....................    $  15,158      $   34,005      $  55,542      $  39,327
 Total assets .......................      162,255         308,755        470,958        761,667
 Long-term debt, including
  current portion ...................      106,137         156,878        283,082        429,168
 Stockholders' equity ...............    $  32,591      $  100,105      $ 113,895      $ 207,935


                                             Nine Months Ended              Three Months Ended
                                               September 30,                   December 31,
                                       ------------------------------  ----------------------------
                                            1996            1997            1996           1997
                                       -------------  ---------------  -------------  -------------
                                                    Predecessor Company
                                       ---------------------------------------------
Statement of Operations Data:
Net revenues ........................    $ 386,890       $ 533,952       $ 145,340     $   185,778
Expenses:
 Operating expenses .................      291,494        406,173          109,403         141,343
 Corporate, general and
  administrative ....................       18,627         25,203            6,781              --
 Management fee expense .............           --             --               --          11,645
 Depreciation and amortization ......       16,048         21,620            6,296          11,784
 Lease expense ......................        8,874         12,693            3,236           3,443
 Interest expense, net ..............       18,947         21,640            6,217          14,718
 Debenture conversion expense .......           --            785(1)            --              --
                                         ---------       ----------      ---------     -----------
Total expenses ......................      353,990        488,114          131,933         182,933
Income before income taxes and
 extraordinary item .................       32,900         45,838           13,407           2,845
Income tax expense ..................       12,505         17,087            5,065           1,487
Income before extraordinary item.....       20,395         28,751            8,342           1,358
Extraordinary item, net of tax
 benefit (2) ........................        1,481            873            1,346              --
                                         ---------       ----------      ---------     -----------
Net income ..........................    $  18,914       $ 27,878        $   6,996     $     1,358
                                         =========       ==========      =========     ===========
Other Financial Data:
 EBITDA(3) ..........................    $  67,895       $ 89,883        $  25,920     $    29,347
 EBITDAR(4) .........................       76,769        102,576           29,156          32,790
 Ratio of EBITDA to interest
  expense, net ......................          3.6x           4.1x             4.2x            2.0x
 Ratio of EBITDAR to interest
  expense, net, plus lease
  expense ...........................          2.8x           3.0x             3.1x            1.8x
 Ratio of earnings to fixed
  charges(5) ........................          2.8x           2.8x             2.8x            1.2x
 Capital expenditures ...............    $  49,510       $ 39,301        $  14,925     $    11,391
Operating Data:
 Average number of licensed
  beds ..............................       11,168         16,224           12,961          17,621
 Occupancy ..........................         91.7%          90.4%            90.3%           92.1%
 Payor mix:
  Quality mix(6) ....................         64.3%          67.3%            65.3%           66.7%
  Medicaid ..........................         35.7%          32.7%            34.7%           33.3%
Balance Sheet Data (at period
 end):
 Working capital ....................    $  69,135       $ 51,882        $  39,327     $    38,724
 Total assets .......................      659,096        823,133          761,667       1,721,848
 Long-term debt, including
  current portion ...................      427,983        424,046          429,168         771,407
 Stockholders' equity ...............    $ 138,632       $ 263,174       $ 207,935     $   746,358


------------
(1) Represents a non-recurring charge relating to the early conversion of $11.0 million of Multicare's 7% Convertible Debentures.
(2) Multicare incurred extraordinary charges relating to early extinguishment of debt.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items (net of tax benefit) and debenture conversion expense. EBITDA should not be considered an alternative measure of Multicare's net income, operating performance, cash flow or liquidity. It is included herein to provide additional information related to Multicare's ability to service debt. The Indenture governing the Notes contains certain covenants that utilize a Consolidated Fixed Charge Coverage Ratio calculation that is the ratio of the sum of EBITDA plus one-third of rental payments to the sum of interest expense and one-third of rental payments. See "Description of the Notes" for a description of such covenants.
(4) EBITDAR represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items (net of tax benefit), debenture conversion expense and lease expense. EBITDAR should not be considered an alternative measure of Multicare's net income, operating performance, cash flow or liquidity. It is included herein to provide additional information related to Multicare's ability to service debt.
(5) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items (net of tax benefit) plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and one-third of rental expense, which Multicare believes to be representative of the interest factor. The definition of fixed charges used in this calculation differs from that used in the Consolidated Fixed Charge Coverage Ratio contained in the Indenture.
(6) Quality mix is defined as non-Medicaid patient revenues.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements of Multicare, including the notes thereto, appearing elsewhere in this Prospectus.


Overview



     Multicare has experienced significant revenue growth, primarily through acquisitions of eldercare facilities and increased utilization of specialty medical services. It has been Multicare's strategy to expand through selective acquisitions, development of new facilities with geographically concentrated operations, and growth of specialty medical services. Upon consummation of the Merger, the Company and Genesis entered into the Management Agreement pursuant to which Genesis manages the Company's operations. Under Genesis' management, the Company's strategy is to integrate the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, to provide cost effective care management to achieve superior outcomes and return the Company's customers to the community. Genesis' management believes that achieving improved customer outcomes will result in increased utilization of specialty medical services and a broader base of repeat customers in the Company's network. Moreover, the Company believes that this strategy will lead to continued high levels of occupancy of available beds, a high quality payor mix and same store growth in net revenues and EBITDAR. Genesis' management also will focus on the revenue and cost opportunities presented through the further integration of the Company's recent acquisitions. See "-- Acquisitions and Development." It is contemplated that the Company will do little, if any, new acquisitions or new construction after the Merger; accordingly, capital expenditures after the Merger should decrease significantly.



Acquisitions and Development


     Multicare historically has grown through acquisition, construction, lease and management agreements. Summarized below are the recent acquisitions and development projects:

     In 1994, Multicare acquired the outstanding capital stock of Providence Health Care, Inc., an Ohio-based provider of eldercare and specialized healthcare services through 15 facilities with over 1,200 beds, located principally in Ohio.

     In January 1995, Multicare acquired the assets and operations of an institutional pharmacy business located in New Jersey.

     In December 1995, Multicare acquired the outstanding capital stock of Glenmark Associates, Inc., an eldercare provider through 21 facilities and several ancillary businesses with approximately 1,700 beds, located principally in West Virginia.

     In February 1996, Multicare acquired the outstanding capital stock of Concord, a provider of eldercare, assisted living, and specialty medical services through 11 facilities with over 1,600 licensed beds and several ancillary businesses in Pennsylvania.


     In December 1996, Multicare acquired A.D.S which owned, operated or managed over 50 eldercare and assisted living facilities with over 4,200 licensed beds, principally in Massachusetts.


     Between 1994 and 1996, Multicare further expanded its regional bases by adding over 2,500 licensed beds through smaller acquisitions, construction of new facilities, expansion of existing facilities, leasing arrangements and management agreements.



The Tender Offer and Merger


     On October 9, 1997, Acquisition Corp., Cypress, TPG and Nazem acquired 99.65% of the shares of common stock of Multicare, pursuant to the Tender Offer commenced on June 20, 1997. On October 10,

1997, Genesis ElderCare Corp. completed the Merger. Upon consummation of the Merger, Multicare became a wholly-owned subsidiary of Genesis ElderCare Corp. Multicare is in the business of providing eldercare and specialty medical services in selected geographic regions.


     In connection with the Merger, Multicare and Genesis entered into the Management Agreement pursuant to which Genesis manages Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. Genesis will be paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,991,666 and (ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,900,000 million in any given year. Under the Management Agreement, Genesis is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of Multicare are paid by Multicare. Genesis also entered into the Therapy Sale pursuant to which Genesis acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24,000,000 subject to adjustment and the Pharmacy Sale pursuant to which Genesis will acquire all of the outstanding capital stock and limited partnership interest of certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50,000,000, subject to adjustment. The Company expects to complete the Pharmacy Sale in the first calendar quarter of 1998.


     Genesis ElderCare Corp. paid approximately $1,492,000,000 to (i) purchase the shares pursuant to the Tender Offer and the Merger, (ii) pay fees and expenses to be incurred in connection with the completion of the Tender Offer, Merger and the financing transactions in connection with therewith, (iii) refinance certain indebtedness of Multicare and (iv) make certain cash payments to employees. Of the funds required to finance the foregoing, approximately $745,000,000 were furnished to Acquisition Corp. as capital contributions by Genesis ElderCare Corp. from the sale by Genesis ElderCare Corp. of its Common Stock ("Genesis Eldercare Corp. Common Stock") to Cypress, TPG, Nazem and Genesis. Cypress, TPG and Nazem purchased shares of Genesis ElderCare Corp. Common Stock for a purchase price of $210,000,000, $199,500,000 and $10,500,000, respectively, and Genesis purchased shares of Genesis ElderCare Corp. Common Stock for a purchase price of $325,000,000 in consideration for approximately 44% of the Common Stock of Genesis ElderCare Corp. The balance of the funds necessary to finance the foregoing came from (i) the proceeds of loans from a syndicate of lenders in the aggregate amount of $525,000,000 and
(ii) $250,000,000 from the sale of the Notes.


Results of Operations


     The Company has changed its fiscal year end to September 30 from December
31.


     Three Months ended December 31, 1997 compared to Three Months ended December 31, 1996


     Net Revenues. Net revenues for the three months ended December 31, 1997 increased 28% or $40.4 million from the same period last year to $185.8 million.


     The internal growth rate of revenues amounted to 15% in the three months ended December 31, 1997, resulting mainly from increases in payor rates and changes in census mix, development and opening of additional beds, and growth in specialty medical service revenues. Inclusion of results for the Company's recent acquisitions accounted for 13% of the net revenues increase.


     The Company's quality mix of private, Medicare and insurance revenues was 67% of net revenues for the three months ended December 31, 1997 compared to 65% in the similar period of last year. Occupancy rates were 92% for the three months ended December 31, 1997 compared to 91% in the similar period of last year.


     Operating Expense. Operating expenses for the three months ended December 31, 1997 increased 29% or $31.9 million from the comparable period last year to $141.3 million. Inclusion of results for the Company's recent acquisitions accounted for 11% of the increase in operating expenses. The remaining increase resulted primarily from higher salaries, wages and benefits and the expanded utilization of salaried therapists and nursing staffing levels to support higher patient acuities and more complex product lines such as subacute and Alzheimers care.

     Management Fee and Corporate, General and Administrative Expense. In connection with the Management Agreement, Genesis manages Multicare's operations for a fee of approximately six percent of Multicare's revenues and is responsible for Multicare's general and administrative expenses. The 1996 corporate, general and administrative expenses include resources devoted to operations, finance, legal, risk management, and information systems.

     Lease Expense. Lease expense for the three months ended December 31, 1997 increased 6% to $3.4 million. In connection with the Merger, the Company paid off its synthetic lease facility with proceeds from the Senior Facilities.

     Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended December 31, 1997 increased 87% from the same period in 1996 to $11.8 million. The increase is due to depreciation on the allocation of the purchase price to property, plant and equipment and to amortization of goodwill relating to the Merger.

     Interest Expense, net. Net interest expense for the three months ended December 31, 1997 increased $8.5 million from the same period in 1996 to $14.7 million. This is a result of incremental borrowings under the Company's Senior Facilities and 9% Notes incurred to finance the Merger.

     Income Tax Expense. The provision for income taxes increased to 52% of pre-tax income in the three months ended December 31, 1997 from 38% of pre-tax income from the similar period last year. The increase relates to higher non-deductible goodwill amortization resulting from the Merger.

     Nine Months ended September 30, 1997 compared to Nine Months ended September 30, 1996

     Net Revenues. Net revenues for the nine month period ended September 30, 1997 increased 38% or $147.1 million from the same period last year to $534.0 million.

     Of the net revenues increase for the nine months ended September 30, 1997, 24% is attributable to the inclusion of results for the Company's recent acquisitions. The internal growth rate of revenues amounted to 14% in the nine months ended September 30, 1997, resulting mainly from increases in payor rates and changes in census mix, development and opening of additional beds, and growth in specialty medical service revenues.

     The Company's quality mix of private, Medicare and insurance revenues was 67% of net revenues for the nine months ended September 30, 1997 compared to 64% in the similar periods of 1996. Occupancy rates were 90% for the nine months ended September 30, 1997 compared to 92% in the similar period of 1996.

     Operating Expense and Margins. Operating expenses for the nine months ended September 30, 1997 increased 39% or $114.7 million from the comparable period in 1996 to $406.2 million. The increases in operating expenses reflect the inclusion of results for the recent acquisitions of $69.6 million. The remainder of the increase resulted primarily from higher salaries, wages and benefits and the expanded utilization of salaried therapists and nursing staffing levels to support higher patient acuities and more complex product lines such as subacute and Alzheimers care.

     Operating margins before interest were 13% of net revenues for the nine months ended September 30, 1997 and 1996. Income before interest, taxes, depreciation, amortization and lease expense (EBITDAR) before debenture conversion expense was 19% and 20% of net revenues for the nine month periods ended September 30, 1997 and 1996, respectively.

     Corporate, General and Administrative Expense. Corporate, general and administrative expense remained consistent at approximately 5% of net revenues for the nine month periods ended September 30, 1997 and 1996. The expenses include resources devoted to operations, finance, legal, risk management, and information systems in order to support the Company's operations.

     Lease Expense. Lease expense for the nine months ended September 30, 1997 increased 43% or $3.8 million from the same period last year to $12.7 million. The increases were primarily due to the inclusion of lease expense relating to a recent acquisition.


     Depreciation and Amortization Expense. Depreciation and amortization expense for the nine months ended September 30, 1997 increased 35% from the same period in 1996 to $21.6 million. The increases were primarily due to the inclusion of results for recent acquisitions.


     Interest Expense, net. Net interest expense for the nine months ended September 30, 1997 increased 14% from the same period in 1996 to $21.6 million. This is primarily a result of increased borrowings under the Company's credit facility in connection with the financing of recent acquisitions. These increases have been offset by decreases relating to the conversion of the Company's convertible debt and the purchase of the Company's senior notes.


     Debenture Conversion Expense. Debenture conversion expense for the nine months ended September 30, 1997 relates to the premium paid in January 1997 to convert $11 million of convertible debentures into common stock.


Year ended December 31, 1996 compared to Year ended December 31, 1995


     Net Revenues. Net revenues increased 51% or $179.2 million to $532.2 million in 1996 from the year ended December 31, 1995.


     Of the 1996 revenues increase, 37% is primarily attributable to the inclusion of results for the recent acquisitions. The internal growth rate of revenues amounted to 14% in 1996, resulting mainly from increases in payor rates and changes in census mix, development and opening of additional beds, and growth in specialty medical service revenues.


     Multicare's quality mix of non-Medicaid patient revenues was 65% and 66%, respectively, in 1996 and 1995. The 1996 percentages reflect the impact of certain of Multicare's recent acquisitions which historically have generated lower revenues in these areas. Occupancy rates were 91% and 92%, respectively, for 1996 and 1995.


     Operating Expenses and Margins. Operating expenses increased 53% or $142.8 million to $413.0 million in 1996 from the year ended December 31, 1995. Operating margins were 13% in 1996 and 15% in 1995. The decrease in operating margin in 1996 is due primarily to an increase in lease expense of $7.1 million relating to new operating leases. EBITDAR margins were 20% in 1996 and 1995.


     The increases in operating expenses in 1996 reflect the inclusion of results for the recent acquisitions of $100.2 million. The remaining increases resulted primarily from higher salaries, wages, and benefits ($23.4 million) for cost of living increases and the expanded utilization of salaried therapists and staffing levels to support higher patient acuities and more complex product lines.


     Corporate, General and Administrative Expenses. Corporate, general and administrative expenses remained consistent at 5% of net revenues in 1996 and 1995. The expenses include resources devoted to operations, finance, legal, risk management, and information systems to support Multicare's operations.


     Depreciation and Amortization. Depreciation and amortization increased by $9.2 million in 1996 from 1995. The increases related primarily to inclusion of depreciation and amortization for the recently acquired entities and to a lesser extent, amortization of debt issuance costs and other assets.


     Other Income (Expense). Net other expense increased 57% or $9.1 million in 1996 to $25.2 million, primarily as a result of interest expense from increased borrowings under Multicare's various credit agreements in connection with the financing of recent acquisitions.


     Extraordinary item. Multicare incurred extraordinary charges of $2.8 million and $3.7 million in 1996 and 1995, respectively, relating to the restructuring of its bank credit facilities and the purchase of Multicare's 12.5% Senior Subordinated Notes ("12.5% Notes").

Liquidity and Capital Resources


     The Company maintains adequate working capital from operating cash flows and lines of credit for continuing operations, debt service, and anticipated capital expenditures. At December 31, 1997, the Company had working capital of $38.7 million, compared to $51.8 million at September 30, 1997 and $39.3 million at December 31, 1996.


     Cash flow from operations was $37.0 million for the nine months ended September 30, 1997 compared to cash from operations of $19.0 million in the comparable period of 1996. This increase is due, in part, to improved collections of accounts receivable and the inclusion of results for recent acquisitions. Net accounts receivable were $119.5 million at September 30, 1997 compared to $102.2 million at December 31, 1996. The increase in net accounts receivable is attributable to the recent acquisitions, the utilization of specialty medical services for higher acuity level patients, and the timing of third-party interim and settlement payments. Legislative and regulatory action and government budgetary constraints could change the timing of payments and reimbursement rates of the Medicare and Medicaid programs in the future. These changes could have a material adverse effect on the Company's future operating results and cash flows.


     Cash flow from operations was $12.4 million for the three months ended December 31, 1997 compared to cash flow from operations of $31.2 million in the comparable period of 1996. The decrease in operating cash flows results primarily from the decline in earnings which is attributable to increased interest expense and the Genesis management fee, offset by the elimination of corporate, general and administrative expenses. Net accounts receivable were $129.5 million at December 31, 1997 compared to $119.5 million at September 30, 1997. The increase in net accounts receivable is attributable to the timing of third-party interim and settlement payments and the utilization of specialty medical services for higher acuity level patients. Legislative and regulatory action and government budgetary constraints could change the timing of payments and reimbursement rates of the Medicare and Medicaid programs in the future. These changes could have a material adverse effect on the Company's future operating results and cash flows.


     Capital expenditures were $39.3 million, $64.2 million, $39.9 million and $31.8 million in the nine months ended September 30, 1997 and year ended December 31, 1996, 1995 and 1994, respectively. These expenditures related primarily to new construction, existing facility expansion, further development of specialty medical services and capital improvements. As a result of the Merger, it is contemplated that the Company will do little, if any, further new acquisitions or new construction. Accordingly, capital expenditures after the Merger are expected to decrease significantly to approximately $30.0 million for 1998.


     In January 1997 the Company purchased $6.5 million of its 12.5% Notes. In addition, in the nine month period ended September 30, 1997 $26.5 million of the Company's Convertible Debentures were converted into common stock.



     On June 16, 1997, Multicare entered into the Merger Agreement with Genesis ElderCare Corp. and Acquisition Corp. pursuant to which Acquisition Corp. offered to make the Tender Offer. The Tender Offer expired on Wednesday, October 8, 1997 and Acquisition Corp. accepted for purchase 32,790,495 Shares that had been validly tendered and not withdrawn. The Shares accepted pursuant to the Tender Offer constitute approximately 99.65% of Multicare's issued and outstanding Shares. On October 10, 1997, pursuant to the Merger Agreement, Acquisition Corp. was merged with and into Multicare (the "Surviving Corporation") and the remaining Shares not previously purchased in the Tender Offer were canceled, extinguished and converted into the right to receive $28.00 in cash. As a result of the Merger, Parent is the record and beneficial owner of all Shares of the Surviving Corporation. Parent is owned by Genesis, Cypress, TPG and Nazem and their affiliates.


     In connection with the Merger, Multicare entered into three term loans and a revolving credit facility of up to $525 million, in the aggregate (collectively, the "Senior Facilities"), provided by a syndicate of banks and other financial institutions (collectively, the "Lenders") led by Mellon Bank, N.A., as administrative agent (the "Administrative Agent"), pursuant to a certain credit agreement dated as of October 14, 1997. The Senior Facilities are being used for the purpose of (i) refinancing certain short term facilities in the aggregate principal amount of $431.6 million which were funded on October 9, 1997 to acquire the Shares in the Tender

Offer, refinance certain indebtedness of Multicare and pay fees and expenses related to the transactions, (ii) funding interest and principal payments on such facilities and on certain remaining indebtedness and (iii) funding working capital and general corporate purposes.



     The Senior Facilities consist of: (1) a $200 million six year term loan (the "Tranche A Term Facility"); (2) a $150 million seven year term loan (the "Tranche B Term Facility"); (3) a $50 million term loan maturing on June 1, 2005 (the "Tranche C Term Facility"); (4) a $125 million six year revolving credit facility (the "Revolving Credit Facility"); and (5) one or more Swing Loans (collectively, the "Swing Loan Facility") in integral principal multiples of $500,000 up to an aggregate unpaid principal amount of $10 million. The Tranche A Term Facility, Tranche B Term Facility and Tranche C Term Facility are subject to amortization in quarterly installments, commencing at the end of the first calendar quarter after the date of the consummation of the Merger (the "Closing Date"). The Revolving Credit Facility will mature six years after the Closing Date. All net proceeds received by Multicare from (i) the sale of assets of Multicare or its subsidiaries other than sales in the ordinary course of business (and other than the sale of Multicare's rehabilitation therapy business) and (ii) any sale of common stock or debt securities of Multicare in respect of common stock will be applied as a mandatory prepayment. Fifty percent of Excess Cash Flow must be applied to the Senior Facilities and shall be payable annually.



     The Senior Facilities are secured by a first priority security interest in all of the (i) stock of Multicare, (ii) stock, partnership interests and other equity of all of Multicare's present and future direct and indirect subsidiaries and (iii) intercompany notes among Parent and any subsidiaries or among any subsidiaries. Loans under the Senior Facilities bear, at Multicare's option, interest at the per annum Prime Rate as announced by the Administrative Agent, or the applicable Adjusted LIBO Rate. Loans under the Tranche A Term Facility bear interest at a rate equal to LIBO Rate plus 2.5%; loans under the Tranche B Term Facility bear interest at a rate equal to LIBO Rate plus 2.75%; loans under the Tranche C Term Facility bear interest at a rate equal to LIBO Rate plus 3.0%; loans under the Revolving Credit Facility bear interest at a rate equal to LIBO Rate plus 2.5%; and loans under the Swing Loan Facility bear interest at the Prime Rate unless otherwise agreed to by the parties. Subject to meeting certain financial covenants, the above-referenced interest rates will be reduced.


     The Long Term Credit Agreement contains a number of covenants that, among other things, restrict the ability of Multicare and its subsidiaries to dispose of assets, incur additional indebtedness, make loans and investments, pay dividends, engage in mergers or consolidations, engage in certain transactions with affiliates and change control of capital stock, prepay debt, make material changes in accounting and reporting practices, create liens on assets, give a negative pledge on assets, make acquisitions and amend or modify documents. In addition, the Long Term Credit Agreement requires that Multicare and its affiliates maintain the Management Agreement (as defined below) as well as comply with certain financial covenants.


     On August 11, 1997, Acquisition Corp. sold to the Placement Agents $250 million principal amount of the Existing Notes which were issued pursuant to the Indenture. The Existing Notes bear interest at 9% per annum from August 11, 1997, payable semiannually on February 1 and August 1 of each year, commencing on February 1, 1998.


     Under the terms of the Indenture, the issuer of the 9% Notes is obligated to consummate the Exchange Offer pursuant to an effective registration statement or to cause resales of the Existing Notes to be registered under the Securities Act pursuant to an effective shelf registration statement. In the event that the Exchange Offer is not consummated and a shelf registration statement is not declared effective on or prior to March 31, 1998, the per annum interest rate on the Existing Notes will be increased by .5% until the Exchange Offer is consummated or the shelf registration statement is declared effective.


     The Existing Notes are unsecured, general obligations of the issuer, subordinated in right of payment to all existing and future Senior Indebtedness, as defined in the Indenture, of the issuer, including indebtedness under the Senior Facilities. The Existing Notes rank pari passu in right of payment with any future senior subordinated indebtedness of the issuer and are senior in right of payment to all future subordinated indebtedness of the issuer. The Existing Notes are redeemable at the option of the issuer, in whole or in part, at any time on or after August 1, 2002, initially at 104.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after August 1, 2004. The Existing Notes are subject to mandatory redemption at 101%. Upon a Change in Control, as defined in the Indenture, the issuer is required to make an offer to purchase the Existing Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. The Indenture contains a number of covenants that, among other things, restrict the ability of the issuer of the Existing Notes to incur additional indebtedness, pay dividends, redeem capital stock, make certain investments, issue the capital stock of its subsidiaries, engage in mergers or consolidations or asset sales, engage in certain transactions with affiliates, and create dividend and other restrictions affecting its subsidiaries.

     Upon the consummation of the Merger, Multicare assumed all obligations of Acquisition Corp. with respect to and under the Existing Notes and the related Indenture.


     On October 9, 1997, Multicare, Genesis and Genesis ElderCare Network Services, Inc., a wholly-owned subsidiary of Genesis, entered into the Management Agreement pursuant to which Genesis will manage Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. Genesis will be paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,991,666 and (ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23.9 million in any given year. Under the Management Agreement, Genesis is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of Multicare will be paid by Multicare.


     On October 10, 1997, Genesis entered into the Therapy Sale pursuant to which Genesis acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24 million, subject to adjustment.


     On October 10, 1997, Genesis and one of its wholly-owned subsidiaries entered into the Pharmacy Sale pursuant to which Genesis will acquire all of the outstanding capital stock and limited partnership interests of certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50 million, subject to adjustment.

     In February 1998 ElderTrust ("ETT"), a Maryland real estate investment trust sponsored by Genesis, made term loans to subsidiaries of the Company with respect to the lease-up of two assisted living facilities. The loans have a fixed annual rate of interest of 10.5% and mature three years from the date of the loans, subject to the right of the Company to extend the term for up to three one-year extension periods in the event the facility has not reached "stabilized occupancy" (as defined) as of the third anniversary of the loan (or at the end of any extension period, if applicable).

     In February 1998 ETT also made one construction loan a subsidiary of the Company to fund construction of an assisted living facility being developed by the Company. The note bears interest at a fixed annual rate of 10.5%, and will mature on the third anniversary of the loan, subject to the right of the Company to extend the term for up to three one-year extension periods in the event the facility has not reached "stabilized occupancy" as of such third anniversary (or at the end of any extension period, if applicable).

     ETT is obligated to purchase and leaseback the three facilities that secure the term and construction loans being made to the Company, upon the earlier of the facility reaching stabilized occupancy or the maturity of the loan secured by the facility provided, however, that the Company will not be obligated to sell any facility if the purchase price for the facility would be less than the applicable loan amount. The purchase agreements provide for a cash purchase price in an amount which will result in an annual yield of 10.5% to ETT. If acquired by ETT, these facilities would be leased to the Company under minimum rent leases. The initial term of any minimum rent lease will be ten years, and the Company will have the option to extend the term for up to two five-year extension periods upon 12 months notice to ETT. Minimum rent for the first lease year under any minimum rent lease will be established by multiplying the purchase price for the applicable facility times 10.5%, and the increase each year by an amount equal to the lesser of (i) 5% of the increase in the gross revenues for such facility (excluding any revenues derived from ancillary healthcare services provided by Genesis or its affiliates to residents of the applicable facility) during the immediately preceding year or (ii) one-half of the increase in the Consumer Price Index during the immediately preceding year. During the last four years of the term (as extended, if applicable), the Company is required to make minimum capital expenditures equal to $3,000 per residential unit in each assisted living facility covered by a minimum rent lease.

     The Company enters into interest rate swap agreements to manage interest costs and risks associated with changing interest rates. Subsequent to September 30, 1997 the Company entered into swap agreements with notional principal amounts totaling $100,000. These agreements effectively convert underlying variable-rate debt based on LIBOR into fixed-rate debt whereby the Company makes quarterly payments at a weighted average fixed rate of 5.65% and receives quarterly payments at a floating rate based on three month LIBOR (approximately 5.78% at February 10, 1998).


     Legislative and regulatory action and government budgetary constraints could change the timing of payments and reimbursement rates of the Medicare and Medicaid programs in the future. These changes could have a material adverse effect on the Company's future operating results and cash flows.

     There are numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including without limitation, discussions at the federal level concerning budget reductions and the implementation of prospective payment systems for the Medicare and Medicaid programs. The Company is unable to predict the impact of healthcare reform proposals on the Company; however, it is possible that such proposals could have a material adverse effect on the Company. Any changes in reimbursement levels under Medicaid and Medicare and any changes in applicable government regulations could significantly affect the profitability of the Company. Various cost containment measures adopted by governmental pay sources have begun to limit the scope and amount of reimbursable healthcare expenses. Additional measures, including measures that have already been proposed in states in which the Company operates, may be adopted in the future as federal and state governments attempt to control escalating healthcare costs. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company. In particular, changes to the Medicare reimbursement program that have been proposed could materially adversely affect the Company's revenues derived from ancillary services. See "Risk Factors -- Regulation" and "-- Payment By Third Party Payors."


Seasonality

     Multicare's earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors which include the timing of Medicaid rate increases, seasonal census cycles and the number of calendar days in a given quarter.


Inflation

     The healthcare industry is labor intensive. Wages and other labor related costs are especially sensitive to inflation. In addition, suppliers pass along rising costs to Multicare in the form of higher prices. When faced with increases in operating costs, Multicare has increased its charges for services. The Company's operations could be adversely affected if it is unable to recover future cost increases or experiences significant delays in increasing rates of reimbursement of its labor and other costs from Medicaid and Medicare revenue sources.

                                   BUSINESS


General

     Multicare is a leading provider of high quality eldercare and specialty medical services in selected geographic regions. Multicare's eldercare services include skilled nursing care, assisted living, Alzheimer's care and related support activities traditionally provided in eldercare facilities. The Company's specialty medical services consist of (i) sub-acute care such as ventilator care, intravenous therapy, and various forms of coma, pain and wound management and (ii) rehabilitation therapies such as occupational, physical and speech therapy and stroke and orthopedic rehabilitation. The Company also provides management services to 44 facilities and consulting services to 14 facilities.


     Multicare is well-positioned in its markets because it provides high quality care in concentrated geographic regions. As a result, Multicare has achieved high occupancy rates, a favorable payor mix and sustained total and same store growth in net revenues and operating profits. Multicare's overall occupancy rate was approximately 92%, 92% and 91% for the years ended December 31, 1994, 1995 and 1996, respectively, 90% for the nine months ended September 30, 1997, and 92% for the three months ended December 31, 1997. Multicare achieved a quality mix (defined as non-Medicaid revenues) of 63%, 66% and 65% of net revenues for the years ended December 31, 1994, 1995 and 1996, respectively, 67% for the nine months ended September 30, 1997, and 67% for the three months ended December 31, 1997.


     As of September 30, 1997, Multicare operated 155 eldercare facilities, 11 assisted living facilities and two outpatient rehabilitation centers (90 owned, 27 leased and 51 managed) in Connecticut, Illinois, Massachusetts, New Jersey, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia and Wisconsin with 17,615 beds. In terms of beds, the Company is the largest provider of eldercare services in Massachusetts, New Jersey and West Virginia. In addition, the Company is one of the largest providers of eldercare services in Pennsylvania, Ohio and Wisconsin. The Company operates high quality, attractive facilities, many of which are newly constructed; approximately one-third of the Company's beds are less than five years old. In addition, 75% of the Company's facilities are owned rather than leased. The Company believes that significant ownership of its assets enhances the Company's credit quality and financial flexibility.


Patient Services

  Basic Healthcare Services

     Basic healthcare services are those traditionally provided to elderly patients in eldercare facilities and assisted living residences with respect to daily living activities and general medical needs. The Company provides 24-hour skilled nursing care by registered nurses, licensed practical nurses and certified nursing aides in all of its skilled nursing facilities. Each eldercare facility is managed by an on-site licensed administrator who is responsible for the overall operations of the facility, including quality of care. The medical needs of patients are supervised by a medical director who is a licensed physician. While treatment of patients is the responsibility of patients' attending physicians who are not employed by the Company, the medical director monitors all aspects of patient treatment. The Company also provides a broad range of support services including dietary services, therapeutic recreational activities, social services, housekeeping and laundry services, pharmaceutical and medical supplies and routine rehabilitation therapy. Each eldercare facility offers a number of activities designed to enhance the quality of life for patients. These activities include entertainment events, musical productions, arts and crafts and programs encouraging community interaction with patients and visits to the facility. The Company provides housing, personal care and support services as well as certain routine nursing services in its assisted living residences.

     The Company currently provides specialized care for Alzheimer's patients under the supervision of specially trained skilled nursing, therapeutic recreation and social services personnel. The Company's Alzheimer's programs include music therapy, gross and fine motor activity, reality orientation and cognitive stimulation designed to counter the hyperactivity, memory loss, confusion and reduced learning ability experienced by Alzheimer's patients.

  Specialty Medical Services

     Specialty medical services are provided to patients with medically complex needs who generally require more intensive treatment and a higher level of skilled nursing care. These services typically generate higher profit margins than basic healthcare services because the higher complexity of the patients' medical conditions results in a need for increased levels of care and ancillary services.

     Sub-acute Care. Sub-acute care includes services provided to patients with medically complex conditions who require ongoing nursing and medical supervision and access to specialized equipment and services, but do not require many of the other services provided by an acute care hospital. Services in this category include ventilator care, intravenous therapy, wound care management, traumatic brain injury care, post-stroke CVA (cerebrovascular accident) care, CAPD (continuous ambulatory peritoneal dialysis), pain management, hospice care, and tracheotomy and other ostomy care. The Company provides a range of sub-acute care services to patients at its facilities. The Company plans to continue to expand its sub-acute care capabilities by supplementing and expanding currently available services and by developing expertise in additional services.

     Rehabilitation Therapies. The Company provides rehabilitation therapy programs at substantially all of its facilities. To complement the routine rehabilitation therapy services provided to its eldercare patients, the Company has developed specialized rehabilitation therapy programs to serve patients with complex care needs, such as motor vehicle and other accident victims, persons suffering from job-related injuries and disabilities, and joint-replacement patients. The Company employs full time physical, occupational, and speech therapists at a majority of its facilities. The Company also offers respiratory services at selected facilities. In addition, Multicare operates two outpatient rehabilitation facilities in New Jersey and Illinois. Upon consummation of the Merger, the Company sold its contract rehabilitation therapy business to Genesis. See "The Tender Offer and Merger."


     Institutional Pharmacy Services. Multicare operates eight institutional pharmacies which currently serve a total of approximately 30,000 beds. The pharmacies provide eldercare healthcare facilities and other institutions a variety of products and services including prescription drugs, pharmacy consulting, and enteral, urological and intravenous therapies. Concurrently with the consummation of the Merger, the Company entered into a contract to sell its pharmacy business to Genesis. See "The Tender Offer and Merger."



Operations

     General. The day-to-day operations of each eldercare facility are managed by an on-site state licensed administrator who is responsible for the overall operation of the facility, including quality of care, marketing, and financial performance. The administrator is assisted by an array of professional and non-professional personnel (some of whom may be independent providers), including a medical director, nurses and nursing assistants, social workers, therapists, dietary personnel, therapeutic recreation staff, and housekeeping, laundry and maintenance personnel. The business office staff at each facility manage the day-to-day administrative functions, including data processing, accounts payable, accounts receivable, billing and payroll.

     Historically, the facilities operated by Multicare were divided into five divisions, each supervised by a team including a divisional director, a divisional controller, a marketing director, an operations performance director, and a clinical services director. The divisional and facility personnel were supported by a corporate staff based at Multicare's New Jersey headquarters. Upon consummation of the Merger, Genesis and the Company entered into the Management Agreement pursuant to which Genesis manages the Company's operations. Genesis is in the process of overlaying its existing regional and business unit management over the existing regional and business unit management at Multicare. The Company believes that the integration of Genesis and Multicare management will be facilitated by the geographic concentration of Multicare's facilities, the proximity of Multicare facilities to Genesis' existing markets, the quality of Multicare's unit and regional management and Multicare's existing information systems which will allow a rational phase-in of Genesis' management. See "Management -- Certain Agreements -- Management Agreement."

     Marketing. As a result of the Merger, Genesis manages the Company's marketing program. Marketing for eldercare centers is focused at the local level and is conducted primarily by the center administrator and its admissions director who call on referral sources such as doctors, hospitals, hospital discharge planners, churches and various organizations. Genesis management's marketing objective for the Company is to maintain public awareness of the eldercare center and its capabilities. Genesis' management attempts to take advantage of the Company's regional concentrations in its marketing efforts, where appropriate, through consolidated marketing programs which benefit more than one center.


     The Genesis corporate business development department, through regional managers, markets the Company's sub-acute program directly to insurance, managed care organizations and other third party payors. In addition, the Genesis marketing department, supports the eldercare centers in developing promotional materials and literature focusing on Genesis management's philosophy of care, services provided and quality clinical standards. See "-- Government Regulation" for a discussion of the federal and state laws which limit financial and other arrangements between healthcare providers.


     Genesis has consolidated its core business, and is in the process of consolidating the Company's core business, under the name Genesis ElderCare. The Genesis ElderCare logo and trademark have been featured in a series of print advertisements and publications serving many of the regional markets in which the Company operates. The marketing of Genesis ElderCare is aimed at increasing awareness among decision makers in key professional and business audiences. Genesis is using and will continue to use advertising to promote the Genesis ElderCare brand name in trade, professional and business publications and to promote services directly to consumers.


Sources of Revenue


     The Company derives its revenues from private pay sources, state Medicaid programs for indigent patients and the federal Medicare program for certain elderly and disabled patients. The Company classifies payments from persons or entities other than the government as private pay and other revenue. The private pay and other revenue classification also includes revenues from commercial insurers, health maintenance organizations and other charge-based payment sources. Blue Cross and Veterans Administration payments are included in private pay and other revenue and are made pursuant to renewable contracts negotiated with these payors. The Company's rates for private pay patients are typically higher than rates for patients eligible for assistance under state-administered reimbursement programs. The private pay rates charged by the Company are influenced primarily by the rates charged by other providers in the local market and by Medicaid and Medicare reimbursement rates. Specialty medical services are usually reimbursed under casualty and health insurance coverages. The acuity levels for these insurance patients are generally higher and require additional staff and increased utilization of facility resources, resulting in higher payment rates. Individual cases are either negotiated on a case by case basis with the insurer or the rates are prescribed through managed care contract provisions.


     Medicare is a federally funded and administered health insurance program that consists of Parts A and B. Participation in Part B is voluntary and is funded in part through the payment of premiums. Benefits under Part A include inpatient hospital services, skilled nursing in a skilled nursing facility and medical services such as physical, speech and occupational therapy, certain pharmaceuticals and medical supplies. Part B provides coverage for physician services. Part B also reimburses for medical services with the exception of pharmaceutical services. Medicare benefits are not available for intermediate and custodial levels of care including but not limited to residence in assisted living facilities; however, medical and physician services furnished to such patients may be reimbursable under Part B. Under the Part A reimbursement methodology, each skilled nursing facility receives an interim payment during the year which is adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. Final settlements are subject to an audit of the filed cost report whereby adjustments may result in additional payments to the Company or in recoupments from the Company. As the Company is reimbursed for its direct costs plus an allocation of indirect costs up to a regional limit, to the extent that the Company expands its specialty medical services, the costs of care for these patients are expected to exceed the regional reimbursement limits. As a result, the Company has submitted and will be required to submit further exception requests to recover the excess costs from Medicare. There can be no assurance that the Company will be able to recover such excess costs under pending or any future requests. The failure to recover these excess costs in the future would adversely affect the Company's financial position and results of operations. For services not billed through a facility, the Company's specialty medical operations bill Medicare, when appropriate, directly for nutritional support services, infusion therapy, certain medical supplies and equipment, physician services and certain therapy services as provided. Medicare payments for these services may be based on reasonable cost charges or a fixed-fee schedule determined by Medicare. To date, adjustments from Medicare and Medicaid audits have not had a material adverse effect on the Company. There can be no assurance that future adjustments will not have a material adverse effect on the Company.


     Medicaid is the state administered reimbursement program that covers both skilled nursing facilities and intermediate eldercare. Although Medicaid programs vary from state to state, typically they provide for payment for services including nursing facility services, physician's services, therapy services and prescription drugs, up to established ceilings, at rates based upon cost reimbursement principles. Reimbursement rates are typically determined by the state from cost reports filed annually by each facility, on a prospective or retrospective basis. In a prospective system, a rate is calculated from historical data and updated using an inflation index. The resulting prospective rate is final, but in some cases may be adjusted pursuant to an audit. In this type of payment system, facility cost increases during the rate year do not affect payment levels in that year. In a retrospective system, final rates are based on reimbursable costs for that year. An interim rate is calculated from previously filed cost reports, and may include an inflation factor to account for the time lag between the final cost report settlement and the rate period. Consequently, facility cost increases during any year may affect revenues in that year. Certain states are scheduled to convert, or have recently converted, from a retrospective system, which generally recognizes only two or three levels of care, to a case mix prospective pricing system, pursuant to which payment to a facility for patient services directly considers the individual patient's condition and need for services. The effect, if any, of such a payment system on the Company is unclear.


     The following table identifies Multicare's net revenues attributable to each of its revenue sources for the periods indicated below.





                                                             Net Revenues
                              --------------------------------------------------------------------------
                                                                Nine Months Ended    Three Months Ended
                                 Year Ended December 31,          September 30,         December 31,
                              ------------------------------   -------------------   -------------------
                                1994       1995       1996       1996       1997       1996       1997
                              --------   --------   --------   --------   --------   --------   --------
Private and other .........       39%        41%        40%        40%        43%        42%        43%
Medicaid ..................       38         34         35         36         33         35         33
Medicare ..................       23         25         25         24         24         23         24
                                  --         --         --         --         --         --         --
  Total ........ ..........      100%       100%       100%       100%       100%       100%       100%
                                 ===        ===        ===        ===        ===        ===        ===


Competition


     The Company competes with a variety of other companies in providing healthcare services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's customers who are either presently residents of its eldercare centers or are otherwise receiving its healthcare services.


     The Company operates eldercare centers in 11 states. In each market, the Company's eldercare centers may compete for customers with rehabilitation hospitals, sub-acute units of hospitals, skilled or intermediate nursing centers, personal care or residential centers and assisted living facilities which offer comparable services to those offered by the Company's centers. Certain of these providers are operated by not-for-profit organizations and similar businesses which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. In competing for customers, a center's local reputation is of paramount importance. Referrals typically come from acute care hospitals, physicians, religious groups, other community organizations, health maintenance organizations and the customer's families and friends. Members of a customer's family generally actively participate in selecting an eldercare center. Competition for sub-acute patients is intense among hospitals with long-term care capability, rehabilitation hospitals and other speciality providers and is expected to remain so in the future. Important competitive factors include the reputation in the community, services offered, the appearance of a center and the cost of services.

     The Company competes in providing specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in the speciality medical services business are similar to those in the eldercare center business and include reputation, the quality of clinical services, responsiveness to patient needs, and the ability to provide support in other areas such as third party reimbursements, information management and patient record-keeping.

     The Company believes that state regulations which require the issuance of a Certificate of Need before a new eldercare center can be constructed or additional beds can be added to an existing facility reduce the possibility of overbuilding and promote higher utilization of existing facilities. However, a relaxation, expiration or elimination of Certificate of Need requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into sub-acute units. Competition from acute care hospitals could adversely affect the Company and certain states in which the Company operates have considered or are considering action that could facilitate such competition. See "Risk Factors -- Risks Associated with Multicare Transaction."


Government Regulation


     The federal government and all states in which the Company operates regulate various aspects of the Company's business. The Company's facilities are subject to certain federal statutes and regulations and to statutory and regulatory licensing and other requirements imposed by state and local authorities.

     All of the Company's facilities and programs, to the extent required, are licensed under applicable law and have any required Certificates of Need from responsible state authorities. Substantially all facilities and healthcare services, or practitioners providing the services therein, are certified or approved as providers under one or more of the Medicaid, Medicare or Veterans Administration programs. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State and local agencies survey licensed facilities on a regular basis to determine whether such facilities are in compliance with governmental operating and health standards and conditions for participation in government sponsored third party payor programs. The Company believes that its facilities are in substantial compliance with the various Medicare and Medicaid regulatory requirements applicable to them. However, in the ordinary course of its business, the Company receives notices of deficiencies for failure to comply with various regulatory requirements. The Company reviews such notices and takes appropriate corrective action. In most cases, the Company and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a facility's license. These actions may adversely affect the facilities' ability to continue to operate, the ability of the Company to provide certain services, and eligibility to participate in the Medicare, Medicaid or Veterans Administration programs or to receive payments from other payors. Additionally, actions taken against one facility may subject other facilities under common control or ownership to adverse measures, including loss of licensure or eligibility to participate in Medicare and Medicaid programs. From time to time, survey deficiencies have resulted in various penalties against certain facilities and the Company. These penalties have included monetary fines, temporary bans on the admission of new patients and the placement of restrictions on the Company's ability to obtain or transfer certificates of need in certain states. To date, no survey deficiencies or any resulting penalties have had a material adverse effect on the Company's operations, however, there can be no assurance that future surveys will not result in penalties or sanctions which could have a material adverse effect on the Company.

     Both initial and continuing qualifications of a eldercare facility to participate in the Medicare and Medicaid programs depend upon many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls. Failure to comply with these standards could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, the issuance of a provisional license for a facility, suspension or decertification from the Medicaid or Medicare program, restrictions on the ability to acquire new facilities or expand existing facilities and, in extreme cases, the imposition of limitations on a facility's license, the appointment of third-party temporary management for a facility, revocation of the facility's license or closure of a facility. There can be no assurance that the facilities owned, leased or managed by the Company, or the provision of services and supplies by the Company, will meet the requirements for participation in the Medicaid or Medicare programs or state licensing authorities.

     Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, traditionally they have provided for the payment of certain expenses, up to established limits, at rates based generally on cost reimbursement principles.


     States in which the Company operates generally have adopted Certificate of Need or similar laws which generally require that a state agency approve certain acquisitions and determine that the need for certain bed additions, new services, and capital expenditures or other changes exists prior to the acquisition or addition of beds or services, the implementation of other changes, or the expenditure of capital. Certificate of Need legislation is currently in place in all states in which the Company operates, except in Pennsylvania where the existing Certificate of Need legislation expired on December 18, 1996. A bill has been introduced in the Pennsylvania legislature to re-establish Certificate of Need requirements; however, the Company has been advised that there is little likelihood such bill will be passed. The Pennsylvania Department of Public Welfare has issued a policy statement to the effect that generally it will not enter into a provider agreement with any eldercare facility which did not receive Certificate of Need approval for the beds at issue prior to the sunset of Pennsylvania's Certificate of Need law. In addition, in most states the reduction of beds or the closure of a facility requires the approval of the appropriate state regulatory agency and, if the Company were to determine to reduce beds or close a facility, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval.


     The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the "anti-kickback" provisions of the Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. These laws also include the "Stark legislation" which prohibits, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has an ownership interest. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company. Although the Company has contractual arrangements with some healthcare providers to which the Company pays fees for services rendered or products provided, the Company believes that its practices are not in violation of these laws. The Company cannot accurately predict whether enforcement activities will increase or the effect of any such increase on its business. There have also been a number of recent federal and state legislative and regulatory initiatives concerning reimbursement under the

Medicare and Medicaid programs. In particular, the federal government has issued fraud alerts concerning double billing, home health services and the provisions of medical supplies. Accordingly, it is anticipated that these areas may come under closer scrutiny by the government. The Company cannot accurately predict the impact of any such initiatives.

     There are numerous legislative and executive initiatives at the federal and state levels for healthcare reform with a view toward, among other things, slowing the overall rate of growth in healthcare expenditures. The Company is unable to predict the impact of healthcare reforms on the Company; however it is possible that such proposals could have a material adverse effect on the Company.

     The Company is also subject to a wide variety of federal, state and local environmental and occupational health and safety laws and regulations. Among the types of regulatory requirements faced by health care providers are: air and water quality control requirements; waste management requirements; specific regulatory requirements applicable to asbestos, polychlorinated biphenyls, and radioactive substances; requirements for providing notice to employees and members of the public about hazardous materials and wastes; and certain other requirements.

     In its role as owner and/or operator of properties or facilities, the Company may be subject to liability for investigating and remedying any hazardous substances that have come to be located on the property, including such substances that may have migrated off, or emitted, discharged, leaked, escaped or been transported from, the property. Ancillary to the Company's operations are, in various combinations, the handling, use, storage, transportation, disposal and/or discharge of hazardous, infectious, toxic, radioactive, flammable and other hazardous materials, wastes, pollutants or contaminants. Such activities may result in damage to individuals, property or the environment; may interrupt operations and/or increase their costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance. There can be no assurance that the Company will not encounter such risks in the future, and such risks may have a material adverse effect on the operations or financial condition of the Company.


Employees

     As of September 30, 1997, Multicare employed approximately 15,500 persons. Approximately 2,000 employees at 28 of Multicare's facilities are covered by collective bargaining agreements. The Company believes that it has had good relationships with its employees and with the unions that represent its employees, but it cannot predict the effect of continued union representation or organizational activities on its future operations.

     The healthcare industry has at times experienced a shortage of qualified healthcare personnel. The Company competes with other healthcare providers and with non-healthcare providers for both professional and non-professional employees. While the Company has been able to retain the services of an adequate number of qualified personnel to staff its facilities appropriately and maintain its standards of quality care, there can be no assurance that continued shortages will not in the future affect the ability of the Company to attract and maintain an adequate staff of qualified healthcare personnel. A lack of qualified personnel at a facility could result in significant increases in labor costs at such facility or otherwise adversely affect operations at such facility. Any of these developments could adversely affect the Company's operating results or expansion plans.

Insurance

     The provision of healthcare services entails an inherent risk of liability. Multicare maintains liability insurance providing coverage which it believes to be adequate. In addition, Multicare maintains property, business interruption, and workers' compensation insurance covering all facilities in amounts deemed adequate by Multicare. There can be no assurance that any future claims will not exceed applicable insurance coverage or that the Company will be able to continue its present insurance coverage on satisfactory terms, if at all.

Legal Proceedings

     Multicare is a party to claims and legal actions arising in the ordinary course of business. Multicare does not believe that any litigation to which Multicare is currently a party, alone or in the aggregate, will have a material adverse effect on the Company.

Significant Acquisitions


     In December 1996, Multicare acquired A.D.S, an affiliated group of eldercare companies operating 22 eldercare facilities with 2,930 beds, 20 hospital based sub-acute units with 514 beds and eight assisted living facilities with 821 beds, all but one of which are located in Massachusetts. A.D.S also provided consulting services to an additional 14 facilities with 1,668 beds and operated several ancillary businesses. In December 1996, Multicare completed the acquisition of the assets and operations of three eldercare facilities in Rhode Island with 373 beds which Multicare had been managing since December 1995 when Multicare acquired the assets and operations of two related eldercare facilities with 356 beds in Connecticut. In February 1996, Multicare acquired the outstanding capital stock of Concord which operated 11 eldercare facilities with approximately 1,600 beds, including assisted living facilities, and several ancillary businesses in Pennsylvania. In December 1995, Multicare acquired the outstanding capital stock of Glenmark Associates, Inc., an eldercare service provider that operated 21 facilities and several ancillary businesses with approximately 1,700 beds located principally in West Virginia. In 1996 and 1997, Multicare completed the construction of four new skilled nursing facilities which are currently managed by the Company. In addition, Multicare opened its first three newly constructed assisted living facilities during 1996 and 1997.



Properties

     As of September 30, 1997, Multicare operated 155 eldercare facilities, 11 assisted living facilities and two outpatient rehabilitation centers (90 owned, 27 leased and 51 managed). Multicare has sought to retain ownership of a significant portion of its real estate and it believes this provides it with substantial financing flexibility. Twenty-seven of Multicare's facilities are leased by the respective operating entities from third parties. The inability of the Company to make rental payments under these leases could result in loss of the leased property through eviction or other proceedings. Certain facility leases do not provide for non-disturbance from the mortgagee of the fee interest in the property and consequently each such lease is subject to termination in the event that the mortgage is foreclosed following a default by the owner.

     The Company considers its properties to be in good operating condition and suitable for the purposes for which they are being used.

     The following table summarizes by state certain information regarding Multicare's facilities and outpatient rehabilitation centers at September 30, 1997 (excluding 14 facilities with 1,668 beds at which Multicare provides quality assurance consulting services):





                                 Owned (1)                Leased (2)                 Managed                    Total
                          -----------------------   -----------------------   ----------------------   -----------------------
                           Facilities      Beds      Facilities      Beds      Facilities      Beds     Facilities      Beds
                          ------------   --------   ------------   --------   ------------   -------   ------------   --------
Massachusetts .........         8         1,118           5           742          37         2,459          50         4,319
New Jersey ............        13         1,425           8         1,294           4           659          25         3,378
Pennsylvania ..........        16         1,805          --            --           3           654          19         2,459
West Virginia .........        17         1,503           4           326           1            62          22         1,891
Ohio ..................        10           896           4           250          --            --          14         1,146
Connecticut ...........         5           766           2           250           6           872          13         1,888
Illinois ..............        10           876           1            92          --            --          11           968
Wisconsin .............         6           729           2           231          --            --           8           960
Rhode Island ..........         3           373          --            --          --            --           3           373
Virginia ..............         1            90           1            85          --            --           2           175
Vermont ...............         1            58          --            --          --            --           1            58
                               --         -----          --         -----          --         -----          --         -----
  Total ...............        90         9,639          27         3,270          51         4,706         168        17,615
                               ==         =====          ==         =====          ==         =====         ===        ======


------------
(1) Includes seven facilities with 883 beds which are not wholly owned.


(2) In connection with the Merger, the Company acquired five of the facilities in Massachusetts and a facility in Virginia that were previously leased under the Company's lease faciltiy.

                                  MANAGEMENT


Directors and Executive Officers of the Company


     The following table sets forth certain information regarding each of the directors and executive officers of the Company. Each was appointed to his position with the Company at or about the time of the Tender Offer.



Name                               Age    Position
-------------------------------   -----   ------------------------------------------------------------
Michael R. Walker .............    49     Chairman, Chief Executive Officer and Director
George V. Hager, Jr. ..........    41     Senior Vice President, Chief Financial Officer and Director
James L. Singleton ............    42     Vice President, Assistant Secretary and Director
James G. Coulter ..............    37     Vice President, Assistant Secretary and Director
Jonathan J. Coslet ............    32     Director
Richard R. Howard .............    48     Director
Karl I. Peterson ..............    26     Director
William L. Spiegel ............    35     Director
James A. Stern ................    47     Director

     Michael R. Walker is the Chairman of the Board, Chief Executive Officer and a director of the Company. Mr. Walker is the founder of Genesis and has served as Chairman and Chief Executive Officer of Genesis since its inception in 1985. In 1981, Mr. Walker co-founded Health Group Care Centers ("HGCC"). At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated eldercare facilities with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of Hospital Affiliates International. Mr. Walker holds a Master of Business Administration degree from Temple University and a Bachelor of Arts in Business Administration from Franklin and Marshall College. Mr. Walker serves on the Board of Directors of Renal Treatment Centers, Inc. and on the Board of Trustees of Universal Health Realty & Income Trust.


     George V. Hager, Jr. is the Senior Vice President, Chief Financial Officer and a director of the Company. Mr. Hager has served as the Senior Vice President and Chief Financial Officer of Genesis since February 1994. Mr. Hager joined Genesis in July 1992 as Vice President and Chief Financial Officer. Prior thereto, Mr. Hager was the partner in charge of the healthcare practice for KPMG Peat Marwick LLP in the Philadelphia office. Mr. Hager began his career at KPMG Peat Marwick LLP in 1979 and has over 15 years of experience in the healthcare industry. Mr. Hager received a Bachelor of Arts degree in Economics from Dickinson College in 1978 and a Master of Business Administration degree from Rutgers Graduate School of Management. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants.


     James L. Singleton is a Vice President, Assistant Secretary and a director of the Company. Mr. Singleton has been a Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group of Lehman Brothers Inc. Mr. Singleton holds a Master of Business Administration degree from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Yale University. Mr. Singleton serves on the Board of Directors of Able Body Corporation, Cinemark USA, Inc., L.P. Thebault Company and Williams Scotsman, Inc.


     James G. Coulter is a Vice President, Assistant Secretary and a director of the Company. Mr. Coulter was a founding partner of TPG in 1992. Prior to forming TPG, Mr. Coulter was a Vice President of Keystone, Inc., the personal investment vehicle of Fort Worth, Texas-based investor, Robert M. Bass. Mr. Coulter holds a Master of Business Administration degree from Stanford University and a Bachelor of Arts degree from Dartmouth College. Mr. Coulter is Co-Chairman of the Board of Beringer Wine Estates. He also serves on the Board of Directors of America West Airlines, Inc., Virgin Cinemas Limited, Paradyne Partners, L.P. and Del Monte Corp. Mr. Coulter is also an officer of the general partner of Colony Investors and Newbridge Investment Partners.

     Jonathan J. Coslet is a director of the Company. Mr. Coslet has been a partner of TPG since 1993. Prior to joining TPG, Mr. Coslet was in the Investment Banking Department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high-yield finance. Mr. Coslet holds a Master of Business Administration degree from Harvard Business School, where he was a Baker Scholar and a Loeb Fellow, and a Bachelor of Science degree in Economics from the University of Pennsylvania Wharton School. Mr. Coslet serves on the Board of Directors of PPOM, L.P.

     Richard R. Howard is a director of the Company. Mr. Howard has served as a director of Genesis since its inception and as Chief Operating Officer since June 1986. Mr. Howard joined Genesis in September 1985 as Vice President of Development. Mr. Howard's background in healthcare includes two years as the Chief Financial Officer of HGCC. Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a graduate of the University of Pennsylvania Wharton School, where he received a Bachelor of Science degree in Economics in 1971.

     Karl I. Peterson is a director of the Company. Mr. Peterson has served as Vice President of TPG since 1995. Prior to joining TPG, Mr. Peterson was in the Mergers and Acquisitions Department and the Leveraged Buyout Group of Goldman, Sachs & Co. Mr. Peterson holds a Bachelor of Business Administration degree in Finance from the University of Notre Dame.


     William L. Spiegel is a director of the Company. Mr. Spiegel has been a Principal of Cypress since its formation in April 1994. Prior to joining Cypress, Mr. Spiegel was with Lehman Brothers Inc. where he worked in the Merchant Banking Group. Mr. Spiegel holds a Master of Business Administration degree from the University of Chicago Graduate School of Business, a Master of Arts degree in Economics from the University of Western Ontario and a Bachelor of Science degree in Economics from The London School of Economics.


     James A. Stern is a director of the Company. Mr. Stern has been Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, Mr. Stern spent his entire career with Lehman Brothers Inc., most recently as head of the Merchant Banking Group. He served as head of Lehman's High Yield and Primary Capital Markets Groups, and was co-head of Investment Banking. In addition, Mr. Stern was a member of Lehman's Operating Committee. Mr. Stern holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Science degree from Tufts University where he is a trustee. Mr. Stern is a director of Amtrol Inc., Cinemark USA, Inc., Lear Corporation, Noel Group, Inc. and R.P. Scherer Corporation.


Certain Agreements


     Management Agreement. In connection with the Merger, the Company and Genesis entered into the Management Agreement pursuant to which Genesis manages the Company's operations. The Management Agreement is for a term of five years with automatic renewals for two years unless either party terminates the agreement. Genesis is entitled to receive a fee of six percent of the Company's consolidated net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,991,666 and (ii) four percent of the Company's consolidated net revenues for such month shall be subordinate to the satisfaction of the Company's senior and subordinate debt covenants and that payment of the management fee shall be no less than $23.9 million in any year. Under the Management Agreement, Genesis will be responsible for the Company's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of the Company will be paid by the Company.


     Stockholders' Agreement. In connection with their investments in Genesis ElderCare Corp., Genesis, Cypress and TPG have entered into a Stockholders' Agreement (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, among other things, each of Genesis, Cypress and TPG, as holders of Genesis ElderCare Corp. common stock, will at all times have the right to designate one-third of the members to Genesis ElderCare Corp.'s Board of Directors. The following actions by Genesis ElderCare Corp. require the consent of a member of the Board designated by Cypress, TPG and Genesis: sales of capital stock, mergers, dissolution, acquisitions in excess of specified thresholds, transactions with affiliates, dividends and redemptions, loans and investments in excess of specified thresholds, amendments of articles, by-laws and loan documents, change in business, fundamental changes and material contracts (other than termination of the Management Agreement in accordance with its terms). The Stockholders' Agreement also provides that sales of Genesis ElderCare Corp. common stock by a stockholder to a party other than an affiliate of such stockholder (including partners) and, in the case of Cypress, other than TPG, and in the case of TPG, other than Cypress, will require approval of the other stockholders, and shall be subject to a right of first offer on the part of each such stockholder.

     Put/Call Agreement. In connection with the funding pursuant to their respective equity commitments, Genesis, Cypress, TPG and Nazem entered into an agreement dated as of October 9, 1997 pursuant to which, among other things, Genesis has the option, on the terms and conditions set forth in the Put/Call Agreement, to purchase (the "Call") the common stock of Parent held by Cypress, TPG and Nazem commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress, TPG and Nazem have the option, on the terms and conditions set forth in the Put/Call Agreement, to require Genesis to purchase (the "Put") such common stock of Parent commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     The prices determined for the Put and Call are based on a formula that calculates the equity value attributable to the common stock of Parent held by Cypress, TPG and Nazem plus a portion of the Genesis pharmacy business (the "Calculated Equity Value"). The Calculated Equity Value is determined based upon a multiple of Genesis ElderCare Corp.'s earnings before interest, taxes, depreciation, amortization and rental expenses, as adjusted ("EBITDAR") after deduction of certain liabilities plus a portion of the EBITDAR related to the Genesis pharmacy business. The multiple to be applied to EBITDAR depends on whether the Put or the Call is being exercised. Any payment to Cypress, TPG or Nazem under the Call or the Put may be in the form of cash or Genesis common stock at Genesis' option.

     Upon exercise of the Call, Cypress, TPG and Nazem will receive at a minimum their original investment plus a 25% compound annual return thereon regardless of the Calculated Equity Value. Any additional Calculated Equity Value attributable to Cypress', TPG's or Nazem's Genesis ElderCare Corp. common stock will be determined on the basis set forth in the Put/Call Agreement which provides generally for additional Calculated Equity Value to be divided based upon the proportionate share of the capital contributions of the stockholders to Parent. Upon exercise of the Put by Cypress, TPG or Nazem, there will be no minimum return to Cypress, TPG or Nazem; any payment to Cypress, TPG or Nazem will be limited to Cypress', TPG's or Nazem's share of the Calculated Equity Value based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on Cypress, TPG's and Nazem's capital contributions and the remaining Calculated Equity Value to be divided based upon the proportionate share of the capital contributions of the stockholders to Parent.

     Cypress', TPG's and Nazem's rights to exercise the Put will be accelerated upon an event of bankruptcy of Genesis, a change of control of Genesis or an extraordinary dividend or distribution or the occurrence of the leverage recapitalization of Genesis. Upon an event of acceleration or the failure by Genesis to satisfy its obligations upon exercise of the Put, Cypress, TPG and Nazem have the right, inter alia, to terminate the Stockholders' Agreement and Management Agreement and to control the sale or liquidation of Parent. In the event of such sale, the proceeds from such sale will be distributed among the parties as contemplated by the formula for the Put option exercise price and Cypress, TPG and Nazem will retain a claim against Genesis for the difference, if any, between the proceeds of such sale and the put option exercise price. In the event of a bankruptcy or change of control of Genesis, the option price shall be payable solely in cash provided any such payment will be subordinated to the payment of principal and interest under the Genesis Bank Financing.

     Commencing on October 10, 2003, if the Put option has not been exercised, subject to Genesis' right of first offer, Cypress and TPG have the right to sell their stock of Genesis ElderCare Corp. Genesis shall have the right to participate in such sale and Cypress and TPG will have the right to require Genesis to participate in such sale. Upon such sale, Genesis shall pay to Cypress and TPG (in cash or Genesis common stock at Genesis' option) the difference between the proceeds received by them and the amount they would have received had they exercised the Put on October 9, 2003.

     The Put/Call Agreement also contains certain restriction on Genesis' right to take certain corporate actions including its ability to sell all or a portion of its pharmacy business.


     Therapy and Pharmacy Sale. Concurrently with the consummation of the Merger, the Company sold all of the assets used in its outpatient and inpatient rehabilitation therapy business to Genesis for approximately $24.0 million and entered into an agreement to sell all of the outstanding capital stock and limited partnership interests of certain subsidiaries of the Company that are engaged in the business of providing institutional pharmacy services to third parties to Genesis for approximately $50.0 million, subject to adjustment, which sale is expected to close in the first calendar quarter of 1998.

                           DESCRIPTION OF THE NOTES

     The Existing Notes will be issued under an Indenture to be dated as of August 1, 1997 (the "Indenture") between the Issuer and PNC Bank, National Association, trustee (the "Trustee"). A copy of the Indenture is available upon request from the Issuer. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions."


General

     The Notes will mature on August 1, 2007, will be initially limited to $250,000,000 aggregate principal amount, and will be unsecured senior subordinated obligations of the Issuer. The Notes bear interest at 9% per annum from August 11, 1997 or from the most recent interest payment date to which interest has been paid, payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 15 or July 15 next preceding such interest payment date.

     If, by March 31, 1998, the Issuer has not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the interest rate per annum on the Notes will increase by .5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "-- Registration Rights."

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any documentary, stamp or similar issue or transfer taxes or other tax or other governmental charge that may be imposed in connection therewith.

     Subject to the covenants described below under "-- Certain Covenants" and applicable law, the Issuer may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.


Optional Redemption

     The Notes will be redeemable, at the Issuer's option, in whole or in part, at any time or from time to time, on or after August 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 1, of the years set forth below:



Year                               Redemption Price
--------------------------------  -----------------
  2002 .........................  104.500%
  2003 .........................  102.250
  2004 and thereafter ..........  100.000


     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.


Sinking Fund

     The Notes will not be subject to the benefit of any sinking fund.


Registration Rights

     The Issuer has agreed with the Placement Agents, for the benefit of the Holders, that the Issuer will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Existing Notes for the Exchange Notes with terms identical to the Existing Notes (except that the Exchange Notes will not bear legends restricting the transfer thereof nor contain terms concerning interest rate increases). Upon such registration statement being declared effective, the Issuer shall offer the Exchange Notes in return for surrender of the Existing Notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each Existing Note surrendered to the Issuer under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the Existing Notes so surrendered or, if no interest has been paid on such Existing Notes, from the Closing Date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit the Issuer to effect the Exchange Offer, or under certain other circumstances, the Issuer shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Existing Notes and to keep such Shelf Registration Statement effective until two years after the Closing Date, or such shorter period that will terminate when all Existing Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Issuer shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit resales of the Existing Notes. A Holder that sells its Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to March 31, 1998, the per annum interest rate borne by the Notes will be increased by .5% until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

     If the Issuer effects the Exchange Offer, the Issuer will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all Existing Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Existing Notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this Prospectus and be subject to all of the terms and conditions specified in the Indenture and to certain transfer restrictions.


Subordination


     The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated, as described below, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Issuer ranking pari passu with all other existing and future senior subordinated indebtedness of the Issuer and senior to all existing and future Subordinated Indebtedness of the Issuer. As of December 31, 1997, on a pro forma basis after giving effect to the Pharmacy Sale, the Company (excluding its subsidiaries) would have had approximately $721.4 million of indebtedness outstanding, of which $472.8 million would have been Senior Indebtedness. See "Risk Factors

-- Substantial Leverage" and "Capitalization." Notwithstanding the foregoing, payment from (x) the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below and (y) the money or the proceeds of U.S. Government Securities held under the Escrow Agreement, will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.


     Upon the occurrence of any default in the payment of any Designated Senior Indebtedness no payment or distribution of any assets of the Issuer or any Subsidiary of any kind or character (excluding certain permitted equity or subordinated securities) shall be made by the Issuer or any Subsidiary or on behalf of, or out of the property of, the Issuer, or received by the Trustee or any Noteholder on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been paid in full in cash or Cash Equivalents.


     Upon the occurrence of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee and the Issuer from a representative or the holder of any Designated Senior Indebtedness of written notice of such Non-payment Default, no payment (other than any payments made from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" or distribution of any assets of the Issuer or any Subsidiary of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Issuer or any Subsidiary or on behalf of, or out of the property of, the Issuer or any Subsidiary or received by the Trustee or any Noteholder on account of any principal of, premium, if any, or interest on, the Notes (including payments under any guaranty thereof) or on account of the purchase, redemption or other acquisition of or in respect of the Notes (or any guaranty thereof) for the period specified below (the "Payment Blockage Period").


     The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Issuer from a representative or the holder of any Designated Senior Indebtedness and shall end on the earliest of (i) 179 days after receipt of such notice by the Trustee (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date such Non-payment Default and all other Non-payment Defaults as to which notice is also given after such period is initiated shall have been cured or waived or shall have ceased to exist or the Senior Indebtedness related thereto shall have been paid in full or (iii) the date such Payment Blockage Period and any Payment Blockage Periods initiated during such period shall have been terminated by written notice to the Issuer or the Trustee from the senior representative and the holders of the Designated Senior Indebtedness that have given notice of a Non-payment Default at or after the initiation of such Payment Blockage Period, after which, in the case of clause (i), (ii) or (iii), the Issuer shall resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating the first such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days; provided that, subject to the limitations set forth in the next sentence, the commencement of a Payment Blockage Period by the representative of Designated Senior Indebtedness other than the Credit Facility shall not bar the commencement of another Payment Blockage Period by the representative for the Credit Facility within such period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Facility) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     If the Issuer fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "Events of Default."

     The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Issuer or its assets, or any liquidation, dissolution or other winding up of the Issuer, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Issuer, all Senior Indebtedness must be paid in full in cash or Cash Equivalents before any payment or distribution (excluding certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, and the Issuer may be unable to meet its obligations fully with respect to the Notes.


     "Senior Indebtedness" means the following obligations, whether outstanding on the Closing Date or thereafter Incurred: (a) all Indebtedness and other monetary obligations of the Issuer or any Subsidiary of the Issuer under or in respect of the Credit Facility (including obligations in respect of any lease financing facility of the Credit Facility) or any Interest Rate Contract or Currency Agreement related to Indebtedness under the Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition by or against the Issuer or any Subsidiary of the Issuer under any state or federal Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnification or otherwise, and (b) the principal of, premium, if any, and interest on all other Indebtedness of the Issuer (other than the Notes) unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be pari passu with or subordinated in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness that is by its terms subordinate in right of payment to any Indebtedness of the Issuer, (ii) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of the Bankruptcy Law is without recourse to the Issuer, (iii) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock, (iv) Indebtedness for goods, materials or services purchased in the ordinary course of business or indebtedness consisting of trade payables or other current liabilities, (v) Indebtedness of or amounts owed by the Issuer to employees, officers or directors, (vi) any liability for federal, state, local or other taxes owed or owing by the Issuer, (vii) Indebtedness of the Issuer to a Subsidiary of the Issuer or any other Affiliate of the Issuer or any of such Affiliate's subsidiaries, (viii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (ix) amounts owing under leases (other than Capital Lease Obligations).


     "Designated Senior Indebtedness" is defined as (i) all Senior Indebtedness under, or in respect of, the Credit Facility and any Interest Rate Contract or Currency Agreement related to Indebtedness under the Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $30,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."


Certain Covenants


     The Indenture will contain, among others, the following covenants:


     Limitation on Indebtedness. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness) unless at the time of such event and after giving effect thereto on a pro forma basis the Issuer's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event taken as one period, calculated on the assumption that (i) such Indebtedness, and any Indebtedness Incurred or repaid after the first day of such four-quarter period and on or prior to the date of such event (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such four quarter period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Issuer, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), had been Incurred or repaid on the first day of such four-quarter period and (ii) any acquisition or disposition by the Issuer and its Restricted Subsidiaries out of the ordinary course of business of any assets constituting a company, division, line of business or business facility, in each case after the first day of such four-quarter period, and on or prior to the date of such event, had been consummated on the first day of such four-quarter period (including giving pro forma effect to the application of the proceeds of any such disposition), would have been at least equal to 2:00:1.00.


     Limitation on Restricted Payments. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:


       (i) declare or pay any dividend on, or make any distribution to holders of, its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders);


       (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock (or any option, warrant or other right to acquire such Capital Stock) of (A) the Issuer or an Unrestricted Subsidiary held by any Person or (B) a Restricted Subsidiary held by an Affiliate of the Issuer (other than any Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Issuer;



       (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or


       (iv) make any Investment in any Person (other than a Permitted
Investment)


(such payments described in (i) through (iv) collectively, "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (x) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Issuer or any Restricted Subsidiary; (y) the Issuer could Incur $1.00 of additional Indebtedness under the "Limitation on Indebtedness" covenant (other than Permitted Indebtedness); and (z) the aggregate amount of all Restricted Payments, including any Restricted Payments made pursuant to clauses (i) and
(iv) of the succeeding paragraph, declared or made after the Closing Date shall not exceed the sum of:


       (A) 50% of the Consolidated Net Income of the Issuer accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter beginning immediately following the Closing Date and ending on the last day of the fiscal quarter ending prior to the date of such proposed Restricted Payment for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Reporting Requirements" covenant (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of the amount of such loss);


       (B) the aggregate Net Cash Proceeds received after the Closing Date by the Issuer as capital contributions to the Issuer;


       (C) the aggregate Net Cash Proceeds received after the Closing Date by the Issuer from the issuance and sale (other than to any of its Subsidiaries) of shares of Qualified Capital Stock of the Issuer or any options or warrants to purchase such shares (other than issuances to the extent used to make a Restricted Payment under clause (ii) of the subsequent paragraph) of Qualified Capital Stock of the Issuer;

       (D) the aggregate Net Cash Proceeds received after the Closing Date by the Issuer for debt securities that have been converted into or exchanged for Qualified Capital Stock of the Issuer to the extent such debt securities were originally sold for cash plus the aggregate cash received by the Issuer at the time of such conversion or exchange; and

       (E) $10 million.

     None of the foregoing provisions shall be deemed to prohibit the following Restricted Payments so long as in the case of clauses (ii), (iii) and (iv) at the time of and after giving effect to the proposed Restricted Payment no Default or Event of Default shall have occurred and be continuing:


       (i) dividends paid within 60 days after the date of declaration if at the date of declaration, such payment would be permitted by the provisions of the preceding paragraph;


       (ii) the redemption, repurchase or other acquisition or retirement of Capital Stock of the Issuer or Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Issuer;


       (iii) the redemption, repurchase, or other acquisition or retirement of Subordinated Indebtedness of the Issuer, including premium, if any, and accrued and unpaid interest, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Issuer permitted to be Incurred under clause (k) of the definition of "Permitted Indebtedness"; and


       (iv) Investments in an aggregate amount not to exceed $25 million in any Person which owns, operates or services Healthcare Related Businesses.


     Restrictions on Preferred Stock of Restricted Subsidiaries. The Issuer will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Preferred Stock of a Restricted Subsidiary other than to the Issuer or a Wholly Owned Restricted Subsidiary, or permit any Person (other than the Issuer or a Wholly Owned Restricted Subsidiary) to own or hold any Preferred Stock of any Restricted Subsidiary, unless such Restricted Subsidiary would be entitled to Incur Indebtedness pursuant to the "Limitation on Indebtedness" covenant in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.


     Limitation on Transactions with Affiliates. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Issuer (other than a Wholly Owned Restricted Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (ii) with respect to a transaction or series of related transactions involving payments in excess of $10 million in the aggregate, the Issuer delivers an Officers' Certificate to the Trustee certifying that (A) such transaction complies with clause (i) above and (B) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Issuer or for which the Issuer or a Restricted Subsidiary has received a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view (a copy of which opinion shall be attached to such Officers' Certificate); provided, however, that the foregoing restriction shall not apply to (a) the payment of reasonable and customary regular fees to directors of the Issuer or any of its Restricted Subsidiaries who are not employees of the Issuer or any Affiliate, (b) the payment of monthly fees in accordance with the "Limitation on Management Fees" covenant described below and the reimbursement of expenses pursuant to the terms of management agreements with Genesis or any of its affiliates, (c) any payments or other transactions pursuant to any tax-sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes, (d) the Therapy Sale, provided the Issuer or its Restricted Subsidiaries receives at least $20 million from the Therapy Sale,
(e) the Pharmacy Sale, provided the Issuer or its Restricted Subsidiaries receives at least $50 million from the Pharmacy Sale, (f) transactions in the ordinary course of business with Genesis or any of its

Affiliates, related to the Issuer's healthcare businesses or facilities; provided that the aggregate amount of any such transactions in any twelve month period does not exceed $10 million, (g) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant or (h) the payment of fees and expenses in connection with the Transactions to Genesis, Cypress and TPG.

     Limitation on Asset Sales. The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Issuer or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Issuer or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed $10 million, then the Issuer shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed $10 million (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Issuer or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Issuer or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement; provided that if any such agreement is terminated, the Issuer may invest such Net Cash Proceeds prior to the end of the 12-month period referred to in clause (i) or six months after the termination of such agreement, whichever is later), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Issuer and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

     Repurchase of Notes upon a Change in Control. The Issuer must commence, within 30 days of the occurrence of a Change in Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Issuer will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless consents are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

     Limitation on Liens. The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind upon any of its respective properties now owned or acquired after the Closing Date or any income or profits therefrom securing (i) any Indebtedness of the Issuer which is expressly subordinate in right of payment to any other Indebtedness of the Issuer, unless the Notes are equally and ratably secured; provided that, if such Indebtedness is subordinate in right of payment to the Notes, the Lien securing such Indebtedness shall be subordinate to the Lien securing the Notes with the same relative priority as such subordinated Indebtedness shall have with respect to the Notes; provided further that this clause (i) shall not be applicable to any Liens securing any such Indebtedness which became Indebtedness of the Issuer pursuant to a transaction permitted under "-- Merger, Sales of Assets, etc." or Liens securing Acquired Indebtedness and, in each case, which Liens were in existence at the time of such transaction or Incurrence of such Acquired Indebtedness and not Incurred in connection with or in contemplation of such transaction or Incurrence, so long as such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than property or assets acquired in such transaction, or (ii) any assumption, guarantee or other liability of any Restricted Subsidiary in respect of any Indebtedness of the Issuer which is expressly subordinate in right of payment to any other Indebtedness of the Issuer, unless the substantially similar assumption, guarantee or other liability of such Restricted Subsidiary in respect of the Notes is equally and ratably secured; provided that, if such subordinated Indebtedness is subordinate in right of payment to the Notes, the Lien securing the assumption, guarantee or other liability of such Restricted Subsidiary in respect of such Indebtedness shall be subordinate to the Lien securing the assumption, guarantee or other liability of such Restricted Subsidiary with respect to the Notes with the same relative priority as such subordinated Indebtedness shall have with respect to the Notes; provided further that this clause (ii) shall not be applicable to Liens securing any such assumption, guarantee or other liability which existed at the time such Restricted Subsidiary became a Restricted Subsidiary and which Liens were in existence at the time of such transaction (unless such assumption, guarantee or other liability was Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary), so long as such Liens do not extend to or cover any property or assets of the Issuer or any other Restricted Subsidiary.



     Limitation on Senior Subordinated Indebtedness. The Issuer will not Incur any Indebtedness, other than the Notes, that is subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Issuer that exist by reason of any Liens or Guarantees arising or created in respect of some but not all of such Senior Indebtedness.


     Limitation on Issuance of Guarantees by Restricted Subsidiaries. (a) The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Issuer which is expressly by its terms pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness") unless
(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinate in right of payment to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.


     (b) Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a "Subsidiary Guarantee" and the issuer of each such Guarantee is referred to as a "Subsidiary Guarantor." Notwithstanding the foregoing, any Subsidiary Guarantee may provide by its terms that it (together with any Liens arising from such Subsidiary Guarantee) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer's Capital Stock in, or all or substantially all the assets of, such Subsidiary Guarantor, which is in compliance with the Indenture or
(ii) the release or discharge of the assumption, guarantee or other liability which resulted in the creation of such Subsidiary Guarantee, except a release or discharge by or as a result of payment under such Subsidiary Guarantee.


     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any restriction of any kind, on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock to the Issuer or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, (iii) make any Investment in the Issuer or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary, except (a) any encumbrance or restriction existing under or by reason of applicable law; (b) any encumbrance or restriction existing under or by reason of customary non-assignment provisions of any lease governing a leasehold interest of the Issuer, or any Restricted Subsidiary; (c) any restriction pursuant to an agreement in effect at or entered into on the Closing Date; (d) any restriction, with respect to a Restricted Subsidiary that is not a Subsidiary on the Closing Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (e) any restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (c) and (d), provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced (in the opinion of the Board of Directors of the Issuer whose determination shall be conclusive); (f) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary; (g) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or (h) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Issuer) and (C) the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer's ability to make principal or interest payments on the Notes.

     Limitation on Management Fees. The Issuer will not, and will not permit any of its Restricted Subsidiaries to pay any management fees in any month to the extent such fees would exceed the greater of (i) $1,991,666 and (ii) 4% of the Issuer's consolidated net revenues for such month; provided that the Issuer may pay management fees in excess of such amount (including accrued fees) to the extent that (A) both before and after giving effect to the proposed payment
(x) no Default or Event of Default shall have occurred and be continuing and
(y) the Issuer's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period and calculated on the assumption that (I) any Indebtedness Incurred or repaid after the first day of such four-quarter period and on or prior to the date of such payment (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such four quarter period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Issuer, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), had been Incurred or repaid on the first day of such four-quarter period, (II) any acquisition or disposition by the Issuer and its Restricted Subsidiaries out of the ordinary course of business of any assets constituting a company, division, line of business or business facility, in each case after the first day of such four-quarter period, and on or prior to the date of such payment, had been consummated on the first day of such four-quarter period (including giving pro forma effect to the application of the proceeds of any such disposition) and (III) the proposed management fees were paid during such period, would have been at least equal to 2:00:1.00; and
(B) the aggregate amount of management fees paid with respect to any month do not exceed 6% of the Issuer's consolidated net revenues for such month. To the extent the Issuer is prohibited from paying any management fees as a result of clause (y) of the proviso to the preceding sentence, the Issuer may accrue such fees until they may be paid in accordance with this "Limitation on Management Fees" covenant provided the payment of such fees is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all of the Issuer's obligations under the Notes and the Indenture.

     Reporting Requirements. At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) the date that is six months after the Closing Date, in either case, whether or not the Issuer is then required to file reports with the Commission, the Issuer shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if it were subject thereto. The Issuer shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and the date that is six months after the Closing Date, the Issuer shall, at its cost, deliver to each Holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Issuer shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.


Merger, Sale of Assets, etc.



     The Issuer shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (A) the Issuer shall be the continuing corporation, or (B) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Issuer, substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Issuer or a Restricted Subsidiary which becomes the obligation of the Issuer or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Issuer immediately before such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Issuer or a Restricted Subsidiary which becomes the obligation of the Issuer or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the "Limitation on Indebtedness" covenant (other than Permitted Indebtedness); provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Qualified Capital Stock in the Surviving Entity or the Issuer) shall be issued or distributed to the stockholders of the Issuer; and (v) the Issuer or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or disposition and such supplemental indenture comply with the terms of the Indenture.


     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer in accordance with the immediately preceding paragraph, the successor Person formed by such consolidation or into which the Issuer is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor had been named as the Issuer herein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

Events of Default



     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described under "Subordination"; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described under "--Subordination";
(c) default in the performance or breach of the "Merger, Sale of Assets, etc." provisions contained in the Indenture or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change in Control" covenant; (d) the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Issuer or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Issuer or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Issuer or any Significant Subsidiary
(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.



     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause
(e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(g) or (h) above occurs with respect to the Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuer and its Restricted Subsidiaries and the Issuer's and its Restricted Subsidiaries' performance under the Indenture and that the Issuer has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.


Defeasance


     Defeasance and Discharge. The Indenture will provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of
Section 547 of the Bankruptcy Law or

Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (D) the Issuer is not prohibited from making payments in respect of the Notes by the provisions described under "-- Subordination" above and (E) if at such time the Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under

"-- Merger, Sale of Assets, etc." and all the covenants described herein under "--Covenants," clause (c) under "-- Events of Default" with respect to such clauses (iii) and (iv) under "-- Merger, Sale of Assets, etc.," clause (d) with respect to such other covenants and clauses (e) and (f) under "-- Events of Default" shall be deemed not to be Events of Default, and the provisions described herein under "Subordination" with respect to the assets held by the Trustee referred to below shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii),
(C), (D) and (E) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments.

Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture,
(vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) modify the subordination provisions or the Escrow Agreement in a manner adverse to the Holders or (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. Any amendment to the subordination provisions under the Indenture that is adverse to the holders of Senior Indebtedness will require the consent of such holders.

Certain Definitions

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) existing at the time and assumed in connection with the acquisition of assets by a


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Restricted Subsidiary from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; provided that Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such asset acquisition shall not be Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock, (iii) any officer or director of (A) any such specified Person, (B) any Subsidiary of such specified Person or (C) any Person described in clauses (i) or (ii) above or (iv) any other Person having a relationship with any natural Person described in clauses (i), (ii) or (iii) above by blood, marriage or adoption not more remote than first cousin or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such other Person described in this clause (iv). For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Issuer or its Restricted Subsidiaries; or (iii) any other properties or assets of the Issuer or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (a) any transfer of properties and assets that is governed by the provisions described under "-- Merger, Sale of Assets, etc.," (b) any transfer of properties or assets of the Issuer to a Restricted Subsidiary, or of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary, (c) any transfer of inventory, receivables and other current assets, (d) any transfer of assets for consideration at least equal to the Fair Market Value of the assets transferred, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant, (e) the Therapy Sale,
(f) the Pharmacy Sale, or (g) any transfer of property or assets with a Fair Market Value not in excess of $1 million in any transaction or series of related transactions.

     "Attributable Debt" in respect of a sale-leaseback transaction or an operating lease in respect of a healthcare facility means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale-leaseback transaction or operating lease in respect of a healthcare facility for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(A) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by
(B) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, United States Code, as amended, or any similar United States Federal or State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Capital Lease Obligation" means the discounted present value of the rental obligations under any lease of real or personal property which, in accordance with GAAP, is required to be recorded on the balance sheet of such Person as a capitalized lease obligation.


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     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock or equity interests.


     "Cash Equivalent" means (i) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance, maturing not more than six months after the date of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Services or any successor rating agency and (iii) commercial paper, maturing not more than three months after the date of acquisition, issued by any corporation (other than an Affiliate or Subsidiary of the Issuer) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Services or any successor rating agency.


     "Change in Control" means any time that (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than an Existing Stockholder or Genesis ElderCare Corp., in a single transaction or through a series of related transactions, is or becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of the Issuer, on a fully diluted basis, held by Genesis and its Affiliates on such date; (ii) the Issuer consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates or merges with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Issuer is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities or other property in an amount which could be paid by the Issuer as a Restricted Payment under the "Limitation on Restricted Payments" covenant (and such amount shall be treated as a Restricted Payment), and (B) the holders of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, not less than 50% of the Voting Stock of the surviving corporation immediately after such transaction; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Issuer was (a) approved by a vote of at least 66 % of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) approved by Genesis in connection with its acquisition of the Common Stock of the Issuer held by Cypress or TPG) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or (iv) the Issuer is liquidated or dissolved or adopts a plan of liquidation.


     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the date of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.


     "Consolidated EBITDA" of any Person means, with respect to any period, the Consolidated Net Income of such Person for such period, plus, to the extent such amount was deducted in calculating such Consolidated Net Income (i) Consolidated Income Tax Expense, (ii) depreciation expense, (iii) amortization expense, (iv) Consolidated Interest Expense, (v) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income and (vi) all management fees, and minus all management fees paid during such period (whether or not such fees were deducted in calculating


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

Consolidated Net Income for such period), all as determined on a consolidated basis in accordance with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA of the Issuer shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries.

     "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets) as determined in accordance with GAAP.

     "Consolidated Interest Expense" means, without duplication, for any period, as applied to any Person, the sum of (i) the interest expense of such Person and its Consolidated Subsidiaries for such period, including, without limitation, (A) amortization of debt discount, (B) the net cost under interest rate contracts (including amortization of discounts), (C) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method of accounting and (D) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, in each case as determined in accordance with GAAP, plus (iii) Preferred Stock dividends in respect of Preferred Stock of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or a Wholly Owned Restricted Subsidiary. For purposes of clause (c) of the preceding sentence, dividends shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Issuer and its Consolidated Subsidiaries (expressed as a decimal).


     "Consolidated Net Income" of any Person means, for any period, as applied to any Person, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding (without duplication) (i) all extraordinary gains or losses (less all fees and expenses relating thereto), (ii) the portion of net income of such Person and its Consolidated Subsidiaries allocable to investments in Persons other than Consolidated Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Consolidated Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) any gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or (vi) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that ConsolidatedSubsidiary.


     "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable for the sale of Capital Stock) of such Person and its Consolidated Subsidiaries, as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation determined in accordance with GAAP).

     "Consolidated Rental Payments" of any Person means, for any period, the aggregate rental obligations of such Person and its Consolidated Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in conformity with GAAP, payable in respect of such period under Attributable Debt or leases of real or personal property not constituting Attributable Debt (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, excluding, however, in


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any event, (i) that portion of Consolidated Interest Expense of such Person representing payments by such Person or any of its Consolidated Subsidiaries in respect of Capital Lease Obligations (net of payments to such Person or any of its Consolidated Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (ii) the aggregate amount of amortization of obligations of such Person and its Consolidated Subsidiaries in respect of such Capital Lease Obligations for such period (net of payments to such Person or any of its Consolidated Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining such amortization amount).

     "Consolidation" means, (i) with respect to the Issuer, the consolidation of the accounts of the Issuer and each of its Restricted Subsidiaries and (ii) with respect to any other Person, the consolidation of the accounts of such Person and each of its Subsidiaries, in each case if and to the extent the accounts of such Person and such Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

     "Credit Facility" means (i) any and all credit agreements (whether of the Issuer or any Subsidiary) contemplated by the Amended and Restated Commitment Letter dated June 14, 1997 between the Issuer and Mellon Bank, N.A., Citicorp Securities, Inc., Citibank, N.A., First Union Capital Markets Corp., First Union National Bank and NationsBank, N.A. as the same may be amended, restated, renewed, extended, restructured, supplemented or otherwise modified from time to time; (ii) any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement and (iii) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the credit agreement or any other agreement deemed a Credit Facility under clause (i), (ii) or (iii) hereof, whether or not with the same agent, trustee, representative, lenders or holders, regardless of whether the Credit Facility or any portion thereof was outstanding or in effect at the time of such restatement, renewal, extension, restructuring, supplement or modification. Without limiting the generality of the foregoing, the term "Credit Facility" shall include any amendment, restatement, renewal extension, restructuring, supplement or modification to any Credit Facility and all refundings, refinancings and replacements of any Credit Facility, including any agreement
(a) extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding or deleting borrowers or guarantors thereunder, provided that the addition of such borrower or guarantor would not be prohibited by the "Limitation on Indebtedness," "Limitation on Liens" and "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenants,
(c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder, provided such increase is permitted to be Incurred under the "Limitation on Indebtedness" covenant, or (d) otherwise altering the terms and conditions thereof in a manner not prohibited by the "Limitation on Indebtedness," "Limitation on Liens," "Limitation on Issuance of Guarantees by Restricted Subsidiaries" and "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenants. Notwithstanding the foregoing, with respect to any agreement providing for the refinancing, refunding or replacement of Indebtedness under the Credit Facility, such agreement shall be the Credit Facility under the Indenture only if a notice to that effect is delivered by the Issuer to the Trustee and there shall be at any time only one instrument that is (together with the related agreements, instruments and documents) the Credit Facility under the Indenture.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Escrow Agreement" means the Escrow and Security Agreement made and entered into as of the Closing Date by and among the Issuer, Genesis and the Placement Agents in favor of the Trustee for the Holders of the Notes.

     "Existing Stockholders" means Genesis, The Cypress Group L.L.C. and TPG Partners II, L.P. and their Affiliates.

     "Expiration Date" means October 31, 1997, subject to an extension of up to one month at the Issuer's option.


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     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (i) the sum of Consolidated EBITDA plus one-third of Consolidated Rental Payments, in each case for such period, of the Issuer and its Consolidated Subsidiaries, as determined in accordance with GAAP to (ii) the sum of Consolidated Interest Expense and one-third of Consolidated Rental Payments, in each case, for such period of the Issuer and its Consolidated Subsidiaries; provided that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect on the Closing Date.

     "Genesis" means Genesis Health Ventures, Inc.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "Guaranteed Debt" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Healthcare Related Business" means a business, the majority of whose revenues result from healthcare, long-term care, or managed care related businesses or facilities, including businesses which provide insurance relating to the costs of healthcare, long-term care or managed care services.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.


     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations for the payment of money of such Person for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit or acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iv) all obligations under Interest Rate Contracts and Currency Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness of other Persons the payment of which is secured by a Lien, upon any property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) all Attributable Debt of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors.

     "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other similar agreements or arrangements.


     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan or other extension of credit (including, without limitation, any guarantee or similar arrangement but excluding advances in the ordinary course of business that are, in conformity with generally accepted accounting principles, recorded as accounts receivable on the balance sheet of the Issuer or a Restricted Subsidiary) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others, or any payment for property or services for the account or use of others or otherwise), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) issued or owned by any other Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the issuance or sale of Capital Stock of a Restricted Subsidiary if immediately after giving effect thereto such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and the Issuer or another Restricted Subsidiary would have an Investment in such Restricted Subsidiary after giving effect to such issuance or sale. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) "Investment" shall include the fair market value of the Capital Stock (or any other remaining Investment), held by the Issuer or any of its Restricted Subsidiaries, of (or
in) any Person that has ceased to be a Restricted Subsidiary; provided that the fair market value of the Investment in an Unrestricted Subsidiary or any other Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

     "Issuer" means Genesis ElderCare Acquisition Corp. and, following the Merger, Multicare until a successor replaces it pursuant to the provisions described under "-- Merger, Sale of Assets, etc." and thereafter means the successor.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Merger" means the merger of Genesis ElderCare Acquisition Corp. with and into Multicare which shall be the surviving corporation in the merger.

     "Merger Closing Date" means the date the Merger is consummated.

     "Multicare" means The Multicare Companies, Inc.


     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when


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

received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness either
(A) is secured by the assets or properties sold or (B) is required to be paid as a result of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Issuer or any Subsidiary of the Issuer) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;
(ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Indebtedness" means:

       (a) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $625 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant;


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

       (b) Indebtedness of Multicare in existence on the Merger Closing Date; provided that upon consummation of the Merger not more than $40 million of such Indebtedness shall remain outstanding;

       (c) Indebtedness of the Issuer pursuant to the Notes;

       (d) Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the Issuer's or any Subsidiary's insurance or self-insurance obligations (including to secure workers' compensation and other similar insurance coverages) to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following a demand for reimbursement;

       (e) Interest Rate Contracts and Currency Agreements to the extent that the notional principal amount of such obligations under Interest Rate Contracts does not exceed the amount of Indebtedness outstanding or committed to be incurred on the date such Interest Rate Contracts are entered into;

       (f) Indebtedness owed (A) to the Issuer evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness not permitted by this clause (f);

       (g) any guarantees of Indebtedness by a Restricted Subsidiary entered into in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

       (h) Indebtedness incurred by the Issuer or any Restricted Subsidiary, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not to exceed $20 million at any one time outstanding to finance the acquisition or construction of any property or assets or any business, including Acquired Indebtedness and Indebtedness incurred within 90 days after such acquisition or construction, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant;

       (i) Capital Lease Obligations, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not to exceed $10 million at any time outstanding, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant;

       (j) Indebtedness in addition to that described in clauses (a) through
   (i) of this definition of "Permitted Indebtedness," in an aggregate principal amount outstanding at any time not to exceed $20 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant; and

       (k) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness (other than Indebtedness Incurred under clause (a), (d), (e), (f), (g), (h), (i) or (j) of this definition of "Permitted Indebtedness"), including any successive renewals, extensions, substitutions, refundings, refinancings or replacements, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being refinanced or the amount of any premium reasonably determined by the Issuer as necessary to accomplish such refinancing through means of a tender offer or privately negotiated transactions and, in each case, actually paid, plus the amount of expenses of the Issuer incurred in connection with such refinancing; (ii) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes; (iii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate in right of payment to the Notes at least to the same extent as the Indebtedness being refinanced; and (iv) such new
   Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be


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

   refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided that in no event may Indebtedness of the Issuer be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (k).

For purposes of determining any particular amount of Indebtedness under the "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Facility on or prior to the Merger Closing Date shall be treated as Incurred pursuant to clause (a) of this "Permitted Indebtedness" definition,
(2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with the "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this "Permitted Indebtedness" definition (other than Indebtedness referred to in clause (1) of the preceding sentence), the Issuer, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     "Permitted Investment" means (i) Investments in the Issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Issuer or a Restricted Subsidiary; provided that such Person's primary businesses are Healthcare Related Businesses; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) Investments in existence on the Closing Date (including Investments held by Multicare and its Subsidiaries).


     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "Pharmacy Sale" means the sale of Multicare's pharmacy business to Genesis or any of its Affiliates in connection with the Merger.


     "Preferred Stock," as applied to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.


     "Qualified Capital Stock" of any Person means any Capital Stock of such Person other than Redeemable Capital Stock.


     "Redeemable Capital Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change in control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change in control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change in Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change in Control" covenants described above.


     "Registration Rights Agreement" means the Registration Rights Agreement dated the Closing Date among the Issuer and the Placement Agents.


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

     "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Issuer, accounted for more than 10% of the consolidated revenues of the Issuer and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Issuer for such fiscal year.

     "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means any Indebtedness of the Issuer subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit and money market deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Services or any successor rating agency or any money market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Issuer) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Services or any successor rating agency and (iv) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

     "Tender Offer" means the offer to purchase all of the issued and outstanding shares of Common Stock of Multicare made by Genesis ElderCare Acquisition Corp.

     "Therapy Sale" means the sale of Multicare's contract therapy business to Genesis or any of its Affiliates in connection with the Merger.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary; provided that (A) any guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on

Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America (x) the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (y) that are rated at least "Aaa" (or the then equivalent grade) by Moody's Investors Service, Inc. or "AAA" (or the then equivalent grade) by Standard & Poor's Ratings Services.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Issuer or another Wholly Owned Restricted Subsidiary.


Trustee


     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees


     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.


Book-Entry; Delivery and Form


     The Notes will be represented by a permanent global Note in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Ownership of beneficial interests in a Global Note is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Issuer expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "-- Transfer Restrictions."

     The Issuer understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among its participants, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Notes, which may bear the legend referred to under "-- Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "-- Transfer Restrictions," in accordance with the DTC's rules and procedures, in addition to those provided for under the Indenture.


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

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences of the ownership of the Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle, persons subject to the alternative minimum tax or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.


Stated Interest on Notes

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

     Failure of the Company to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement as described under "Description of the Notes -- Registration Rights" will cause additional interest to accrue on the Notes in the manner described therein. According to Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. In the unlikely event that the interest rate on the Notes is increased, then such increased interest may be treated as original issue discount, includible by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof. If, as anticipated, the issue price of the Notes will equal their stated principal amount, and because the likelihood of a change in the interest rate is remote, the Notes will not be issued with original issue discount.


Market Discount

     If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").


Amortizable Bond Premium


     A United States Holder that purchases a Note for an amount in excess of the principal amount will be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the
Note is purchased at a time when the Note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


Sale, Exchange and Retirement of Notes


     Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis of the Note. A United States Holder's adjusted tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount or except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other disposition the Note has been held for more than one year. Under current law, net long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.


     The exchange of a Note by a United States Holder for an Exchange Note should not constitute a taxable exchange. A United States Holder will have the same tax basis and holding period in the Exchange Note as it did in the Note.


Non-United States Holders


     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:


     (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or paying agent of principal or interest on a Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-United States Holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

     (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a Note; and

     (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The IRS has proposed regulations that, if finalized, would modify certain of the certification requirements described above.

     If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-United States Holder is engaged in a trade or business in the United States and payment on a Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such payment on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.


Information Reporting and Backup Withholding


     In general, information reporting requirements will apply to payments on a Note and to the proceeds of the sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under

"-- Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Notes will be passed upon for the Company by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania.


                                    EXPERTS


     The consolidated financial statements and schedule of the Company and its subsidiaries for the years ended December 31, 1996 and September 30, 1997, and for each of the years in the two-year period ended December 31, 1996 and the nine-month period ended September 30, 1997 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.



                             AVAILABLE INFORMATION

     Multicare is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissioner's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 75 Park Place, 14 Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                              Page
                                                                                             -----
Consolidated Financial Statements

Independent Auditors' Report .............................................................    F-2

Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997 ...............    F-3

Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and
  the nine month period ended September 30, 1996 (unaudited) and 1997 ....................    F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995 and
  1996 and the nine month period ended September 30, 1996 (unaudited) and 1997 ...........    F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and
  the nine month period ended September 30, 1996 (unaudited) and 1997 ....................    F-6

Notes to Consolidated Financial Statements ...............................................    F-7

Unaudited Consolidated Balance Sheets as of September 30, 1997 and December 31, 1997 .....   F-20

Unaudited Consolidated Statements of Operations for the three month period ended December
  31, 1996 and 1997 ......................................................................   F-21

Unaudited Consolidated Statements of Cash Flows for the three month period ended December
  31, 1996 and 1997 ......................................................................   F-22

Notes to Unaudited Consolidated Financial Statements .....................................   F-23

The Board of Directors
The Multicare Companies, Inc.

We have audited the accompanying consolidated balance sheets of The Multicare Companies, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows each of the years in the two-year period ended December 31, 1996 and for the nine month period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Multicare Companies, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996 and for the nine month period ended September 30, 1997 in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
February 4, 1998

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                       (In thousands, except share data)

                                                                         December 31,     September 30,
                                                                             1996             1997
                                                                        --------------   --------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................      $   1,150           2,118
 Accounts receivable, net of allowance for doubtful accounts of
   $11,531 and $11,069 in 1996 and 1997, respectively ...............        102,234         119,522
 Prepaid expenses and other current assets ..........................         14,586          21,808
 Deferred taxes .....................................................          3,833           2,806
                                                                           ---------         -------
   Total current assets .............................................        121,803         146,254
                                                                           ---------         -------
Property, plant and equipment:
 Land, buildings and improvements ...................................        386,870         417,021
 Equipment, furniture and fixtures ..................................         58,963          71,419
 Construction in progress ...........................................         43,373          34,856
                                                                           ---------         -------
                                                                             489,206         523,296
 Less accumulated depreciation and amortization .....................         46,187          62,496
                                                                           ---------         -------
                                                                             443,019         460,800
                                                                           ---------         -------
 Goodwill, net ......................................................        157,298         171,324
 Debt issuance costs, net ...........................................          4,017           2,768
 Other assets .......................................................         35,530          41,987
                                                                           ---------         -------
                                                                           $ 761,667         823,133
                                                                           =========         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...................................................      $  26,948          28,863
 Accrued liabilities ................................................         54,707          64,944
 Current portion of long-term debt ..................................            821             625
                                                                           ---------         -------
   Total current liabilities ........................................         82,476          94,432
Long-term debt ......................................................        428,347         423,421
Deferred taxes ......................................................         42,909          42,106
Stockholders' equity:
 Preferred stock, par value $.01, 7,000,000 shares authorized, none
   issued ...........................................................             --              --
 Common stock, par value $.01, 70,000,000 shares authorized,
   30,133,535 and 31,731,963 issued and outstanding in 1996 and
   1997, respectively ...............................................            301             317
Additional paid-in capital ..........................................        143,513         170,858
Retained earnings ...................................................         64,121          91,999
                                                                           ---------         -------
   Total stockholders' equity .......................................        207,935         263,174
                                                                           ---------         -------
                                                                           $ 761,667         823,133
                                                                           =========         =======

          See accompanying notes to consolidated financial statements.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                     (In thousands, except per share data)

                                                                 Years ended             Nine month period ended
                                                                 December 31,                  September 30,
                                                         -----------------------------   -------------------------
                                                              1995            1996           1996          1997
                                                         --------------   ------------   ------------   ----------
                                                                                          (Unaudited)
Net revenues .........................................     $  353,048        532,230        386,890      533,952
Expenses:
 Operating expenses:
   Salaries, wages and benefits ......................        171,471        258,404        189,146      255,762
   Other operating expenses ..........................         93,714        142,493        102,348      150,411
   Corporate, general and administrative expense .....         17,643         25,408         18,627       25,203
   Lease expense .....................................          5,039         12,110          8,874       12,693
   Depreciation and amortization expense .............         13,171         22,344         16,048       21,620
   Interest expense, net .............................         16,065         25,164         18,947       21,640
   Debenture conversion expense ......................             --             --             --          785
                                                           ----------        -------        -------      -------
    Total expenses ...................................        317,103        485,923        353,990      488,114
                                                           ==========        =======        =======      =======
Income before income taxes and extraordinary item .            35,945         46,307         32,900       45,838
Income tax expense ...................................         13,798         17,570         12,505       17,087
                                                           ----------        -------        -------      -------
Income before extraordinary item .....................         22,147         28,737         20,395       28,751
Extraordinary item -- loss on extinguishment of
 debt, net of tax benefit ............................          3,722          2,827          1,481          873
                                                           ----------        -------        -------      -------
Net income ...........................................     $   18,425         25,910         18,914       27,878
                                                           ==========        =======        =======      =======
Income per common and common equivalent share data:
 Income before extraordinary item ....................     $      .84            1.02           .74          .89
                                                           ==========        ========       =======      =======
 Net income ..........................................     $      .69             .92           .69          .87
                                                           ==========        ========       =======      =======
Weighted average number of common and common
 equivalent shares outstanding .......................         26,513         28,062         27,506       32,172
                                                           ==========        ========       =======      =======
Income per common share assuming full dilution:
 Income before extraordinary item ....................     $      .84             .99           .71          .85
                                                           ==========        ========       =======      =======
 Net income ..........................................     $      .69             .90           .67          .82
                                                           ==========        ========       =======      =======
 Weighted average number of common shares out-
   standing assuming full dilution ...................         26,513         33,172         32,748       36,832
                                                           ==========        ========       =======      =======

          See accompanying notes to consolidated financial statements.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                Consolidated Statements of Stockholders' Equity

                    Years Ended December 31, 1995 and 1996 and the nine month
              period ended September 30, 1997
                                (In thousands)

                                                                 Common Stock        Additional                        Total
                                                              -------------------      Paid-In       Retained      Stockholders'
                                                               Shares     Amount       Capital       Earnings         Equity
                                                              --------   --------   ------------   ------------   --------------
Balances, December 31, 1994 ...............................    17,662     $ 177      $  80,054       $ 19,874       $ 100,105
Exercise of stock options (including tax benefit) .........        19        --            304             --             304
Proceeds from issuance of put options .....................        --        --            373             --             373
Contingent stock purchase commitment ......................        --        --         (5,312)            --          (5,312)
Net income ................................................        --        --             --         18,425          18,425
                                                               ------     -----      ---------       --------       ---------
Balances, December 31, 1995 ...............................    17,681       177         75,419         38,299         113,895
Exercise of stock options (including tax benefit) .........        21        --            347             --             347
Shares issued under stock purchase plan ...................        30        --            442             --             442
Contingent stock purchase commitment ......................        --        --          5,312             --           5,312
Stock split ...............................................     8,847        88             --            (88)             --
Issuance of common stock in connection with public
 offering .................................................     3,000        30         51,982                         52,012
Issuance of stock in acquisition ..........................       555         6         10,011                         10,017
Net income ................................................        --        --             --         25,910          25,910
                                                               ------     -----      ---------       --------       ---------
Balances, December 31, 1996 ...............................    30,134       301        143,513         64,121         207,935
Exercise of stock options (including tax benefit) .........        21        --            277             --             277
Debt conversion ...........................................     1,530        15         26,087             --          26,102
Shares issued under stock purchase plan ...................        45         1            773             --             774
Contingent stock purchase commitment and other ............         1        --            208             --             208
Net income ................................................        --        --             --         27,878          27,878
                                                               ------     -----      ---------       --------       ---------
Balances, September 30, 1997 ..............................    31,731     $ 317      $ 170,858       $ 91,999       $ 263,174
                                                               ======     =====      =========       ========       =========

          See accompanying notes to consolidated financial statements.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                (In thousands)

                                                                     Years ended             Nine month period ended
                                                                     December 31,                  September 30,
                                                             -----------------------------   --------------------------
                                                                  1995            1996           1996           1997
                                                             -------------   -------------   ------------   -----------
                                                                                              (Unaudited)
Cash flows from operating activities:
   Net income ............................................    $   18,425      $   25,910      $   18,914     $  27,878
   Adjustments to reconcile net income to net cash
    provided by operating activities:
    Extraordinary item ...................................         6,101           4,711           2,469         1,456
    Depreciation and amortization ........................        13,204          22,029          15,811        21,332
    Provision for doubtful accounts ......................         3,483           4,760           3,475         3,521
   Changes in assets and liabilities:
    Deferred taxes .......................................          (445)         (1,208)          1,725            --
    Accounts receivable ..................................       (25,104)        (13,967)        (14,798)      (19,717)
    Prepaid expenses and other current assets ............        (1,479)         (2,528)         (3,344)       (7,001)
    Accounts payable and accrued liabilities .............        (3,174)         10,566          (5,255)        9,579
                                                              ----------      ----------      ----------     ---------
Net cash provided by operating activities ................        11,011          50,273          18,997        37,048
                                                              ----------      ----------      ----------     ---------
Cash flows from investing activities:
   Net marketable securities (acquired) sold .............          (200)            202             202            --
   Assets and operations acquired ........................       (63,415)       (193,067)       (122,940)      (22,568)
   Capital expenditures ..................................       (39,917)        (64,215)        (49,510)      (39,301)
   Proceeds from sale-leaseback ..........................        12,522              --              --            --
   Proceeds from repayment of construction
    advances .............................................        11,000              --              --        13,100
   Other assets ..........................................        (1,072)         (5,531)         (2,207)       (9,465)
                                                              ----------      ----------      ----------     ---------
   Net cash used in investing activities .................       (81,082)       (262,611)       (174,455)      (58,234)
                                                              ----------      ----------      ----------     ---------
Cash flows from financing activities:
   Proceeds from issuance of common stock ................            --          52,012              70            --
   Proceeds from exercise of stock options and
    stock purchase plan ..................................           245             717             441         1,075
   Proceeds from issuance of put options .................           373              --              --           184
   Proceeds from long-term debt ..........................       278,154         562,981         218,200       112,400
   Payments of long-term debt ............................      (208,358)       (402,848)        (62,874)      (91,310)
   Debt issuance costs ...................................        (4,431)         (3,295)         (2,407)         (195)
                                                              ----------      ----------      ----------     ---------
   Net cash provided by financing activities .............        65,983         209,567         153,430        22,154
                                                              ----------      ----------      ----------     ---------
Increase (decrease) in cash and cash equivalents .........        (4,088)         (2,771)         (2,028)          968
Cash and cash equivalents at beginning of period .........         8,009           3,921           3,921         1,150
                                                              ----------      ----------      ----------     ---------
Cash and cash equivalents at end of period ...............    $    3,921      $    1,150      $    1,893     $   2,118
                                                              ==========      ==========      ==========     =========
Supplemental disclosure of non cash investing and financing
   activities:
   Fair value of assets and operations acquired ..........    $  134,323      $  213,873      $  149,748     $  24,937
   Debt and liabilities assumed in connection with
    assets and operations acquired .......................        70,908          10,789          26,808         2,369
   Stock issued in connection with assets and
    operations acquired ..................................            --          10,017              --            --
                                                              ----------      ----------      ----------     ---------
                                                              $   63,415      $  193,067      $  122,940     $  22,568
                                                              ==========      ==========      ==========     =========

          See accompanying notes to consolidated financial statements.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

     The Multicare Companies, Inc. and Subsidiaries ("Multicare" or the "Company") own, operate and manage skilled nursing facilities which provide long-term care and specialty medical services in selected geographic regions within the eastern and midwestern United States. In addition, the Company operates assisted-living facilities, institutional pharmacies, medical supply companies, outpatient rehabilitation centers and other ancillary healthcare businesses.


(1) Organization and Basis of Presentation

     The Multicare Companies, Inc. was organized in March 1992. The consolidated financial statements include the accounts of the Company and its majority owned and controlled subsidiaries. Investments in affiliates that are not majority owned are reported using the equity method.

     All significant intercompany transactions and accounts of the Company have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Multicare changed its fiscal year end to September 30 from December 31.

(2) Summary of Significant Accounting Policies

     (a) Cash Equivalents

     Cash equivalents consist of highly liquid instruments with original maturities of three months or less.

     (b) Financial Instruments

     The carrying amounts of cash, marketable securities, and other current assets and current liabilities approximate fair value due to the short term maturity of these instruments. The fair value of the Company's long term debt is estimated based on quoted market prices or current rates offered to the Company for similar instruments with the same remaining maturities.

     (c) Debt Issuance Costs

     Debt issuance costs are amortized on a straight-line basis which approximates the effective interest rate over periods of four to ten years.

     (d) Goodwill

     Goodwill resulting from acquisitions accounted for as purchases is amortized on a straight-line basis over periods of fifteen to forty years. At December 31, 1996, and September 30, 1997 accumulated amortization of goodwill was $4,636, and $7,745, respectively.

     Goodwill is reviewed for impairment whenever events or circumstances provide evidence that support that the carrying amount of goodwill may not be recoverable. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance will be recovered through projected undiscounted future cash flows.

     (e) Other Assets

     At December 31, 1996, and September 30, 1997 other assets include $1,331, and $1,393 representing amounts due from stockholders.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies  -- (Continued)

     Direct costs incurred to develop and implement new specialty medical services at certain facilities are deferred during the start-up period and amortized on a straight-line basis over five years.

     At December 31, 1996 and September 30, 1997 investments in non-consolidated affiliates included in other assets amounted to $19,913 and $20,287, respectively. Results of operations relating to the non-consolidated affiliates were insignificant to the Company's consolidated financial statements in 1996, and the nine month period ended September 30, 1997.

     (f) Net Revenues

     Net revenues primarily consist of services paid for by patients and amounts for services provided that are reimbursable by certain third-party payors. Medicare and Medicaid revenues are determined by various rate setting formulas and regulations. Net revenues are recorded net of contractual allowances. Final determinations of amounts paid by Medicaid and Medicare are subject to review or audit. In the opinion of management, adequate provision has been made for any adjustment that may result from these reviews or audits. To the extent that final determination may result in amounts which vary from management estimates, future earnings will be charged or credited.

     (g) Property, Plant and Equipment

     Land, buildings and improvements, equipment, furniture and fixtures are stated at cost. Depreciation of buildings and improvements is calculated using the straight-line method over their estimated useful lives that range from twenty to forty years. Depreciation of equipment and furniture and fixtures is calculated using the straight-line method over their estimated useful lives that range from five to ten years. Depreciation expense was $10,875, $17,724, and $15,969, respectively for the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997.

     (h) Income Taxes

     The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     (i) Net Income Per Share

     The computation of primary earnings per share is based on the weighted average number of outstanding shares during the period and includes, when their effect is dilutive, common stock equivalents consisting of certain shares subject to stock options. Fully diluted earnings per share additionally assumes the conversion of the Company's Convertible Subordinated Debentures. Net income used in the computation of fully diluted earnings per share was determined on the assumption that the convertible debentures were converted and net income was adjusted for the amounts representing interest and amortization of debt issuance costs, net of tax effect.

     (j) Stock Split

     In May 1996, the Company effected a three-for-two stock split in the form of a 50% stock dividend. In 1996, stockholders' equity has been adjusted to give recognition to the stock split by reclassifying from retained earnings to common stock the par value of the additional shares arising from the stock split. All references to average number of shares outstanding, stock options, and per share amounts have been restated to reflect the stock split.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(3) Tender Offer and Merger and Acquisitions

     On October 9, 1997 Genesis ElderCare Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of Genesis ElderCare Corp., a Delaware corporation formed by Genesis Health Ventures, Inc. ("Genesis"), The Cypress Group L.L.C (together with its affiliates, "Cypress"), TPG Partners II, L.P., (together with its affiliates, "TPG") and Nazem, Inc. (together with its affiliates "Nazem"), acquired 99.65% of the shares of common stock of Multicare, pursuant to a tender offer commenced on June 20, 1997 (the "Tender Offer"). On October 10, 1997, Genesis ElderCare Corp. completed the merger (the "Merger") of Acquisition Corp. with and into Multicare in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 16, 1997 by and among Genesis ElderCare Corp., Acquisition Corp., Genesis and Multicare. Upon consummation of the Merger, Multicare became a wholly-owned subsidiary of Genesis ElderCare Corp.

     In connection with the Merger, Multicare and Genesis entered into a management agreement (the "Management Agreement") pursuant to which Genesis manages Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. Genesis will be paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,992 and (ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,900 in any given year. Under the Management Agreement, Genesis is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of Multicare are paid by Multicare. Genesis also entered into an asset purchase agreement (the "Therapy Sale Agreement") with Multicare and certain of its subsidiaries pursuant to which Genesis acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24,000 subject to adjustment (the "Therapy Sale") and a stock purchase agreement (the "Pharmacy Sale Agreement") with Multicare and certain subsidiaries pursuant to which Genesis will acquire all of the outstanding capital stock and limited partnership interest of certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50,000, subject to adjustment (the "Pharmacy Sale"). The Company expects to complete the Pharmacy Sale in the first calendar quarter of 1998.

     Genesis Eldercare Corp. (the "Multicare Parent") paid approximately $1,492,000 to (i) purchase the Shares pursuant to the Tender Offer and the Merger, (ii) pay fees and expenses to be incurred in connection with the completion of the Tender Offer, Merger and the financing transactions in connection with therewith, (iii) refinance certain indebtedness of Multicare and (iv) make certain cash payments to employees. Of the funds required to finance the foregoing, approximately $745,000 were furnished to Acquisition Corp. as capital contributions by the Multicare Parent from the sale by Genesis ElderCare Corp. of its Common Stock ("Genesis ElderCare Corp. Common Stock") to Cypress, TPG, Nazem and Genesis. Cypress, TPG and Nazem purchased shares of Genesis ElderCare Corp. Common Stock for a purchase price of $210,000, $199,500 and $10,500, respectively, and Genesis purchased shares of Genesis ElderCare Corp. Common Stock for a purchase price of $325,000 in consideration for approximately 44% of the Common Stock of the Multicare Parent. The balance of the funds necessary to finance the foregoing came from
(i) the proceeds of loans from a syndicate of lenders in the aggregate amount of $525,000 and (ii) $250,000 from the sale of 9% Senior Subordinated Notes due 2007 (the "9% Notes") sold by Acquisition Corp. on August 11, 1997.

     In connection with the Merger, Genesis, Cypress, TPG and Nazem entered into an agreement (the "Put/Call Agreement") pursuant to which, among other things, Genesis will have the option, on the terms and conditions set forth in the Put/Call Agreement to purchase (the "Call") Genesis ElderCare Corp. Common

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(3) Tender Offer and Merger and Acquisitions  -- (Continued)

Stock held by Cypress, TPG and Nazem commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress, TPG and Nazem will have the option, on the terms and conditions set forth in the Put/Call Agreement, to require Genesis to purchase (the "Put") such Genesis ElderCare Corp. Common Stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     The prices determined for the Put and Call are based on a formula that calculates the equity value attributable to Cypress', TPG's and Nazem's Genesis ElderCare Corp. Common Stock, plus a portion of the Genesis pharmacy business (the "Calculated Equity Value"). The Calculated Equity Value will be determined based upon a multiple of Genesis ElderCare Corp.'s earnings before interest, taxes, depreciation, amortization and rental expenses, as adjusted ("EBITDAR") after deduction of certain liabilities, plus a portion of the EBITDAR related to the Genesis pharmacy business. The multiple to be applied to EBITDAR will depend on whether the Put or the Call is being exercised. Any payment to Cypress, TPG or Nazem under the Call or the Put may be in the form of cash or Genesis common stock at Genesis' option.

     Upon exercise of the Call, Cypress, TPG and Nazem will receive at a minimum their original investment plus a 25% compound annual return thereon regardless of the Calculated Equity Value. Any additional Calculated Equity Value attributable to Cypress', TPG's or Nazem's Genesis ElderCare Corp. Common Stock will be determined on the basis set forth in the Put/Call Agreement which provides generally for additional Calculated Equity Value of Genesis ElderCare Corp. to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp. Upon exercise of the Put by Cypress, TPG or Nazem, there will be no minimum return to Cypress, or TPG or Nazem; any payment to Cypress, TPG or Nazem will be limited to Cypress', TPG's, or Nazem's share of the Calculated Equity Value based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on Cypress', TPG's and Nazem's capital contributions and the remaining Calculated Equity Value to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp.

     Cypress', TPG's and Nazem's rights to exercise the Put will be accelerated upon an event of bankruptcy of Genesis, a change of control of Genesis or an extraordinary dividend or distribution or the occurrence of the leverage recapitalization of Genesis. Upon an event of acceleration or the failure by Genesis to satisfy its obligations upon exercise of the Put, Cypress, TPG and Nazem will have the right to terminate the Stockholders' Agreement and Management Agreement and to control the sale or liquidation of Genesis ElderCare Corp. In the event of such sale, the proceeds from such sale will be distributed among the parties as contemplated by the formula for the Put option exercise price and Cypress, TPG and Nazem will retain a claim against Genesis for the difference, if any, between the proceeds of such sale and the put option exercise price.

     In December 1996, the Company completed the acquisition of The A.D.S Group (A.D.S). The Company paid approximately $10,000, repaid or assumed approximately $29,800 in debt, financed $51,000 through a lease facility, and issued 554,973 shares of its common stock for A.D.S. Total goodwill approximated $30,700.

     In February 1996, the Company completed the acquisition of Concord Health Group, Inc. (Concord). The Company acquired the outstanding capital stock and warrants of Concord for approximately $75,000 including transaction costs, repaid approximately $41,000 of debt, and assumed historical debt of approximately $4,000. Total goodwill approximated $61,000.

     All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements reflect the results of operations of each facility from the date of acquisition.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(3) Tender Offer and Merger and Acquisitions  -- (Continued)

     The following 1996 unaudited pro forma financial information has been prepared as if the Concord and A.D.S acquisitions had been consummated on January 1, 1996. The 1997 unaudited pro forma information has been prepared as if the Merger and the Pharmacy Sale had been completed on January 1, 1997. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the transactions occurred at the beginning of the respective periods presented and is based on preliminary allocations of the purchase price to property, plant and equipment and goodwill that are subject to change.

                                                     December 31,     September 30,
                                                         1996             1997
                                                    --------------   --------------
                                                              (Unaudited)
Net revenues ....................................      $599,022        $  479,885
Income (loss) before extraordinary item .........        29,095           (10,032)
Net income (loss) ...............................      $ 26,267           (10,905)
Total assets ....................................                       1,720,000
Total debt ......................................                         771,407
Total equity ....................................                      $  745,000

(4) Income Taxes

     The provision for income taxes, exclusive of income taxes related to the extraordinary items, consists of the following:

                          December 31,          September 30,
                        1995         1996           1997
                     ----------   ----------   --------------
Federal:
Current ..........    $11,092      $13,554         $15,029
Deferred .........        (35)       1,275             133
State:
Current ..........      2,876        2,695           1,908
Deferred .........       (135)          46              17
                      -------      -------         -------
                      $13,798      $17,570         $17,087
                      =======      =======         =======

     The difference between the Company's effective tax rate and the Federal statutory tax rate of 35% is primarily attributable to state taxes.

     The tax effects of temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                        December 31,     September 30,
                                                            1996             1997
                                                       --------------   --------------
Deferred tax assets:
Accounts receivable ................................       $ 1,642          $ 1,311
Employee benefits and compensated absences .........         2,191            1,495
                                                           -------          -------
                                                           $ 3,833          $ 2,806
                                                           =======          =======
Deferred tax liabilities:
Property, plant and equipment ......................       $42,033          $41,254
Other ..............................................           876              852
                                                           -------          -------
                                                           $42,909          $42,106
                                                           =======          =======

     Cash paid for income taxes was $12,910, $14,555 and $6,580 in the years ended December 1995 and 1996 and the nine month period ended September 30, 1997, respectively.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(5) Financing Obligations

     A summary of long-term debt is as follows:

                                                                       December 31,     September 30,
                                                                           1996             1997
                                                                      --------------   --------------
Bank credit facility, with interest at approximately 7% in 1996
 and 1997 .........................................................      $276,429         $305,129
Convertible debentures, due 2003, with interest at 7%, convert-
 ible at $17.33 per share .........................................        86,250           59,744
Senior subordinated notes, due 2002, net of unamortized original issue discount of $682 and $524 in 1996 and 1997, respec-
 tively, with interest at 12.5% ...................................        29,719           23,377
Mortgages and other debt, including unamortized premium of
 $3,412 and $3,110 in 1996 and 1997, respectively, payable in varying monthly or quarterly installments with interest at rates between 6% and 12%. These loans mature between 1999 and
 2033 .............................................................        26,135           26,164
Revenue bonds, rates ranging from 7% to 10%, with maturities between 2004 and 2015, net of unamortized discount of $431
 and $391 in 1996 and 1997, respectively ..........................        10,635            9,632
                                                                         --------         --------
                                                                          429,168          424,046
Less current portion ..............................................           821              625
                                                                         --------         --------
                                                                         $428,347         $423,421
                                                                         ========         ========

     In October 1997, in connection with the Merger, Multicare entered into three term loans and a revolving credit facility of up to $525 million, in the aggregate (collectively, the "Senior Facilities"), provided by a syndicate of banks and other financial institutions (collectively, the "Lenders") led by Mellon Bank, N.A., as administrative agent (the "Administrative Agent"), pursuant to a certain credit agreement (the "Long Term Credit Agreement") dated as of October 14, 1997. The Senior Facilities are being used for the purpose of (i) refinancing certain short term facilities in the aggregate principal amount of $431.6 million which were funded on October 9, 1997 to acquire the Shares in the Tender Offer, refinance certain indebtedness of Multicare (including the Company's bank credit and lease facilities with NationsBank, N.A., the Company's 7% Convertible Subordinated Debentures, and the Company's 12.5%

     Senior Subordinated Notes) and pay fees and expenses related to the transactions, (ii) funding interest and principal payments on such facilities and on certain remaining indebtedness and (iii) funding working capital and general corporate purposes.

     The Senior Facilities consist of: (1) a $200 million six year term loan (the "Tranche A Term Facility"); (2) a $150 million seven year term loan (the "Tranche B Term Facility"); (3) a $50 million term loan maturing on June 1, 2005 (the "Tranche C Term Facility"); (4) a $125 million six year revolving credit facility (the "Revolving Credit Facility"); and (5) one or more Swing Loans (collectively, the "Swing Loan Facility") in integral principal multiples of $500,000 up to an aggregate unpaid principal amount of $10 million. The Tranche A Term Facility, Tranche B Term Facility and Tranche C Term Facility are subject to amortization in quarterly installments, commencing at the end of the first calendar quarter after the date of the consummation of the Merger (the "Closing Date"). The Revolving Credit Facility will mature six years after the Closing Date. All net proceeds received by Multicare from (i) the sale of assets of Multicare or its subsidiaries other than sales in the ordinary course of business (and other than the sales of Multicare's

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(5) Financing Obligations  -- (Continued)

rehabilitation therapy business and pharmacy business to the extent that there are amounts outstanding under the Revolving Credit Facility) and (ii) any sale of common stock or debt securities of Multicare in respect of common stock will be applied as a mandatory prepayment. Fifty percent of Excess Cash Flow must be applied to the Senior Facilities and shall be payable annually.

     The Senior Facilities are secured by a first priority security interest in all of the (i) stock of Multicare, (ii) stock, partnership interests and other equity of all of Multicare's present and future direct and indirect subsidiaries and (iii) intercompany notes among Parent and any subsidiaries or among any subsidiaries. Loans under the Senior Facilities bear, at Multicare's option, interest at the per annum Prime Rate as announced by the Administrative Agent, or the applicable Adjusted LIBO Rate. Loans under the Tranche A Term Facility bear interest at a rate equal to LIBO Rate plus a margin up to 2.5%; loans under the Tranche B Term Facility bear interest at a rate equal to LIBO Rate plus a margin up to 2.75%; loans under the Tranche C Term Facility bear interest at a rate equal to LIBO Rate plus a margin up to 3.0%; loans under the Revolving Credit Facility bear interest at a rate equal to LIBO Rate plus a margin up to 2.5%; and loans under the Swing Loan Facility bear interest at the Prime Rate unless otherwise agreed to by the parties. Subject to meeting certain financial covenants, the above-referenced interest rates will be reduced.

     The Long Term Credit Agreement contains a number of covenants that, among other things, restrict the ability of Multicare and its subsidiaries to dispose of assets, incur additional indebtedness, make loans and investments, pay dividends, engage in mergers or consolidations, engage in certain transactions with affiliates and change control of capital stock, prepay debt, make material changes in accounting and reporting practices, create liens on assets, give a negative pledge on assets, make acquisitions and amend or modify documents. In addition, the Long Term Credit Agreement requires that Multicare and its affiliates maintain the Management Agreement as well as comply with certain financial covenants.

     On August 11, 1997, Acquisition Corp. sold $250 million principal amount of Notes which were issued pursuant to the Indenture. The Notes bear interest at 9% per annum from August 11, 1997, payable semiannually on February 1 and August 1 of each year, commencing on February 1, 1998.

     The 9% Notes are unsecured, general obligations of the issuer, subordinated in right of payment to all existing and future Senior Indebtedness, as defined in the Indenture, of the issuer, including indebtedness under the Senior Facilities. The 9% Notes rank pari passu in right of payment with any future senior subordinated indebtedness of the issuer and are senior in right of payment to all future subordinated indebtedness of the issuer. The 9% Notes are redeemable at the option of the issuer, in whole or in part, at any time on or after August 1, 2002, initially at 104.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after August 1, 2004. The 9% Notes are subject to mandatory redemption at 101%. Upon a Change in Control, as defined in the Indenture, the issuer is required to make an offer to purchase the 9% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. The Indenture contains a number of covenants that, among other things, restrict the ability of the issuer of the 9% Notes to incur additional indebtedness, pay dividends, redeem capital stock, make certain investments, issue the capital stock of its subsidiaries, engage in mergers or consolidations or asset sales, engage in certain transactions with affiliates, and create dividend and other restrictions affecting its subsidiaries.

     Upon the consummation of the Merger, Multicare assumed all obligations of Acquisition Corp. with respect to and under the 9% Notes and the related Indenture.

     In 1997 the Company purchased $6,500 principal amount of its 12.5% Senior Subordinated Notes ("12.5% Notes"), resulting in an extraordinary charge of $873, net of tax of $583, relating to the premiums paid above recorded values and the write-off of debt issuance costs and original issue discounts.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(5) Financing Obligations  -- (Continued)

     In 1995 and 1996 the Company recorded extraordinary charges of $3,722 and $2,827 respectively, net of tax amounts of $2,379 and $1,884, respectively, relating to the restructuring of its credit agreements and the purchase of its 12.5% Notes. The charges are comprised of the write-off of debt issuance costs and original issue discounts, prepayment penalties, and premiums paid above recorded values.

     In 1996 the Company entered into a $350,000 credit facility and a $60,000 lease facility with NationsBank, N.A., as agent.

     In March 1995, the Company completed an offshore offering and a concurrent private placement in the United States of $86,250 of its Convertible Debentures due 2003. The Convertible Debentures are convertible at a price of $17.33 per share. The net proceeds approximated $83,300 of which $23,000 was used to repay amounts outstanding under the Company's credit agreement, with the remainder utilized for general corporate purposes. In 1997, $26,506 of Convertible Debentures were converted into common stock. In connection with the early conversion of a portion of the Convertible Debentures, the Company recorded a charge of $785 relating to premiums paid upon conversion.

     The fair value of the Company's debt, based on quoted market prices or current rates for similar instruments with the same maturities was approximately $432,398 and $462,393 at December 31, 1996 and September 30, 1997, respectively.

     The Company is subject to various financial and restrictive covenants under its credit facility and other indebtedness and is in compliance with such covenants at September 30, 1997. The Company is in compliance with covenants on its Senior Facilities and 9% Notes. (5) Financing Obligations, Continued.

     The aggregate maturities of long-term debt for the five years ending September 30, 2002 and thereafter as adjusted for the borrowings and repayments in connection with the Merger are as follows:

                 1998 ...............     $ 20,220
                 1999 ...............       30,647
                 2000 ...............       34,699
                 2001 ...............       38,743
                 2002 ...............       42,811
                                          --------
                 Thereafter .........      601,824
                                          --------

                                           768,944
                 Discount ...........       (1,345)
                 Premium ............        3,808
                                          --------
                                          $771,407
                                          ========

     Interest expense of $1,605, $2,773 and $1,816 was capitalized in the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997, respectively, in connection with new construction and facility renovations and expansions.

     Cash paid for interest was $17,704, $25,762 and $22,817 in the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997, respectively.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(6) Accrued Liabilities

     At December 31, 1996 and September 30, 1997 accrued liabilities consist of the following:

                                              1996         1997
                                           ----------   ----------
       Salaries and wages ..............    $19,469      $26,291
       Deposits from patients ..........      3,386        3,106
       Interest ........................      4,742        3,705
       Insurance .......................      7,079       10,456
       Other ...........................     20,031       21,386
                                            -------      -------
                                            $54,707      $64,944
                                            =======      =======

(7) Commitments and Contingencies

     The Company has operating leases on certain of its facilities and offices. Three of such leases are with entities that are owned wholly or in part by certain stockholders of the Company. Minimum rental commitments under all noncancelable leases at September 30, 1997 as adjusted for refinancing its lease facility in connection with the Merger are as follows:

                      1998 ...............    $ 13,505
                      1999 ...............      13,233
                      2000 ...............      12,827
                      2001 ...............      12,758
                      2002 ...............      12,688
                      Thereafter .........      60,966
                                              --------
                                              $125,977
                                              ========

     Letters of credit ensure the Company's performance or payment to third parties in accordance with specified terms and conditions. At September 30, 1997, letters of credit outstanding amounted to $1,750.

     The Company has guaranteed $13,100 of indebtedness to others. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for guarantees, loan commitments and letters of credit is represented by the dollar amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments. The Company does not anticipate any material losses as a result of these commitments.

     In February 1998 ElderTrust ("ETT"), a Maryland real estate investment trust sponsored by Genesis, made term loans to subsidiaries of the Company with respect to the lease-up of two assisted living facilities. The loans have a fixed annual rate of interest of 10.5% and mature three years from the date of the loans, subject to the right of the Company to extend the term for up to three one-year extension periods in the event the facility has not reached "stabilized occupancy" (as defined) as of the third anniversary of the loan (or at the end of any extension period, if applicable).

     In February 1998 ETT also made one construction loan to a subsidiary of the Company to fund construction of an assisted living facility being developed by the Company. The note bears interest at a fixed annual rate of 10.5%, and will mature on the third anniversary of the loan, subject to the right of the Company to extend the term for up to three one-year extension periods in the event the facility has not reached "stabilized occupancy" as of such third anniversary (or at the end of any extension period, if applicable).

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(7) Commitments and Contingencies  -- (Continued)

     ETT is obligated to purchase and leaseback the three facilities that secure the term and construction loans being made to the Company, upon the earlier of the facility reaching stabilized occupancy or the maturity of the loan secured by the facility provided, however, that the Company will not be obligated to sell any facility if the purchase price for the facility would be less than the applicable loan amount. The purchase agreements provide for a cash purchase price in an amount which will result in an annual yield of 10.5% to ETT. If acquired by ETT, these facilities would be leased to the Company under minimum rent leases. The initial term of any minimum rent lease will be ten years, and the Company will have the option to extend the term for up to two five-year extension periods upon 12 months notice to ETT. Minimum rent for the first lease year under any minimum rent lease will be established by multiplying the purchase price for the applicable facility times 10.5%, and the increase each year by an amount equal to the lesser of (i) 5% of the increase in the gross revenues for such facility (excluding any revenues derived from ancillary healthcare services provided by Genesis or its affiliates to residents of the applicable facility) during the immediately preceding year or (ii) one-half of the increase in the Consumer Price Index during the immediately preceding year. During the last four years of the term (as extended, if applicable), the Company is required to make minimum capital expenditures equal to $3 per residential unit in each assisted living facility covered by a minimum rent lease.

     Included in the accompanying consolidated financial statements are management fees and interest income from related parties of $1,689, $123 and $92 for the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997, respectively.

     There are numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including without limitation, discussions at the federal level concerning budget reductions and the implementation of prospective payment systems for the Medicare and Medicaid programs. The Company is unable to predict the impact of healthcare reform proposals on the Company; however, it is possible that such proposals could have a material adverse effect on the Company. Any changes in reimbursement levels under Medicaid and Medicare and any changes in applicable government regulations could significantly affect the profitability of the Company. Various cost containment measures adopted by governmental pay sources have begun to limit the scope and amount of reimbursable healthcare expenses. Additional measures, including measures that have already been proposed in states in which the Company operates, may be adopted in the future as federal and state governments attempt to control escalating healthcare costs. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company. In particular, changes to the Medicare reimbursement program that have been proposed could materially adversely affect the Company's revenues derived from ancillary services.

     The healthcare industry is labor intensive. Wages and other labor related costs are especially sensitive to inflation. In addition, suppliers pass along rising costs to the Company in the form of higher prices. When faced with increases in operating costs, the Company has increased its charges for services. The Company's operations could be adversely affected if it is unable to recover future cost increases or experiences significant delays in increasing rates of reimbursement of its labor and other costs from Medicaid and Medicare revenue sources.

     The Company is from time to time subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of pending legal proceedings will not have a material effect on the Company's consolidated financial statements.

(8) Capital Stock and Stock Plans
     In May 1996, the Company increased the number of authorized shares of preferred and common stock for the purpose of effecting a three-for-two stock split in the form of a 50% stock dividend. In October 1996,

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(8) Capital Stock and Stock Plans  -- (Continued)

the Company completed a public offering of 3,000,000 shares of its common stock, resulting in net proceeds of $52,000. The proceeds from the offering were used to repay a portion of outstanding bank indebtedness under the Company's credit agreement which was incurred to finance certain of the Company's acquisitions.

     The Company's 1993 Stock Option Plan and Non-Employee Director Stock Option Plan (Plans) provided for the issuance of options to directors, officers, key employees and consultants of the Company. The aggregate number of shares authorized for issuance under the Plans was 5,390,000. Options were issued at market value on the date of the grant, vested ratably over maximum periods of five years, and expired ten years from the date of the grant.

     In connection with the Merger, the unexercisable portion of each outstanding stock option became immediately exercisable in full and was canceled in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares previously subject to such option and (ii) the excess, if any, of the tender offer price of $28.00 per share over the exercise price per share previously subject to such options.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", and applies APB Opinion No. 25 in accounting for its Plans and, accordingly, has not recognized compensation cost for stock option plans and stock purchase plans in its consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net income would have been changed to the pro forma amounts indicated below:

                                                                December 31,          September 30,
                                                              1995         1996           1997
                                                           ----------   ----------   --------------
Net income--as reported ................................    $18,425      $25,910         $27,878
Net income--pro forma ..................................     17,530       24,181          24,628
Net income per share--as reported -- fully diluted .....        .69          .90             .82
Net income per share--pro forma -- fully diluted .......        .66          .85             .73

     The fair value of the stock options granted in 1995, 1996 and 1997 is estimated at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                      December 31,     September 30,
                                     1995 and 1996         1997
                                    ---------------   --------------
Dividend yield ..................        0%                0%
Expected volatility .............     38.4%             36.8%
Risk-free interest rate .........      6.5%              5.5%
Expected life ...................      9.9 years         9.8 years

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(8) Capital Stock and Stock Plans  -- (Continued)

     Presented below is a summary of the stock option plans for the years ended December 31, 1995, 1996 and the nine month period ended September 30, 1997:

                                                 1995                          1996                          1997
                                               Weighted                      Weighted                      Weighted
                                                Average                       Average                       Average
                                               Exercise                      Exercise                      Exercise
                                      ---------------------------   ---------------------------   ---------------------------
                                          Shares         Price          Shares         Price          Shares         Price
                                      -------------   -----------   -------------   -----------   -------------   -----------
Options outstanding at beginning
 of year ..........................     1,772,778     $ 10.74         2,441,364     $ 11.46         3,167,237     $ 13.03
Granted ...........................       750,828      13.10            828,746      17.60            664,500      18.37
Exercised .........................       (27,969)      8.73            (24,789)     11.05            (22,562)     12.65
Forfeited/expired .................       (54,273)     12.15            (78,084)     13.10           (127,989)     13.64
                                        ---------     -------         ---------     -------         ---------     -------
Options outstanding at end of year      2,441,364     $ 11.46         3,167,237     $ 13.03         3,681,186     $ 13.97
                                        =========     =======         =========     =======         =========     =======
Weighted-average grant-date fair
 value of options granted .........                   $  8.23                       $ 11.06                       $ 10.77

     The following table summarizes information for stock options outstanding at September 30, 1997:

                                       Weighted      Weighted                     Weighted
                                         Avg.          Avg.                         Avg.
     Range of           Number       Contractual     Exercise        Number       Exercise
 Exercise Prices     Outstanding         Life          Price      Exercisable      Price
-----------------   -------------   -------------   ----------   -------------   ---------
$ 6.67-$10.83           257,251           6.0       $  7.77          228,000     $  7.81
$11.17-$14.67         2,020,372           6.8         11.96        1,290,429       11.87
$16.00-$22.25         1,403,563           9.0         18.00          162,424       17.16
                      ---------           ---       -------        ---------     -------
                      3,681,186           7.6       $ 13.97        1,680,853     $ 11.83
                      =========           ===       =======        =========     =======

     The Company's Employee Stock Purchase Plan (ESPP) was adopted by the Company's Board of Directors in 1995 and approved by shareholders in 1996. The ESPP permitted employees of the Company to purchase the Company's common stock at a price equal to the lesser of 85% of the fair market value of the common stock on the first or last day of each quarter. There were 1,200,000 shares authorized for issuance under the ESPP. In 1996, the Company adopted the Directors Retainer and Meeting Fee Plan (Directors Plan) under which a director who is not an employee of the Company may elect to receive payment of all or any portion of his or her annual cash retainer and meeting fees either in cash or shares of the Company's common stock. The number of shares payable is determined by the fair market value of a share on the date payment is due. The aggregate number of shares authorized for issuance under the Directors Plan was 75,000. In connection with the Merger, the ESPP and Directors Plan were terminated.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1996
               and the nine month period ended September 30, 1997
                 (In thousands, except share and per share data)

(9) Quarterly Results of Operations (Unaudited)

                                                              Year ended December 31, 1996(2)
                                                 ---------------------------------------------------------
                                                     First         Second         Third          Fourth
                                                  Quarter(1)      Quarter        Quarter       Quarter(1)
                                                 ------------  -------------  -------------  -------------
Net revenues ..................................   $ 120,057      $ 131,889      $ 134,944      $ 145,340
Income before extraordinary item ..............       6,197          6,780          7,418          8,342
Net income ....................................       4,716          6,780          7,418          6,996
Income per common share assuming full dilution:
Income before extraordinary item ..............         .23            .24            .26            .27
Net income ....................................   $     .18      $     .24      $     .26      $     .23

                                                   Nine month period ended September 30, 1997
                                                  --------------------------------------------
                                                      First          Second          Third
                                                   Quarter(1)       Quarter         Quarter
                                                  ------------   -------------   -------------
Net revenues ..................................    $ 168,792       $ 179,164       $ 185,996
Income before extraordinary item ..............        8,760          10,181           9,810
Net income ....................................        7,887          10,181           9,810
Income per common share assuming full dilution:
Income before extraordinary item ..............          .27             .30             .28
Net income ....................................    $     .24       $     .30       $     .28

------------
(1) The Company incurred extraordinary charges related to extinguishment of debt.
(2) Income per share has been adjusted for a 50% stock dividend in May 1996.

                         THE MULTICARE COMPANIES, INC.
                               AND SUBSIDIARIES


                          Consolidated Balance Sheets
                                  (Unaudited)
                       (In thousands, except share data)

                                                                                    September 30,     December 31,
                                                                                         1997             1997
                                                                                   ---------------   -------------
                                                                                     (Predecessor
                                                                                       Company)
                                       Assets
Current assets:
 Cash and cash equivalents .....................................................       $  2,118            1,564
 Accounts receivable, net ......................................................        119,522          129,472
 Prepaid expenses and other current assets .....................................         21,808           19,536
 Deferred taxes ................................................................          2,806           22,464
                                                                                       --------          -------
 Total current assets ..........................................................        146,254          173,036
                                                                                       --------          -------
 Property, plant and equipment, net ............................................        460,800          717,685
 Goodwill, net .................................................................        171,324          768,026
 Other assets ..................................................................         44,755           63,101
                                                                                       --------          -------
                                                                                       $823,133        1,721,848
                                                                                       ========        =========
                        Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable ..............................................................       $ 28,863           31,202
 Accrued liabilities ...........................................................         64,944           82,890
 Current portion of long-term debt .............................................            625           20,220
                                                                                       --------        ---------
 Total current liabilities .....................................................         94,432          134,312
                                                                                       --------        ---------
 Long-term debt ................................................................        423,421          751,187
 Deferred taxes ................................................................         42,106           85,756
 Other .........................................................................             --            4,235
Stockholders' equity:
 Preferred stock, par value $.01, at September 30, 1997, 7,000,000 shares autho-
   rized, none issued ..........................................................             --               --
 Common stock, par value $.01, 70,000,000 and 100 shares authorized at Sep-
   tember 30, 1997 and December 31, 1997, respectively; 31,731,963 and 100 issued and outstanding at September 30, 1997 and December 31, 1997,
   respectively ................................................................            317               --
 Additional paid-in-capital ....................................................        170,858          745,000
 Retained earnings .............................................................         91,999            1,358
                                                                                       --------        ---------
 Total stockholders' equity ....................................................        263,174          746,358
                                                                                       --------        ---------
                                                                                       $823,133        1,721,848
                                                                                       ========        =========

          See accompanying notes to consolidated financia statements.

                         THE MULTICARE COMPANIES, INC.
                               AND SUBSIDIARIES


                     Consolidated Statements of Operations
                                  (Unaudited)
                                (In thousands)

                                                                                Three months ended
                                                                                   December 31,
                                                                            --------------------------
                                                                                 1996          1997
                                                                            -------------   ----------
                                                                             (Predecessor
                                                                               Company)
Net revenues ............................................................      $145,340      185,778
Expenses:
 Operating expense ......................................................       109,403      141,343
 Corporate, general and administrative expense ..........................         6,781           --
 Management fee .........................................................            --       11,645
 Depreciation and amortization expense ..................................         6,296       11,784
 Lease expense ..........................................................         3,236        3,443
 Interest expense, net ..................................................         6,217       14,718
                                                                               --------      -------
 Total expenses .........................................................       131,933      182,933
 Earnings before income taxes and extraordinary item ....................        13,407        2,845
 Income taxes ...........................................................         5,065        1,487
                                                                               --------      -------
 Earnings before extraordinary item .....................................         8,342        1,358
 Extraordinary item - loss on extinguishment of debt, net of tax benefit          1,346           --
                                                                               --------      -------
 Net income .............................................................      $  6,996        1,358
                                                                               ========      =======

          See accompanying notes to consolidated financial statements.

                         THE MULTICARE COMPANIES, INC.
                               AND SUBSIDIARIES


                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                                (In thousands)

                                                                                       Three months ended
                                                                                          December 31,
                                                                                  ----------------------------
                                                                                       1996           1997
                                                                                  -------------   ------------
                                                                                   (Predecessor
                                                                                     Company)
Cash flows from operating activities:
 Net cash provided by operating activities ....................................    $   31,165         12,423
Cash flows from investing activities:
 Assets and operations acquired ...............................................       (70,127)            --
 Capital expenditures .........................................................       (14,925)       (11,391)
 Other assets .................................................................        (2,559)       (11,981)
                                                                                   ----------        -------
 Net cash used in investing activities ........................................       (87,611)       (23,372)
Cash flows from financing actiities:
 Proceeds from issuance of common stock .......................................        51,942             --
 Proceeds from exercise of stock options and stock purchase plan ..............           276             --
 Equity contribution ..........................................................            --        745,000
 Proceeds from sale of therapy business .......................................            --         24,000
 Purchase of shares in tender offer ...........................................            --       (921,326)
 Proceeds from long-term debt .................................................       344,781      1,608,675
 Payments of long-term debt ...................................................      (340,408)      (333,155)
 Debt and other financing obligation repayments in connection with merger .....            --       (988,012)
 Severance, option payouts and transaction fees in connection with merger .....            --       (103,205)
 Debt issuance costs in connection with merger ................................          (888)       (21,582)
                                                                                   ----------      ---------
 Net cash provided by financing activities ....................................        55,703         10,395
                                                                                   ----------      ---------
 Decrease in cash and cash equivalents ........................................          (743)          (554)
 Cash and cash equivalents at beginning of period .............................         1,893          2,118
                                                                                   ----------      ---------
 Cash and cash equivalents at end of period ...................................    $    1,150          1,564
                                                                                   ==========      =========

          See accompanying notes to consolidated financial statements.

                         THE MULTICARE COMPANIES, INC.
                               AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements
                               December 31, 1997
                                  (Unaudited)
                (In thousands, except share and per share data)


(1) Organization and Basis of Presentation

     The Multicare Companies, Inc. and Subsidiaries ("Multicare" or the "Company") own, operate and manage skilled nursing facilities which provide long-term care and specialty medical services in selected geographic regions within the eastern and midwestern United States. In addition, the Company operates assisted-living facilities, institutional pharmacies, medical supply companies, and other ancillary healthcare businesses.

     The financial information as of December 31, 1997 and for the three months ended December 31, 1996 and 1997, is unaudited and has been prepared in conformity with the accounting principles and practices as reflected in the Company's audited annual financial statements. The unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of December 31, 1997 and the operating results and cash flows for the three months ended December 31, 1996 and 1997. Results for interim periods are not necessarily indicative of those to be expected for the year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto incorporated in the Company's Annual Report on Form 10-K for the nine month transition period ended September 30, 1997.

     All purchase accounting entries have been pushed down from Genesis ElderCare Corp. and recorded on the consolidated financial statements of Multicare.


(2) Tender Offer and Merger and Recent Acquisitions

     On October 9, 1997 Genesis ElderCare Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of Genesis ElderCare Corp., a Delaware corporation formed by Genesis Health Ventures, Inc. ("Genesis"), The Cypress Group L.L.C (together with its affiliates, "Cypress"), TPG Partners II, L.P., (together with its affiliates, "TPG") and Nazem, Inc. (together with its affiliates "Nazem"), acquired 99.65% of the shares of common stock of Multicare, pursuant to a tender offer commenced on June 20, 1997 (the "Tender Offer"). On October 10, 1997, Genesis ElderCare Corp. completed the merger (the "Merger") of Acquisition Corp. with and into Multicare in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 16, 1997 by and among Genesis ElderCare Corp., Acquisition Corp., Genesis and Multicare. Upon consummation of the Merger, Multicare became a wholly-owned subsidiary of Genesis ElderCare Corp.

     In connection with the Merger, Multicare and Genesis entered into a management agreement (the "Management Agreement") pursuant to which Genesis manages Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement.

     Genesis will be paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,992 and (ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,900 in any given year. Under the Management Agreement, Genesis is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of Multicare are paid by Multicare. Genesis also entered into an asset purchase agreement (the "Therapy Sale Agreement") with Multicare and certain of its subsidiaries pursuant to which Genesis acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24,000 subject to adjustment (the "Therapy Sale") and a stock purchase agreement (the "Pharmacy Sale Agreement") with Multicare and certain subsidiaries pursuant to which Genesis will acquire all of the outstanding capital stock and limited partnership interest of certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50,000 subject to adjustment (the "Pharmacy Sale"). The Company expects to complete the Pharmacy Sale in the first calendar quarter of 1998.

     Genesis Eldercare Corp. (the "Multicare Parent") paid approximately $1,492,000 to (i) purchase the shares pursuant to the Tender Offer and the Merger, (ii) pay fees and expenses to be incurred in connection with the completion of the Tender Offer, Merger and the financing transactions in connection therewith, (iii) refinance certain indebtedness of Multicare and
(iv) make certain cash payments to employees. Of the funds required to finance the foregoing, approximately $745,000 were furnished to Acquisition Corp. as capital contributions by the Multicare Parent from the sale by Genesis ElderCare Corp. of its Common Stock ("Genesis ElderCare Corp. Common Stock") to Cypress, TPG, Nazem and Genesis. Cypress, TPG and Nazem purchased shares of Genesis ElderCare Corp. Common Stock for a purchase price of $210,000, $199,500 and $10,500, respectively, and Genesis purchased shares of Genesis ElderCare Corp. Common Stock for a purchase price of $325,000 in consideration for approximately 44% of the Common Stock of the Multicare Parent. The balance of the funds necessary to finance the foregoing came from (i) the proceeds of loans from a syndicate of lenders in the aggregate amount of $525,000 and (ii) $250,000 from the sale of 9% Senior Subordinated Notes due 2007 (the "9% Notes") sold by Acquisition Corp. on August 11, 1997.

     In connection with the Merger, Genesis, Cypress, TPG and Nazem entered into an agreement (the "Put/Call Agreement") pursuant to which, among other things, Genesis will have the option, on the terms and conditions set forth in the Put/Call Agreement to purchase (the "Call") Genesis ElderCare Corp. Common Stock held by Cypress, TPG and Nazem commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress, TPG and Nazem will have the option, on the terms and conditions set forth in the Put/Call Agreement, to require Genesis to purchase (the "Put") such Genesis ElderCare Corp. Common Stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     The prices determined for the Put and Call are based on a formula that calculates the equity value attributable to Cypress', TPG's and Nazem's Genesis ElderCare Corp. Common Stock, plus a portion of the Genesis pharmacy business (the "Calculated Equity Value"). The Calculated Equity Value will be determined based upon a multiple of Genesis ElderCare Corp.'s earnings before interest, taxes, depreciation, amortization and rental expenses, as adjusted ("EBITDAR") after deduction of certain liabilities, plus a portion of the EBITDAR related to the Genesis pharmacy business. The multiple to be applied to EBITDAR will depend on whether the Put or the Call is being exercised. Any payment to Cypress, TPG or Nazem under the Call or the Put may be in the form of cash or Genesis common stock at Genesis' option.

     Upon exercise of the Call, Cypress, TPG and Nazem will receive at a minimum their original investment plus a 25% compound annual return thereon regardless of the Calculated Equity Value. Any additional Calculated Equity Value attributable to Cypress', TPG's or Nazem's Genesis ElderCare Corp. Common Stock will be determined on the basis set forth in the Put/Call Agreement which provides generally for additional Calculated Equity Value of Genesis ElderCare Corp. to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp. Upon exercise of the Put by Cypress, TPG or Nazem, there will be no minimum return to Cypress, or TPG or Nazem; any payment to Cypress,

TPG or Nazem will be limited to Cypress', TPG's, or Nazem's share of the Calculated Equity Value based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on Cypress', TPG's and Nazem's capital contributions and the remaining Calculated Equity Value to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp.

     Cypress', TPG's and Nazem's rights to exercise the Put will be accelerated upon an event of bankruptcy of Genesis, a change of control of Genesis or an extraordinary dividend or distribution or the occurrence of the leverage recapitalization of Genesis. Upon an event of acceleration or the failure by Genesis to satisfy its obligations upon exercise of the Put, Cypress, TPG and Nazem will have the right to terminate the Stockholders' Agreement and Management Agreement and to control the sale or liquidation of Genesis ElderCare Corp. In the event of such sale, the proceeds from such sale will be distributed among the parties as contemplated by the formula for the Put option exercise price and Cypress, TPG and Nazem will retain a claim against Genesis for the difference, if any, between the proceeds of such sale and the put option exercise price.

     In December 1996, the Company completed the acquisition of The A.D.S Group (A.D.S). The Company paid approximately $10,000, repaid or assumed approximately $29,800 in debt, financed $51,000 through a lease facility, and issued 554,973 shares of its common stock for A.D.S. Total goodwill approximated $30,700.

     The following 1996 pro forma financial information has been prepared as if the A.D.S acquisition, the Merger and the Pharmacy Sale had been consummated on October 1, 1996. The following 1997 pro forma financial information has been prepared as if the Pharmacy Sale had been completed on October 1, 1997. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the transactions occurred at the beginning of the respective periods presented and is based upon preliminary allocations of the purchase prices to property, plant and equipment and goodwill that are subject to change.

                                               For the three months ended
                                                     December 31,
                                               -------------------------
                                                   1996          1997
                                               -----------   -----------
Net revenues ...............................    $147,305      $168,734
Earnings before extraordinary item .........      (7,387)          561
Net income .................................    $ (8,733)     $    268

(3) Commitments and Contingencies

     There are numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including without limitation discussions at the federal level concerning budget reductions and the implementation of prospective payment systems for the Medicare and Medicaid programs. The Company is unable to predict the impact of healthcare reform proposals on the Company; however, it is possible that such proposals could have a material adverse effect on the Company. Any changes in reimbursement levels under Medicaid and Medicare and any changes in applicable government regulations could significantly affect the profitability of the Company. Various cost containment measures adopted by governmental pay sources have begun to limit the scope and amount of reimbursable healthcare expenses. Additional measures, including measures that have already been proposed in states in which the Company operates, may be adopted in the future as federal and state governments attempt to control escalating healthcare costs. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company. In particular, changes to the Medicare reimbursement program that have been proposed could materially adversely affect the Company.

     The Company is from time to time subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of pending legal proceedings will not have a material effect on the Company's consolidated financial statements.

(4) Subsequent Events

     In February 1998 ElderTrust ("ETT"), a Maryland real estate investment trust sponsored by Genesis, made term loans to subsidiaries of the Company with respect to the lease-up of two assisted living facilities. The loans have a fixed annual rate of interest of 10.5% and mature three years from the date of the loans, subject to the right of the Company to extend the term for up to three one-year extension periods in the event the facility has not reached "stabilized occupancy" (as defined) as of the third anniversary of the loan (or at the end of any extension period, if applicable).

     In February 1998 ETT also made one construction loan to a subsidiary of the Company to fund construction of an assisted living facility being developed by the Company. The note bears interest at a fixed annual rate of 10.5%, and will mature on the third anniversary of the loan, subject to the right of the Company to extend the term for up to three one-year extension periods in the event the facility has not reached "stabilized occupancy" as of such third anniversary (or at the end of any extension period, if applicable).

     ETT is obligated to purchase and leaseback the three facilities that secure the term and construction loans being made to the Company upon the earlier of the facility reaching stabilized occupancy or the maturity of the loan secured by the facility provided, however, that the Company will not be obligated to sell any facility if the purchase price for the facility would be less than the applicable loan amount. The purchase agreements provide for a cash purchase price in an amount which will result in an annual yield of 10.5% to ETT. If acquired by ETT, these facilities would be leased to the Company under minimum rent leases. The initial term of any minimum rent lease will be ten years, and the Company will have the option to extend the term for up to two five-year extension periods upon 12 months notice to ETT. Minimum rent for the first lease year under any minimum rent lease will be established by multiplying the purchase price for the applicable facility times 10.5%, and the increase each year by an amount equal to the lesser of (i) 5% of the increase in the gross revenues for such facility (excluding any revenues derived from ancillary healthcare services provided by Genesis or its affiliates to residents of the applicable facility) during the immediately preceding year or (ii) one-half of the increase in the Consumer Price Index during the immediately preceding year. During the last four years of the term (as extended, if applicable), the Company is required to make minimum capital expenditures equal to $3 per residential unit in each assisted living facility covered by a minimum rent lease.

     The Company enters into interest rate swap agreements to manage interest costs and risks associated with changing interest rates. Subsequent to September 30, 1997 the Company entered into swap agreements with notional principal amounts totaling $100,000. These agreements effectively convert underlying variable-rate debt based on LIBOR into fixed-rate debt whereby the Company makes quarterly payments at a weighted average fixed rate of 5.65% and receives quarterly payments at a floating rate based on three month LIBOR (approximately 5.78% at February 10, 1998).

===============================================================================
       No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Exchange Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                 --------------------------------------------



                               TABLE OF CONTENTS





                                                           Page
                                                        ---------
Summary .............................................        3
Risk Factors ........................................       14
Use of Proceeds .....................................       21
Capitalization ......................................       22
Exchange Offer ......................................       23
Pro Forma Condensed Consolidated Financial
   Information ......................................       31
Selected Consolidated Financial Data ................       36
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .......................................       38
Business ............................................       46
Management ..........................................       54
Description of the Notes ............................       58
Certain United States Federal Tax
   Considerations....................................       83
Legal Matters .......................................       86
Experts .............................................       86
Available Information ...............................       86
Index to Consolidated Financial Statements ..........      F-1


===============================================================================

===============================================================================


                                  $250,000,000





                                 The Multicare
                                Companies, Inc.





                             Offer to Exchange its
                     9% Senior Subordinated Notes due 2007,
                      which have been registered under the
                  Securities Act of 1933, as amended, for any
                      and all of its outstanding 9% Senior
                          Subordinated Notes due 2007





                                 --------------
                                   PROSPECTUS
                                 --------------
                                  March 2, 1998


===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity at another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

     Section 145 of DGCL also provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL also provides that to the extent that a director, officer, employee or agent of a corporation is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     In accordance with Section 145 of the DGCL, the Registrant's By-laws provide that the Registrant will indemnify, to the maximum extent permitted by applicable law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving in any capacity at the request of the Registrant for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, exercise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements).

     The Registrant's By-laws also provide that expenses (including attorneys' fees and disbursements) incurred by an officer or director in defending an action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person seeking indemnification to repay such amount in the event that it shall be ultimately determined by final judicial decision from which there is no further right of appeal that such person is not entitled to be indemnified by the Registrant for such expenses.

     Section 102(B)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding certain illegal distributions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides that the personal liability of the Registrant's directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty by such director as a director is limited to the fullest extent permitted by Delaware law.

     The Registrant also maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by directors and officers of the Registrant in the performance of their duties.


Item 21.

  A. Financial Statement Schedules.


      Report of Independent Auditors
      Valuation and Qualifying Accounts

  B. Exhibits.

Exhibit No.      Description
--------------   -----------
   2.1*          Agreement and Plan of Merger dated June 16, 1997 by and among Genesis ElderCare Corp.,
                 Genesis ElderCare Acquisition Corp., Genesis Health Ventures, Inc. and The Multicare
                 Companies, Inc.

   4.1           Form of 9% Senior Subordinated Note due 2007

   4.2*          Indenture, dated August 11, 1997 by and among Genesis
                 ElderCare Acquisition Corp., PNC Bank, National Association, as trustee, and Banque Internationale a Luxembourg, S.A., as paying agent.

     5*          Opinion of Blank Rome Comisky & McCauley LLP. 23.1 Consent of KPMG
                 Peat Marwick LLP .

  23.2*          Consent of Blank Rome Comisky & McCauley LLP included in the opinion filed as Exhibit 5 hereto).

    24*          Power of Attorney (included on page II-5). 25* Statement of
                 Eligibility of Trustee on Form T-1.

------------
* Previously filed.


Item 22. Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally promptly means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on February 26, 1998.


                                   THE MULTICARE COMPANIES, INC.


                                   /s/ George V. Hager, Jr.
                                By: -------------------------
                                   George V. Hager, Jr.
                                   Senior Vice President, Chief Financial
                                   Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


            Signature                                       Title                               Date
            ---------                                       -----                               ----

               *                            Chairman, Chief Executive Officer and        February 26, 1998
    -----------------------                 Director
        Michael R. Walker

               *                            Director                                     February 26, 1998
    -----------------------
       Jonathan J. Coslet

               *                            Vice President, Assistant Secretary and      February 26, 1998
    -----------------------                 Director
        James G. Coulter

    /s/ George V. Hager, Jr.                Senior Vice President, Chief Financial       February 26, 1998
    -----------------------                 Officer and Director
     George V. Hager, Jr.

               *
    -----------------------                  Director                                     February 26, 1998
       Richard R. Howard

               *
    -----------------------                  Vice President, Controller and Assistant     February 26, 1998
        James V. McKeon                      Secretary

               *
    -----------------------                  Director                                     February 26, 1998
        Karl I. Peterson

               *
    -----------------------                  Vice President, Assistant Secretary and      February 26, 1998
       James L. Singleton                    Director

               *
    -----------------------                  Director                                     February 26, 1998
       William L. Spiegel

               *
    -----------------------                  Director                                     February 26, 1998
         James A. Stern

*By: /s/ George V. Hager, Jr.
 ----------------------------
       Attorney in Fact

                                SCHEDULE INDEX


Report of Independent Auditors ....................................... II-6

Valuation and Qualifying Accounts .................................... II-7

                          Independent Auditors' Report


The Board of Directors
The Multicare Companies, Inc.:

Under date of February 4, 1998, we reported on the consolidated balance sheets of The Multicare Companies, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows each of the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule in the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
February 4, 1998

                                                                    SCHEDULE II

                         THE MULTICARE COMPANIES, INC.
                                AND SUBSIDIARIES

                       Valuation and Qualifying Accounts


                     Years ended December 31, 1995, and 1996
               and the nine month period ended September 30, 1997

                                 (In thousands)


                                               Balance at      Charged to      Charged to                        Balance
                                              beginning of      costs and        other                           at end
                                                 period         expenses      accounts(1)     Deductions(2)     of period
              Classifications                --------------   ------------   -------------   ---------------   ----------
Nine month period ended September 30, 1997:
 Allowance for doubtful accounts .........       $11,531         3,521             125            4,108          11,069
                                                 =======         =====             ===            =====          ======
Year ended December 31, 1996:
 Allowance for doubtful accounts .........       $ 5,241         4,760           2,502              972          11,531
                                                 =======         =====           =====            =====          ======
Year ended December 31, 1995:
 Allowance for doubtful accounts .........       $ 2,726         3,483              --              968           5,241
                                                 =======         =====           =====            =====          ======



------------
(1) Represents amounts related to acquisitions.
(2) Represents amounts written-off as uncollectible.

                                 EXHIBIT INDEX


 Exhibit
   No.                                           Description                                          Page
--------                                         -----------                                          ----
 2.1*     Agreement and Plan of Merger dated June 16, 1997 by and among Genesis ElderCare Corp.,
          Genesis ElderCare Acquisition Corp., Genesis Health Ventures, Inc. and The Multicare
          Companies, Inc.

 4.1      Form of 9% Senior Subordinated Note due 2007

 4.2*     Indenture, dated August 11, 1997 by and among Genesis ElderCare  Acquisition Corp.,
          PNC Bank, National Association, as trustee, and Banque Internationale a Luxembourg, S.A., as paying agent.

   5*     Opinion of Blank Rome Comisky & McCauley LLP.

23.1      Consent of KPMG Peat Marwick LLP.

23.2* Consent of Blank Rome Comisky & McCauley LLP included in the opinion filed as Exhibit 5 hereto).

  24*     Power of Attorney (included on page II-5).

  25*     Statement of Eligibility of Trustee on Form T-1.


------------
* Previously Filed.